EXECUTION VERSION

CREDIT AGREEMENT
dated as of
December 31, 2025
among
EHEALTHINSURANCE SERVICES, INC.
as Borrower,
THE LENDERS PARTY HERETO,
as Lenders,
and
CCP AGENCY, LLC,
as Agent

TABLE OF CONTENTS

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SCHEDULES

Schedule A     Commitments and Pro Rata Shares
Schedule B    Post-Closing Deliveries

DISCLOSURE SCHEDULES

Schedule 1.01(A)    Eligible Insurance Carriers
Schedule 1.01(B)    Approved Accounting Firms
Schedule 3.01        Liabilities and Contingencies
Schedule 3.04        Litigation
Schedule 3.05 (A)    Material Loan Party Contracts
Schedule 3.05 (B)    Material Ultimate Parent Group Contracts
Schedule 3.13        ERISA
Schedule 3.17        Insurance
Schedule 3.21        Vendor Agreements
Schedule 3.22        Brokers
Schedule 3.24(b)    Employment Agreements
Schedule 6.01        Indebtedness
Schedule 6.02        Liens
Schedule 6.06        Investments
Schedule 6.13        Affiliate Transactions

EXHIBITS

Exhibit A        Form of Compliance Certificate
Exhibit B        Form of Assignment and Acceptance
Exhibit C        Form of Notice of Borrowing
Exhibit D        Form of Note
Exhibit E        Form of Borrowing Base Certificate
Exhibit F        [Intentionally Omitted]
Exhibit G        [Intentionally Omitted]
Exhibit H-1        Form of U.S. Tax Compliance Certificate
Exhibit H-2        Form of U.S. Tax Compliance Certificate
Exhibit H-3        Form of U.S. Tax Compliance Certificate
Exhibit H-4        Form of U.S. Tax Compliance Certificate

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CREDIT AGREEMENT
This CREDIT AGREEMENT (as it may from time to time be amended, modified, supplemented and/or restated, this “Agreement”) is made and entered into as of December 31, 2025, by and among the lenders from time to time party hereto (the “Lenders”), CCP AGENCY, LLC, a Delaware limited liability company (in its individual capacity, “Comvest”), as the Agent (as defined below) for all Lenders, EHEALTHINSURANCE SERVICES, INC., a Delaware corporation (the “Borrower”), and acknowledged and agreed to by AMPLIFY ENGAGEMENT SOLUTIONS INSURANCE AGENCY, LLC, a Delaware limited liability company (the “Parent”).
W I T N E S S E T H:
WHEREAS, in order to provide funds for the purposes specified in Section 2.03 of this Agreement, the Borrower has requested that the Lenders extend to the Borrower certain Loans (as defined below) pursuant to the terms and conditions set forth in this Agreement; and
WHEREAS, the Lenders are willing to make such Loans, in each case on a several basis, to the Borrower, in each case pursuant to the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:
I.DEFINITIONS
Section 1.01Defined Terms. In addition to the other terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:
“Account Debtor” shall mean any Person who is obligated on an Account.
“Accounts” shall mean “accounts” (as defined in the UCC).
“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or any significant portion of the assets of a Person, or of all or substantially all of any line of business or division of a Person, (b) the acquisition of more than 50% of the stock, partnership interests, membership interests or other equity interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary) that results in such Person becoming a Subsidiary.
“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Adjusted EBITDA” shall mean, with respect to any Test Period, the Net Income of the Loan Parties and their Subsidiaries on a consolidated basis for such Test Period:
(1)increased by the following (to the extent deducted in or otherwise reducing the calculation of such Net Income), without duplication:
(a)Interest Expense; plus
(b)Taxes based on income, whether paid, payable or accrued; plus
(c)depreciation expense; plus

(d)amortization expense; plus
(e)(x) impairment, restructuring and other charges (other than writedowns of inventory or receivables) and (y) third party advisor fees in connection with financing or other strategic transactions, in each case, deducted in the calculation of such Net Income, in an aggregate amount not to exceed seven and a half percent (7.5%) of Adjusted EBITDA for such Test Period (calculated prior to giving effect to any adjustments pursuant to this clause (1)(e)); provided that third party advisor fees in connection with the Transactions or the first amendment to the Echelon Preferred Equity Agreement shall not be subject to (or otherwise included in the calculation of) such cap; plus
(f)stock-based compensation; plus
(g)any non-cash losses included in the “other income, net” line item of the financial statements delivered pursuant to Section 3.01 or 5.04, as applicable (other than (x) writedowns of inventory or receivables, (y) any “tail revenues” in respect of receivables or (z) any other non-cash items mentioned in clause (1)(e) above); plus
(h)all other addbacks approved in writing by the Agent in its sole discretion; and
(2)decreased by the following (to the extent included in or otherwise increasing the calculation of such Net Income), without duplication:
(a)Other Income, Net; plus
(b)any exchange, translation or performance gains relating to any unrealized hedging transactions or foreign currency fluctuations; plus
(c)any tax refunds or credits with respect to taxes described in clause (1)(b)) above; plus
(d)any other non-cash gains and other non-cash items, in each case, other than any “tail revenues” in respect of receivables;
Notwithstanding the foregoing, Adjusted EBITDA shall be deemed to equal $85,659,810 for the Test Period ended September 30, 2025 (consisting of (i) Adjusted EBITDA before impairment, restructuring and other charges of (a) $(34,462,489) for the Fiscal Quarter ended September 30, 2025, (b) $(15,696,783) for the Fiscal Quarter ended June 30, 2025, (c) $12,520,303 for the Fiscal Quarter ended March 31, 2025 and (d) $121,223,122 for the Fiscal Quarter ended December 31, 2024, plus (ii) impairment, restructuring and other charges of (a) $454,429 for the Fiscal Quarter ended September 30, 2025, (b) $1,555,094 for the Fiscal Quarter ended June 30, 2025, (c) $0 for the Fiscal Quarter ended March 31, 2025 and (d) $66,134 for the Fiscal Quarter ended December 31, 2024).
“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Affiliate” shall mean, with respect to any Person, any other Person in Control of, Controlled by, or under common Control with the first Person; provided, that none of the Agent, any Lender nor any of their respective Affiliates shall be deemed an “Affiliate” of any Loan Party for any purposes of this Agreement solely as a result of receiving any stock or other equity interests in any Loan Party or any Affiliate thereof in connection with exercising any rights and remedies under the Loan Documents.

“Agent” shall mean Comvest in its capacity as administrative agent and collateral agent for all of the Lenders hereunder and under the other applicable Loan Documents, and any permitted successor thereto in such capacity.
“Agent Advances” shall have the meaning set forth in Section 10.11.
“Agent Payments Letter” shall mean that certain agent payments letter, dated as of the Closing Date, between the Borrower and the Agent regarding certain payments owing from Borrower to Agent.
“Aggregate Lifetime Value” shall mean commissions and marketing payments (including administrative fees) to be collected over the estimated life of Approved Members’ plans (x) after applying constraints in accordance with the Borrower’s revenue recognition policy then in effect for the Medicare Advantage, Medicare Supplement and Medicare Part D products and (y) as calculated in accordance with the methodology utilized by the Borrower and agreed to by the Agent prior to the Closing Date.
“Aggregate Revolving Loan Commitment” shall mean $125,000,000, as the same may be reduced from time to time in accordance with this Agreement, including pursuant to Sections 2.01(b)(ii) and 7.02.
“Agreement” shall have the meaning set forth in the Preamble.
“All-In Interest Rate” shall have the meaning set forth in Section 2.02(a)(i).
“Anti-Terrorism Laws” shall mean the meaning set forth in Section 3.19(a).
“Applicable Advance Rate” shall mean, as of any date of determination, (i) for the period from the Closing Date to and including the twelve (12) month anniversary of the Closing Date, twenty-five percent (25.0%), (ii) for the period from and including the date that is one day after the twelve (12) month anniversary of the Closing Date to and including the twenty-four (24) month anniversary of the Closing Date, twenty-two and one-half percent (22.5%), and (iii) at all times after the twenty-four (24) month anniversary of the Closing Date, twenty percent (20.0%).
“Applicable Law” shall mean all applicable or otherwise binding provisions of all (a) constitutions, statutes, treaties, ordinances, rules, decrees, directives, regulations, regulatory guidance and orders of all governmental and/or quasi-governmental bodies, (b) Government Approvals, and (c) orders, judgments and decrees of all courts, arbitrators, or similar judicial or quasi-judicial bodies.
“Applicable Margin” shall mean (i) with respect to SOFR Loans, six and one-half percent (6.50%) per annum, and (ii) with respect to Base Rate Loans, five and one-half percent (5.50%) per annum.
“Applicable Payments Rate” shall mean, as of any date of determination with respect to an insurance policy underlying each Eligible Receivable, the applicable commission rate (based on percentage or dollar amount), marketing payment amount (based on dollar amount) or administrative fees amount (based on dollar amount) set forth in the applicable Eligible Insurance Carrier Agreement (including any schedule thereto) payable to the Borrower, as determined on the date such insurance policy is originated or sold.
“Approved Accounting Firm” shall mean the accounting firms listed on Schedule 1.01(B) of the Disclosure Schedules.

“Approved Members” shall mean the number of individuals on submitted applications, or submissions, which were approved by the relevant insurance carrier for Medicare Advantage, Medicare Supplement and Medicare Part D for the applicable period.
“Assignee Lender” shall have the meaning set forth in Section 8.02.
“Assignment and Acceptance” shall mean an agreement substantially in the form of Exhibit B attached hereto, or such other form as may be acceptable to the Agent.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14.3(d).
“Base Rate” shall mean, for any day, the greatest of (i) the per annum rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may select), (ii) the sum of the Federal Funds Rate plus one-half percent (0.50%) per annum, (iii) the sum of (a) Adjusted Term SOFR; provided, that for the purposes of this clause, such Adjusted Term SOFR for each day in any month shall be the applicable rate as of the first Business Day of such month and shall be based on a one (1) month Interest Period, and (b) two percent (2.00%) per annum, and (iv) three percent (3.00%) per annum. Any change in the Base Rate due to a change in such Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in such Prime Rate, the Federal Funds Rate or the Adjusted Term SOFR, respectively.
“Base Rate Loan” shall mean a Loan that bears interest at a rate based on Base Rate.
“Base Rate Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.
“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14.3(a).
“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Agent, with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned and shall be deemed provided unless expressly withheld by the Borrower within five (5) Business Days of written request therefor), giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent, with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned and shall be deemed provided unless expressly withheld by the Borrower within five (5) Business Days of written request therefor), giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
    For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.3 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.3.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Blocked Access Account” shall mean a deposit account maintained at a depository institution selected by the Borrower and acceptable to the Agent in its Permitted Discretion in the name of the Borrower which is designated by the Borrower (which may be via email) as the “Blocked Access Account” and is subject to the sole control of the Agent pursuant to a Control Agreement in favor of the Agent.
“Bona Fide Debt Fund” shall mean any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds or other debt securities and/or similar extensions of credit in the ordinary course of business and with respect to which a Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.
“Borrower” shall have the meaning set forth in the Preamble.
“Borrowing Base” shall mean, as of any date of determination, the sum of:

(a)the amount of deposit in the Blocked Access Account not to exceed $50,000,000; plus
(b)(i) the Applicable Advance Rate multiplied by (ii) (1) the aggregate NPV of Net Future Commission Streams for all Eligible Receivables minus (2) the NPV of Net Future Commission Streams in excess of the Concentration Limits; minus
(c)Reserves as of such date of determination.
The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agent, with such adjustments as the Agent (acting in its Permitted Discretion) shall agree to correct any error or omission set forth therein.
“Borrowing Base Certificate” shall mean a certificate delivered pursuant to Section 4.01(n) or Section 5.04(g) and substantially in the form of Exhibit E attached hereto.
“Borrowing Base Deficiency” shall mean, as of any date of determination, the amount by which the unpaid outstanding principal balance of the Loans exceeds the Borrowing Base then in effect.
“Borrowing Base Deficiency Cash Cure” shall have the meaning set forth in Section 2.01(c)(ii)(A).
“Borrowing/Repayment Limitation” shall mean (i) with respect to any borrowing or voluntary repayment of Revolving Loans, no more than two (2) such borrowings or voluntary repayments, in the aggregate, in any twelve (12) month rolling period (but excluding the borrowing to be made on the Closing Date), (ii) with respect to any borrowing of Revolving Loans, such borrowing to be in a principal amount greater than or equal to $25,000,000 or, if less, the remaining undrawn portion of the Aggregate Revolving Loan Commitment (or such lesser amount as the Agent may agree in its sole discretion), and (iii) with respect to any voluntary repayment of Revolving Loans, such repayment to be in a principal amount greater than or equal to $25,000,000 or, if less, the outstanding amount drawn under the Aggregate Revolving Loan Commitment (or such lesser amount as the Agent may agree in its sole discretion).
“Business Day” shall mean (a) a day other than (i) a Saturday, (ii) a Sunday, or (iii) a day on which banking institutions in the State of New York are authorized or required by Applicable Law or executive order to close.
“Capitalized Lease” shall mean any lease which is (or is required to be) capitalized on the balance sheet of the lessee thereunder in accordance with GAAP (subject in all respects to Section 1.02(b)).
“Capitalized Lease Obligation” shall mean with respect to any Person, the amount of the liability which reflects the amount of all future payments under all Capitalized Leases of such Person as at any date, determined in accordance with GAAP.
“Cash Equivalents” shall mean:
(a)Dollars;
(b)marketable securities issued, or directly and fully guaranteed or insured, by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition;

(c)time deposits, demand deposits, certificates of deposit, overnight bank deposits, bankers’ acceptances or prime commercial paper issued by any commercial bank having capital and surplus in excess of at least $250,000,000;
(d)repurchase obligations for underlying securities of the types described in clause (b) or (c) above or clause (f) or (h) below entered into with any financial institution having capital and surplus in excess of at least $250,000,000;
(e)commercial paper with a rating of at least “A-2”, “ P-2” or the equivalent thereof by Standard & Poor’s Financial Services LLC, Moody’s Investors Service, Inc. or another nationally recognized ratings agency and in each case maturing within twelve (12) months after the date of acquisition;
(f)marketable direct obligations issued by any state of the United States or any agency or instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof and, at the time of acquisition, having an Investment Grade Rating;
(g)tax-exempt commercial paper of United States municipal, state or local governments rated at least “A-2”, “ P-2” or the equivalent thereof by Standard & Poor’s Financial Services LLC, Moody’s Investors Service, Inc. or another nationally recognized ratings agency and in each case maturing within twelve (12) months after the date of acquisition;
(h)marketable short-term (of twelve (12) months or less) money market funds having a rating of at least “A-2”, “ P-2” or the equivalent thereof by S&P, Moody’s or another nationally recognized ratings agency;
(i)Investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by Standard & Poor’s Financial Services LLC or Aaa3 (or the equivalent thereof) or better by Moody’s Investors Service, Inc. (or an equivalent rating from another nationally recognized statistical rating agency); and
(j)any mutual fund or other pooled investment vehicle which invests principally in the types of obligations described in clauses (a) through (i) above.
“Cash Management Services” shall mean any automated clearing house transactions and/or cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, corporate credit cards, employee credit cards, netting services, cash pooling arrangements, non-card e-payable services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities, credit card processing services and merchant services.
“Cash Offset Amount” shall mean, as of any date of determination, Unrestricted Cash in an amount equal to the lesser of (i) the actual amount of Unrestricted Cash as of such date and (ii) $15,000,000; provided that, (x) for the avoidance of doubt, for any date of determination occurring after the DACA Deadline, any Unrestricted Cash of the Loan Parties maintained in a deposit account, securities account or other bank account that is not subject to a Control Agreement shall not be included in the calculation of “Cash Offset Amount”.
“Centene” shall mean Centene Corporation, a Missouri corporation, and its Affiliates.

“Change of Control” shall mean if (a) any Person or Persons constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary for administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of equity interests of the Ultimate Parent representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Ultimate Parent, (b) the Ultimate Parent shall cease to directly (i) own and control, beneficially and of record, 100% of each class of the outstanding stock or other equity interests of Parent or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or comparable body) of the Parent or to direct the management policies and decisions of the Parent, (c) the Parent shall cease to directly (i) own and control, beneficially and of record, 100% of each class of the outstanding stock or other equity interests of the Borrower or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or comparable body) of the Borrower or to direct the management policies and decisions of the Borrower, (d) except pursuant to a transaction otherwise permitted by this Agreement, Borrower shall cease to, directly or indirectly, (i) own and control, beneficially and of record, 100% of each class of the outstanding stock or other equity interests of any of its Subsidiaries or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or comparable body) of any of its Subsidiaries or to direct the management policies and decisions of any of its Subsidiaries, or (e) a “change of control” under Subordinated Debt with an aggregate outstanding principal amount in excess of $5,000,000 shall occur.
Notwithstanding the foregoing, or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own equity interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the equity interests in connection with the transactions contemplated by such agreement so long as such Person does not have the right to direct the voting of such equity interests prior to the consummation of such acquisition and (ii) the right to acquire equity interests (so long as such Person does not have the right to direct the voting of the equity interests subject to such right) or any veto power in connection with the acquisition or disposition of equity interests will not cause a party to be a beneficial owner.
“Closing Date” shall mean December 31, 2025.
“Code” shall mean the Internal Revenue Code of 1986 as amended and as in effect from time to time.
“Collateral” shall mean all collateral pledged or granted by any or all of the Loan Parties as security for the payment and performance of all or any portion of the Obligations, whether pursuant to the Collateral Agreement or any other Security Document.
“Collateral Agreement” shall mean the Collateral Agreement, dated as of the Closing Date, by and among the Borrower, the other Loan Parties from time to time parties thereto and the Agent, for its benefit and the benefit of the other Secured Persons.
“Commercial Tort Claim” shall mean “commercial tort claim” (as defined in the UCC).
“Commitment Fee” shall have the meaning set forth in Section 2.02(c).
“Commitments” shall mean, with respect to any Lender, its Revolving Loan Commitment, and with respect to all Lenders, the Aggregate Revolving Loan Commitment.

“Competitor” shall mean an operating company that is a bona fide direct competitor of the Loan Parties, which operates in the same industry as the Loan Parties and offers substantially the same products and services as the Loan Parties; provided that in no event shall a Bona Fide Debt Fund constitute a Competitor.
“Compliance Certificate” shall mean a certificate delivered pursuant to Section 5.04(d) and substantially in the form of Exhibit A attached hereto.
“Comvest” shall have the meaning set forth in the Preamble.
“Concentration Limits” shall mean, as of any date of determination, the amount by which:
(a)the aggregate NPV of Net Future Commission Streams of Eligible Receivables issued by the same Eligible Insurance Carrier exceeds 35% of the aggregate NPV of Net Future Commission Streams of all Eligible Receivables;
(b)the aggregate NPV of Net Future Commission Streams of Eligible Receivables issued by the top three Eligible Insurance Carriers (as determined on the basis of the aggregate number of Eligible Policies issued by each Eligible Insurance Carrier) exceeds 75% of the aggregate NPV of Net Future Commission Streams of all Eligible Receivables;
(c)the aggregate NPV of Net Future Commission Streams of Eligible Receivables where the underlying policyholder(s) reside in the same State exceeds 20% of the aggregate NPV of Net Future Commission Streams of all Eligible Receivables;
(d)the aggregate NPV of Net Future Commissions Streams of Eligible Receivables that are not Medicare Advantage policies exceeds 20% of the aggregate NPV of Net Future Commission Streams of all Eligible Receivables;
(e)the aggregate NPV of Net Future Commission Streams of Eligible Receivables issued by any Eligible Insurance Carrier that was not an Insurance Carrier as of the Closing Date (but solely to the extent the Agent has not approved such Insurance Carrier) exceeds 2.5% of the aggregate NPV of Net Future Commission Streams of all Eligible Receivables; provided, that the Agent shall not unreasonably withhold, condition or delay its approval of any Person that becomes an Insurance Carrier after the Closing Date;
(f)the aggregate NPV of Net Future Commission Streams of Eligible Receivables issued by (x) Centene or (y) any other Eligible Insurance Carrier that is party to a Material Eligible Insurance Carrier Agreement (other than a Voluntarily Unrated Carrier) and, in each case of clause (x) and (y), either (I) does not maintain an AM Best financial strength rating or (II) maintains an AM Best financial strength rating of less than “A-”, exceeds 10% of the aggregate NPV of Net Future Commission Streams of all Eligible Receivables; and
(g)the aggregate NPV of Net Future Commission Streams of Eligible Receivables issued by any Voluntarily Unrated Carrier that is party to a Material Eligible Insurance Carrier Agreement exceeds 5% of the aggregate NPV of Net Future Commission Streams of all Eligible Receivables.
“Confidential Information” shall mean confidential information furnished by or on behalf of any Loan Party or any Subsidiary thereof to the Agent or any Lender concerning any member of the Group or their respective businesses, but does not include any such information once such information has become, or if such information is, generally available to the public (other than as a result of a breach of Section 9.14) or available to the Agent, the applicable Lender or other applicable Person from a source other than a member of the Group which is not, to the Agent’s, the applicable Lender’s or other applicable Person’s knowledge, bound by any confidentiality agreement in respect thereof.
“Conforming Changes” shall mean, with respect to either the use or administration of Adjusted Term SOFR or Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.13 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Contract” shall mean any indenture, contract, lease, license, permit or other agreement (other than this Agreement or any other Loan Document) to which any Person is a party or to which any property or any asset of any Person is subject to or bound by.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Control Agreement” shall mean, with respect to each deposit account, securities account or other bank account maintained by or in the name of any Loan Party, a springing account control agreement (or in the case of the Blocked Access Account, a blocked account control agreement), in form and substance reasonably satisfactory to the Agent, executed and delivered by such Loan Party, the depository bank or other applicable account intermediary, as applicable, and the Agent, whereby, among other things, the depository bank or other applicable account intermediary acknowledges the Agent’s Lien on such account and all funds or property therein, and “control” (within the meaning of the UCC) over such account is established in favor of the Agent, on behalf of itself and the other Secured Persons.
“Controlled Affiliate” shall mean, with respect to any Person, (a) any other Person in Control of, Controlled by, or under common Control with the first Person, and (b) any other Person who directly or indirectly owns more than fifty percent (50%) of the shares or stock or other equity interests on a fully diluted basis of the first Person (but in each case, excluding any operating portfolio companies).
“Customer Acquisition Costs” shall mean the sum of (a) Medicare Advantage, Medicare Supplement, and Medicare Part D customer care and enrollment costs and (b) Medicare Advantage, Medicare Supplement, and Medicare Part D variable marketing costs for the applicable period.
“DACA Deadline” shall mean the time period (as such time period may be extended in accordance therewith) set forth in Item 2 of Schedule B to this Agreement.
“Default” shall mean any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate Interest” shall have the meaning set forth in Section 2.02(a)(i).

“Defaulting Lender” shall mean any Lender designated as such by Agent that (a) for so long as such failure shall exist, has failed to make any Loan or payment that such Lender is required to make pursuant to the terms of this Agreement, or (b) (i) has admitted in writing that it is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment (unless, in the case of any Lender referred to in this clause (b), the Agent is reasonably satisfied that such Lender intends, and has the financial wherewithal and all approvals required to enable it, to continue to perform its obligations hereunder as a Lender).
“Disclosure Schedules” shall mean the disclosure schedules attached hereto.
“Disposition” shall have the meaning set forth in Section 6.04.
“Disqualified Equity Interest” shall mean any shares of stock or other equity interests of an issuer which, by its terms (or by the terms of any security or other stock or equity interest into which it is convertible or for which it is exchangeable), at the option of the holder thereof or upon the happening of any event or condition (i) matures or is mandatorily redeemable or is subject to a mandatory dividend or other distribution (other than solely for shares of stock or other equity interests of such issuer that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for shares of stock or other equity interests of such issuer that are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for dividends, distributions or payments in cash or other property (other than non-cash payment in kind payments in the form of stock or other equity interests of such issuer that are not otherwise Disqualified Equity Interests), or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other stock or other equity interest that would constitute Disqualified Equity Interests, in each case of clauses (i) through (iv), prior to the date that is ninety-one (91) days after the latest Maturity Date of the Loans as in effect on the date of the issuance of such stock or other equity interest, except, in the case of clauses (i) and (ii), if (x) as a result of a Change of Control, but only if all of the rights of the holders of such shares of stock or other equity interests (and all of the obligations of the Loan Parties) with respect thereto upon the occurrence of such Change of Control are subject to the prior Payment in Full of all of the Obligations or (y) as a result of an asset sale, so long as any redemption requirement triggered thereby does not become operative until compliance with the provisions of Section 2.01(c)(i). Notwithstanding anything to the contrary herein, if any stock or other equity interests are issued pursuant to a plan for the benefit of employees of the Group or by any such plan to such employees, such stock or other equity interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Institution” shall mean (a) the Bona Fide Debt Funds, Competitors and other Persons, in each case identified by name in writing to the Agent prior to the Closing Date as “Disqualified Institutions” (such writing, as supplemented from time to time pursuant to clause (b), the “DQ List”), (b) any other Person identified by name in writing (pursuant to a written notice delivered by the Borrower to the Agent after the Closing Date expressly indicating that it is a “Disqualified Institution Notice” for purposes of this Agreement) by the Borrower to the Agent from time to time after the Closing Date that is (and solely as long as it continues to be) a Competitor, (c) any Bona Fide Debt Fund that is clearly identifiable as a Controlled Affiliate (solely on the basis of name) of any Person identified in clause (a) above, and (d) any Competitor that is clearly identifiable as a Controlled Affiliate (solely on the basis of name) of any Competitor identified in clause (a) or (b) above; provided that (i) any update permitted pursuant to clause (b) above shall not become effective until two (2) Business Days after the date that such written update is delivered to the Agent, and in no event shall any such update apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments as permitted herein and (ii) the Agent shall have the right, and is hereby expressly authorized, to provide the list of Disqualified Institutions provided by or on behalf of the Borrower and any updates thereto permitted pursuant to clause (b) above to each Lender that is proposing to make an assignment or sell a participation under this Agreement upon such Lender’s request. The Agent shall have no responsibility or liability to determine or monitor whether any Lender or Participant or any potential Lender or potential Participant is a Disqualified Institution, and the Agent shall have no liability whatsoever to any Loan Party, Lender or Participant with respect to matters pertaining to the list of Disqualified Institutions. “Disqualified Institution” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Agent from time to time.
“Dollars” or “$” shall mean lawful money of the United States.
“Domestic Subsidiary” shall mean any Subsidiary which is incorporated or formed solely under the laws of the United States, any State in the United States, or the District of Columbia.
“Echelon Preferred Equity Agreement” shall mean that certain Investment Agreement, dated as of February 17, 2021, by and between Ultimate Parent and Echelon Health SPV, LP, together with any exhibits thereto, as in effect on the Closing Date or as amended, supplemented or otherwise modified as permitted by Section 6.12.
“Effective Advance Rate” shall mean, for any date of determination, an amount, expressed as a percentage, equal to the quotient of (a) (i) the average daily outstanding principal balance of the Loans for the three-month period ending on such date plus (ii) the amount calculated in clause (c) of the definition of “Borrowing Base” divided by (b) the amount calculated in clause (b)(ii) of the definition of “Borrowing Base” in each case, as set forth in the most recently delivered Borrowing Base Certificate.
“eHealth China” shall mean eHealth China (Xiamen) Technology Co., Ltd., an entity organized under the laws of the People’s Republic of China.
“eHealth China Agreement” shall mean that certain Research and Development Services Agreement, executed as of June 26, 2008 and effective as of January 1, 2004, by and between the Borrower and eHealth China, as in effect on the Closing Date and as further amended, supplemented or otherwise modified as permitted by Section 6.12.
“Eligible Insurance Carrier” shall mean, as of any date of determination, any Insurance Carrier which satisfies the following criteria:
(a)such Insurance Carrier (x) is party to an active or terminated Insurance Carrier Agreement with the Borrower that provides for contractually owed payments, (y) is not in material breach of such Insurance Carrier Agreement, including but not limited to material breach of such Insurance Carrier’s obligation to make payment of commissions when due and (z) is not in any material litigation or dispute with the Loan Parties in respect of such Insurance Carrier Agreement, including but not limited to such Insurance Carrier’s obligation to make payment of commissions thereunder;
(b)if the contract Receivables in respect of such Insurance Carrier (other than Centene) (i) comprise part of the top eighty percent (80%) of the aggregate contract Receivables of the Borrower or (ii) account for three percent (3%) or more of the aggregate contract Receivables of the Borrower, in each case, as of the end of the most recently ended Fiscal Quarter for which financial statements have been delivered to the Agent pursuant to Section 5.04(b), such Insurance Carrier maintains an AM Best financial strength rating of “B” or better, if rated; and

(c)the Borrower has received the insurance carrier statements of such Insurance Carrier within the three months prior to such date of determination;
provided, that Schedule 1.01(A) of the Disclosure Schedules sets forth a list of all Eligible Insurance Carriers included in the Borrowing Base on the Closing Date.
“Eligible Insurance Carrier Agreement” shall mean each Insurance Carrier Agreement between an Eligible Insurance Carrier and the Borrower.
“Eligible Policy” shall mean insurance policies in respect of Medicare Advantage, Medicare Supplement or Medicare Part D.
“Eligible Receivable” shall mean, as of any date of determination, any Receivable which satisfies the following criteria:
(a)such Receivable is due from an Eligible Insurance Carrier pursuant to an Eligible Insurance Carrier Agreement in connection with the Borrower acting as the broker or agent between the underlying policyholder(s) and such Eligible Insurance Carrier;
(b)the rights of the Borrower to receive commission payments in respect of such Receivable:
(x)     are enforceable against such Eligible Insurance Carrier,
(y)     are not subject to offset, other than (A) offset by such Eligible Insurance Carrier for either (I) any Unearned Future Commissions owed by the Borrower or (II) any offset or “clawback” for attrition of policyholders between time of approval and enrollment (any offset described in this clause (A), a “Specified Offset”) or (B) a general right of offset; provided that if the applicable Eligible Insurance Carrier actually exercises a right of offset (other than a Specified Offset) with respect to such Eligible Receivable, then for purposes of the Borrowing Base, the amount of Net Future Commission Streams for such Eligible Receivable shall be reduced (applied in direct monthly order) by the amount of such general offset actually taken, and
(z)    are not subject to contra accounts or Liens (other than Liens in respect of the Obligations and Permitted Liens);
(c)the Eligible Insurance Carrier owing on such Receivable (w) has provided the Borrower with notification evidencing the underlying insurance policy has been approved, (x) has provided the Borrower with a carrier statement evidencing the underlying insurance policy is in effect (provided, that this clause (x) shall only apply to the extent that more than 60 days has passed since such insurance policy became effective), (y) has not notified the Borrower that such insurance policy has terminated or is no longer in effect and (z) (I) has not notified the Borrower of its intent to stop or otherwise withhold payment of, and (II) is not in litigation or dispute with the Loan Parties in respect of its obligation to make payment of, in each case, commissions or any other material amounts in respect of such Receivable;
(d)the underlying insurance policy in respect of such Receivable was originated and sold (x) in a jurisdiction where, at the time of origination, the Borrower and its brokers or agents possess the material federal, state, local and other licenses and permits (which licenses and permits shall be valid and in effect) required to be maintained to originate and broker health insurance policies in such jurisdiction (including any renewal of such health insurance policy) and (y) in accordance in all material respects with (I) the Borrower’s policies and procedures relating to the origination, sale and underwriting of insurance policies, (II) the related Eligible Insurance Carrier Agreement and (III) all Applicable Law;
(e)the Borrower has not assigned or sold any of its rights in, and does not owe any compensation (other than employee compensation, 1099 compensation, referral compensation and revenue share) to any Person from, future commission payments in respect of such Receivable; and
(f)no portion of any commission payment or other amount owed or owing in respect of such Receivable is past due by more than 90 days.
“Environmental Laws” shall mean and include all applicable federal, state, local and other laws, rules, regulations, ordinances, permits, orders, and consent decrees agreed to by the Parent or any of its Subsidiaries, and all Environmental Notices, relating to health, safety, and environmental matters applicable to the business and property of the Parent or any of its Subsidiaries. Such laws and regulations include but are not limited to the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., as amended; the Toxic Substances Control Act (“TSCA”), 15 U.S.C. §2601 et seq., as amended; the Clean Water Act, 33 U.S.C. §1331 et seq., as amended, and applicable common law to the extent it establishes duties, liabilities or causes of action related to the release, presence, disposal of or other exposure to Hazardous Substances.
“Environmental Notice” shall mean any actual written summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letter, or other written communication from the United States Environmental Protection Agency or other federal, state, local or other agency or authority, or any other entity or individual, public or private, concerning any intentional or unintentional act or omission which involves management of Hazardous Substances in amounts in violation of any Environmental Law on or off any Real Properties; the imposition of any Lien on any Real Properties, including but not limited to Liens asserted by government entities in connection with any of any Loan Party’s response to the presence or Release of Hazardous Substances in amounts in violation of Environmental Laws; and any alleged violation of or responsibility under any Environmental Laws.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.
“ERISA Affiliate” shall mean, with respect to the Borrower, any other Person which is under control of, or common control with, the Borrower within the meaning of Section 414(b), 414(c), 414(m) or 414(o) of the Code; provided, however, that with respect to the Borrower, no Person which is an Affiliate of the Agent or any Lender shall be deemed an ERISA Affiliate for purposes of this Agreement.
“Erroneous Payment” shall have the meaning set forth in Section 10.15(a).
“Erroneous Payment Deficiency Assignment” shall have the meaning set forth in Section 10.15(d).
“Erroneous Payment Impacted Class” shall have the meaning set forth in Section 10.15(d).
“Erroneous Payment Return Deficiency” shall have the meaning set forth in Section 10.15(d).
“Erroneous Payment Subrogation Rights” shall have the meaning set forth in Section 10.15(e).

“Event of Default” shall have the meaning set forth in Section 7.01.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Tax” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes or similar Taxes, and branch profits Taxes or similar Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.07, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.07 and (d) any Taxes imposed under FATCA.
“Extraordinary Receipts” shall mean any cash or Cash Equivalents received by or paid to or for the account of any Loan Party not in the Ordinary Course of Business, including amounts received in respect of foreign, United States, state or local tax refunds, indemnification payments, representation and warranty insurance proceeds, business interruption insurance proceeds, judgments, proceeds of settlements or other considerations of any kind in connection with any cause of action and pension plan reversions (other than the pending Commercial Tort Claim identified to the Agent in the Perfection Certificate delivered on the Closing Date to the extent settled for less than $2,500,000 (with any amounts in excess constituting an Extraordinary Receipt)). Notwithstanding anything herein to the contrary, in no event shall “Extraordinary Receipts” include (i) proceeds from commission receivables, (ii) casualty insurance proceeds, (iii) purchase price adjustments or similar, (iv) proceeds from investments in marketable securities and (v) indemnity payments or insurance proceeds that are promptly payable to a Person that is not the Borrower or its Subsidiaries.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially compatible and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into by the United States pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” shall have the meaning set forth in Section 3.19(b).
“Federal Funds Rate” shall mean, for any day, the greater of (a) a rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the rate published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by Agent, quoted for overnight Federal Funds transactions last arranged prior to such day by three (3) federal funds brokers of recognized standing selected by Agent in good faith, and (b) 0%.
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Financial Statements” shall have the meaning set forth in Section 3.01(a).

“Fiscal Quarter” shall mean a fiscal quarter of the Borrower, ending on March 31, June 30, September 30 or December 31 of each calendar year.
“Fiscal Year” shall mean a fiscal year of the Borrower which ends on December 31 of each year.
“Floor” shall mean a rate of interest equal to two percent (2.00%) per annum.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“Foreign Subsidiary” shall mean any Subsidiary which is not a Domestic Subsidiary.
“GAAP” shall mean generally accepted accounting principles in effect in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination; provided that GAAP shall be deemed to include the Borrower’s adoption of ASC 606.
“Government Approval” shall mean an authorization, consent, non-action, approval, license, grant, or exemption of, registration or filing with, or report to, any governmental or quasi-governmental department, agency, body or other unit.
“Governmental Authority” shall mean the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group” shall mean, collectively, the Ultimate Parent and its Subsidiaries (including the Loan Parties and their Subsidiaries).
“Guaranty”, “Guaranteed” or to “Guarantee”, shall mean, as to any Person, (a) a guaranty, directly or indirectly, in any manner, including by way of endorsement, of any Indebtedness or other monetary obligation of another Person (the “primary obligor”), and (b) an agreement, contingent or otherwise, assuring, or intended to assure, the payment of any part or all of any Indebtedness or other monetary obligation of a primary obligor by any means (including the purchase of securities or obligations, the purchase or sale of property or services, or the supplying of funds for the purpose of so assuring); provided that the term “Guarantee”, “Guaranty” or “Guaranteed” shall not include (x) endorsements for collection or deposit in the Ordinary Course of Business or (y) customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect hereof as determined by the guaranteeing Person in good faith.
“Hazardous Substances” shall mean any and all hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.
“Increased Amount Date” shall have the meaning set forth in Section 2.15(a).

“Incremental Loan Commitment” shall have the meaning set forth in Section 2.15(a).
“Incremental Loans” shall mean the loans made to the Borrower pursuant to Section 2.15(a).
“Indebtedness” shall mean (without duplication), with respect to any Person:
(a) any and all obligations or liabilities, contingent or otherwise, of such Person for borrowed money;
(b) any and all obligations of such Person represented by promissory notes, bonds, debentures or other similar instruments;
(c) any and all indebtedness of such Person secured by any mortgage, pledge, lien or security interest on property owned or acquired by such Person (including under conditional sale or other title retention agreements), whether or not such liability shall have been assumed; provided that if such liability is not assumed and is not otherwise recourse to such Person, the amount of such liability shall be deemed to be the lesser of (i) the amount of such liability and (ii) the fair market value of the property securing such liability;
(d) any and all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person;
(e) any and all obligations of such Person issued or assumed as the deferred and unpaid purchase price of property or services (excluding (i) any earn-outs, hold-backs, purchase price adjustments or other similar obligations unless constituting debt under GAAP, (ii) trade payables and accrued expenses incurred in the Ordinary Course of Business which are not more than one hundred twenty (120) days past their respective invoice or payment date and (iii) accruals for payroll and other liabilities accrued in the Ordinary Course of Business;
(f) any and all Capitalized Lease Obligations of such Person;
(g) any and all obligations (contingent or otherwise) of such Person as an account party or applicant in respect of letters of credit and/or bankers’ acceptances;
(h) net obligations in respect of hedging obligations;
(i) any and all Disqualified Equity Interests;
(j) any and all principal outstanding under any synthetic lease, off-balance sheet loan or similar financing product with respect to such Person; and
(k) any and all Guarantees of such Person in respect of any of the foregoing obligations of others.
For purposes of this definition, (i) the amount of any Indebtedness represented solely by a Guarantee or other similar instrument shall be the lesser of the amount of the obligations Guaranteed and still outstanding and the maximum amount for which the Guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is contractually limited or is recourse solely to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such identified assets to which recourse is limited. The amount of any net obligation under any hedging obligation on any date shall be deemed to be the termination value thereof as of such date.

Notwithstanding the above provisions, in no event shall “Indebtedness” include (i) intercompany liabilities that would be eliminated on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries, (ii) prepaid or deferred revenue arising in the Ordinary Course of Business, or any prepayments of deposits received from clients or customers in the Ordinary Course of Business or consistent with past practices, in each case, unless such revenue or prepayment are then subject to forfeiture or repayment to the applicable Persons, (iii) any lease, concession or license of property (or guarantee thereof) that would be considered an operating lease under GAAP (after giving effect to Section 1.02(b)), (iv) any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes, or (v) stock or other equity interests (other than Disqualified Equity Interests).
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document (irrespective of whether such payments are made in cash or net settled against other obligations hereunder or under any other Loan Document) and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Independent Actuarial Report” shall mean (i) the actuarial report of commission payments (on a month by month basis) delivered by FTI Consulting, Inc. to the Agent on or prior the Closing Date (the “Initial Independent Actuarial Report”) and (ii) each actuarial report prepared by an Independent Actuary after the Closing Date which report is in substantially the same form and detail as the Initial Independent Actuarial Report.
“Independent Actuary” shall mean (i) FTI Consulting, Inc., (ii) each of Milliman, Inc. and Telos Actuarial, LLC or (iii) any other independent actuary mutually acceptable to the Agent and the Borrower in their reasonable discretion.
“Initial Independent Actuarial Report” shall have the meaning set forth in the definition of “Independent Actuarial Report”.
“Inspection” shall have the meaning set forth in Section 5.05(a).
“Insurance Carrier” shall mean any insurance carrier who provides insurance products in the ordinary course of business.
“Insurance Carrier Agreement” shall mean any insurance carrier agreement between the Borrower and the applicable Insurance Carrier pursuant to which the Borrower agrees to sell certain insurance products to existing and potential policyholders of such Insurance Carrier and such Insurance Carrier agrees to pay to the Borrower commission income as consideration for such sales.
“Intellectual Property” shall have the meaning set forth in the Collateral Agreement.
“Intercompany Subordination Agreement” shall mean that certain Intercompany Subordination Agreement, dated as of the Closing Date, among the Agent, as the senior creditor, the Borrower, and each other member of the Group from time to time party thereto, as subordinated creditors.
“Interest Expense” shall mean, for the applicable period, for the Loan Parties and their Subsidiaries on a consolidated basis, total interest expense (including interest attributable to Capitalized Leases and amortized deferred debt expenses, in each case in accordance with GAAP) with respect to outstanding Indebtedness.

“Interest Income” shall mean, for the applicable period, for the Loan Parties and their Subsidiaries on a consolidated basis, total interest income with respect to Cash Equivalents.
“Interest Period” shall mean in connection with a SOFR Loan, an interest period of one (1) month, (a) initially, commencing on (x) the Closing Date, with respect to any Loans made on the Closing Date, or (y) the initial borrowing date for such Loan, with respect to any Loans made after the Closing Date; and (b) thereafter with respect to any such SOFR Loan, commencing on the day on which the immediately preceding Interest Period ends; provided, (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; (iii) no Interest Period shall extend beyond the Maturity Date; (iv) the first Interest Period for any SOFR Borrowing hereunder may (to the extent elected by the Borrower in the applicable Notice of Borrowing) be an irregular Interest Period ending on the last day of the first full calendar month after such borrowing; and (v) the first Interest Period for SOFR Loans after the Benchmark Transition Start Date may be an irregular Interest Period ending on the last day of the first full calendar month after any borrowing to occur after the Benchmark Transition Start Date.
“Investment”, as applied to any Loan Party or any Subsidiary of a Loan Party, shall mean: (a) any purchase or acquisition by such Person in any shares of stock or other equity interests, evidence of Indebtedness or other security issued by any other Person, (b) any loan to, advance or extension of credit to (including any Guarantee of the Indebtedness or other monetary obligation of), or contribution to the capital of, any other Person by such Person, other than customary credit terms extended to customers in the Ordinary Course of Business, (c) any Acquisition by such Person and (d) any binding commitment to make or do any of the foregoing.
“Investment Grade Rating” shall mean a rating equal to or higher than Aaa3 (or the equivalent) by Moody’s Investors Service, Inc. or AAA- (or the equivalent) by Standard & Poor’s Financial Services LLC, or an equivalent rating by any other nationally recognized statistical rating organization selected by the Borrower.
“Lenders” shall have the meaning set forth in the Preamble.
“Liabilities and Contingencies” shall have the meaning set forth in Section 3.01(c).
“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“Lifetime Value to Acquisition Cost Ratio” shall mean, as of any date of determination, for the twelve (12) month period then ending, the ratio of (a) Aggregate Lifetime Value to (b) Customer Acquisition Costs during such period.
“Loan Documents” shall mean the collective reference to this Agreement, the Notes, the Security Documents, the Loan Party Guaranty, the Agent Payments Letter, the Intercompany Subordination Agreement, each Compliance Certificate, each Borrowing Base Certificate and any and all other agreements, instruments and other documents executed and delivered by a Loan Party in connection with the foregoing that is expressly designated therein as a Loan Document, in each case, as same may be amended, restated, supplemented and/or otherwise modified from time to time.
“Loan Party” shall mean the Parent, the Borrower or any Subsidiary Guarantor, and “Loan Parties” shall mean, collectively, the Parent, the Borrower and their Subsidiaries that are Subsidiary Guarantors.
“Loan Party Funds” shall have the meaning set forth in Section 10.15(e).
“Loan Party Guaranty” shall mean the Continuing Guaranty, dated as of the Closing Date, by and among the Parent and each Subsidiary Guarantor, in favor of the Agent, for its benefit and the benefit of the other Secured Persons.
“Loans” shall mean, individually and collectively, the Revolving Loans.
“Make Whole Amount” shall mean with respect to any Voluntary Act Commitment Reduction, an amount equal to the present value of the sum of (x) with respect to any Loans being prepaid, the amount of the regularly scheduled interest payments with respect to such Loans (calculated with reference to the last used (as of the time of such Voluntary Act Commitment Reduction) non-default Adjusted Term SOFR (or non-default Base Rate, if Base Rate was then used more recently than Adjusted Term SOFR) plus the last used Applicable Margin, and with the assumption that such Adjusted Term SOFR (or Base Rate, as applicable) plus such Applicable Margin would have continued to apply through the No Call Period End Date) plus (y) with respect to any outstanding unfunded Commitments being terminated, the amount of any Commitment Fee on any such unfunded Commitment being terminated (with the assumption that such Commitment Fee, if applicable at such time, would have continued to be charged through the No Call Period End Date), in each case, that would have been required through the No Call Period End Date had such Voluntary Act Commitment Reduction not been made, discounted to the date such Voluntary Act Commitment Reduction was made at a rate equal to the U.S. Treasury rate then published in the Key Interest Rates section of the Market Data Center of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as the Agent and the Borrower may agree) (indexed off of the one-year U.S. treasury note).
“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, properties, assets or financial condition, of the Ultimate Parent and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their respective obligations under the Loan Documents, (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party (other than as a result of a transaction permitted by the Loan Documents), or (d) the rights and remedies of the Agent and the Lenders under the Loan Documents (taken as a whole).
“Material Eligible Insurance Carrier Agreement” shall mean, as of any date of determination, each Eligible Insurance Carrier Agreement that (a) comprises part of the top eighty percent (80%) of the aggregate contract Receivables of the Borrower and its Subsidiaries for the most recently ended Test Period or (b) accounts for three percent (3%) or more of the aggregate contract Receivables of the Borrower and its Subsidiaries for the most recently ended Test Period.
“Material Intellectual Property” shall mean any Intellectual Property that is material to the business of the Group, taken as a whole (as mutually determined by the Borrower and the Agent in good faith). For the avoidance of doubt, “Material Intellectual Property” shall not include the assets subject to the Specified Disposition.

“Material Loan Party Contracts” shall mean, collectively: (a) each Contract (other than an Insurance Carrier Agreement) to which the Parent or any of its Subsidiaries (including any Loan Party) is a party or is bound (i) the termination or breach of which could reasonably be expected to have a Material Adverse Effect or (ii) which requires payments by or to the Loan Parties in excess of $3,000,000 during the most recently-ended Test Period and (b) each Material Eligible Insurance Carrier Agreement.
“Material Ultimate Parent Group Contracts” shall mean, collectively, each Contract to which any Ultimate Parent Group Member is a party or is bound (i) the termination or breach of which could reasonably be expected to have a Material Adverse Effect or (ii) which requires payments by or to the Ultimate Parent Group Members in excess of $3,000,000 during the most recently-ended Test Period.
“Material Real Property” shall mean any fee-owned Real Property with a fair market value in excess of $1,000,000 that is owned by any Loan Party, but excluding any portion of Real Property that contains improvements located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area”.
“Materials” shall have the meaning set forth in Section 5.05(b).
“Maturity Date” shall mean December 29, 2028; provided, that if such date shall fall on a day other than a Business Day, such date shall be the immediately preceding Business Day.
“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by a Person owning an interest in Real Property granting a Lien on such interest in real estate as security for the payment of Obligations which shall be in a form and substance reasonably acceptable to Agent.
“Net Cash Proceeds” shall mean:
(a)with respect to any sale, transfer or other disposition of assets by any Loan Party, the amount of proceeds received (directly or indirectly) in cash or Cash Equivalents from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of any Loan Party in connection therewith after deducting therefrom only (i) the amount of any Indebtedness (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents, and (B) Indebtedness assumed by the purchaser or transferee of such asset) secured by any Permitted Lien, that is senior to the Lien of the Agent, on the asset subject to such sale, transfer or other disposition which is required to be, and is, repaid in cash in connection with such sale, transfer or other disposition in a manner permitted by this Agreement; (ii) reasonable documented fees, commissions and other out-of-pocket costs and expenses related thereto and required to be, and are, paid in cash by any Loan Party to a Third Party in connection therewith; (iii) Taxes (including Tax Distributions pursuant to Section 6.08(f)) paid or Tax reserves set aside or estimated to be (without duplication) payable in cash to any taxing authorities by any Loan Party in connection therewith, that are properly attributable to such transaction; and (iv) all actual and reasonable amounts that are set aside as a reserve, as required by GAAP, to fund cash payments to Third Parties (A) for cash adjustments in respect of the purchase price of such assets, and (B) for any liabilities payable in cash associated with such sale, transfer or other disposition;
(b)with respect to the issuance or incurrence of any Indebtedness by any Loan Party, or the issuance of any shares of stock or other equity interests by any Loan Party, the aggregate amount of cash or Cash Equivalents received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of any Loan Party in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable documented fees, commissions and other out-of-pocket costs and expenses related thereto and required to be, and are, paid in cash by any Loan Party to a Third Party in connection therewith; and (ii) Taxes (including Tax Distributions pursuant to Section 6.08(f)) paid or Tax reserves set aside or estimated to be (without duplication) payable in cash to any taxing authorities by any Loan Party in connection therewith, that are properly attributable to such transaction;
(c)with respect to any property of any Loan Party that has been subject to a casualty or condemnation event, the amount of cash or Cash Equivalent payments or proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of any Loan Party in connection therewith, after deducting therefrom only reasonable documented fees, commissions and other out of pocket costs and expenses related thereto and required to be, and are, paid in cash by any Loan Party to a Third Party in connection therewith; and
(d)with respect to any other Extraordinary Receipts, the amount of cash and Cash Equivalent payments or proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of any Loan Party constituting Extraordinary Receipts, after deducting therefrom only (i) reasonable documented fees, commissions and other out-of-pocket costs and expenses related thereto and required to be, and are, paid in cash by any Loan Party to a Third Party in connection therewith and (ii) Taxes (including Tax Distributions pursuant to Section 6.08(f)) paid or Tax reserves set aside or estimated to be (without duplication) payable in cash to any taxing authorities by any Loan Party in connection therewith, that are properly attributable to such transaction.
“Net Future Commission Streams” shall mean, as of any date of determination with respect to each Eligible Receivable, the rolling ten (10) year forecast of future projected commission streams owed or to be owed to the Borrower as the result of the Borrower acting as broker of an Eligible Insurance Carrier for the sale of an Eligible Policy pursuant to an Eligible Insurance Carrier Agreement (excluding any portion of future projected commission streams that is subject to a revenue share arrangement (it being understood, for the avoidance of doubt, that only an amount equal to the revenue share payment owed by the Borrower shall be so excluded)), with such forecast (x) on the Closing Date, to be prepared in accordance with the Initial Independent Actuarial Report, and (y) thereafter, to be adjusted in accordance with the most recently delivered Independent Actuarial Report.
“Net Income” shall mean the net income (or loss) of the Loan Parties and their Subsidiaries for the applicable Test Period, calculated on a consolidated basis in accordance with GAAP.
“NPV of Net Future Commission Streams” shall mean, as of any date of determination with respect to each Eligible Receivable, the net present value, calculated with a discount rate of fifteen percent (15.0%) per annum, of the aggregate Net Future Commission Streams for such Eligible Receivable.
“No Call Period End Date” shall mean the first anniversary of the Closing Date.
“Non-Loan Party” shall mean either the Ultimate Parent or any Subsidiary of the Ultimate Parent that, in each case, is not a Loan Party hereunder.
“Note” shall mean, with respect to any Lender, a promissory note (if any) executed by the Borrower payable to such Lender or its registered assigns, in the original principal amount thereof equal to the principal amount of such Lender’s outstanding Loans and unfunded Commitments as of the date of such issuance, substantially in the form of Exhibit D attached hereto.
“Notice of Borrowing” shall mean a written notice executed by a duly authorized officer of the Borrower substantially in the form of Exhibit C attached hereto, or such other form as shall be reasonably approved by the Agent.

“Obligations” shall mean the collective reference to all Indebtedness (including all of the Loans and Agent Advances) and all of the other liabilities and obligations of every kind and description owed by any and all the Loan Parties to the Agent and the other Secured Persons from time to time under or pursuant to this Agreement, the Notes, the Security Documents and the other Loan Documents, however evidenced, created or incurred, fixed or contingent, now or hereafter existing, due or to become due, and whether for principal, interest, fees, premiums (including the Prepayment Premium), expenses, indemnification or other amounts (including interest, fees, premiums (including the Prepayment Premium), expenses, indemnification or other amounts that, but for the filing of a petition in bankruptcy or other insolvency event with respect to any such Loan Party, would have accrued on any of the Obligations, whether or not a claim is allowed against such Loan Party for such interest, fees, premiums (including the Prepayment Premium), expenses, indemnification or other amounts in the related bankruptcy or insolvency proceeding).
“OFAC” shall have the meaning set forth in Section 3.19(a).
“Ordinary Course of Business” shall mean, in respect of any action or omission taken or not taken by any Person, the ordinary course of such Person’s business, as conducted by such Person consistent with past practices.
“Organic Documents” shall mean, as applicable, with respect to any Person that is an entity, the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, by-laws, operating agreement, limited liability company agreement, limited partnership agreement and such other equivalent governance documents of such Person.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Income, Net” shall mean (a) the sum of (i) Interest Income, (ii) other income earned on commissions received from Medicare plan members transferred to any Loan Party from 2010 through 2012 by a broker partner, minus (b) realized losses related to foreign currency translation.
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment, grant of a participation, transfer or assignment to or designation of a new applicable lending office or other office for receiving payment under any Loan Document.
“Paid in Full” and “Payment in Full” shall mean, with respect to any or all of the Obligations, as the context requires, that all of such Obligations (whether now existing or hereafter arising, but excluding contingent indemnification Obligations for which no claim has been asserted) have been paid in full in cash and all of the Commitments have been terminated, in each case in accordance with the terms and conditions of this Agreement.
“Parent” shall have the meaning set forth in the Preamble.
“Participant Register” shall have the meaning set forth in Section 8.01.

“PATRIOT Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Date” shall mean, with respect to any Loan, (i) the last Business Day of each month, commencing on the first such date to occur after the Closing Date, and (ii) the final maturity date of such Loan.
“Payment Recipient” shall have the meaning set forth in Section 10.15(a).
“Perfection Certificate” shall mean the Perfection Certificate, dated as of the Closing Date, by and among the Borrower and the other Loan Parties from time to time parties thereto.
“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.
“Permitted Acquisition” shall mean any Acquisition or other Investment in a Third Party (or any assets of a Third Party) which is consented to by the Agent and Required Lenders in their sole discretion.
“Permitted Discretion” shall mean, as used in this Agreement with reference to the Agent, a determination made by the Agent, in the exercise of its reasonable credit judgment from the viewpoint of an asset-based lender, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions.
“Permitted Indebtedness” shall mean any and all Indebtedness expressly permitted pursuant to Section 6.01.
“Permitted Liens” shall mean those Liens expressly permitted pursuant to Section 6.02.
“Permitted Refinancing” shall mean refinancings, renewals, or extensions of Indebtedness so long as: (a) the terms and conditions of such refinancings, renewals, or extensions (taken as a whole) are not more onerous to the Loan Parties taken as a whole than the terms and conditions of the Indebtedness being so refinanced, renewed or extended (as determined by the Borrower in good faith), (b) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended (other than attributable to the accretion of original issue discount, interest, capitalization of interest or payment premiums in respect of the Indebtedness being re-financed and costs and expenses related thereto), (c) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, (d) if the Indebtedness (or any of the Liens securing such Indebtedness) that is refinanced, renewed, or extended was subordinated to any of the Obligations (or any of the Liens securing any of the Obligations), then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness, (e) if the Indebtedness that is refinanced, renewed or extended is unsecured, then the refinancing, renewal or extension Indebtedness must also be unsecured, (f) the refinancing, renewal or extension Indebtedness must not be secured by any Liens on any assets of a type that did not secure the Indebtedness that was refinanced, renewed or extended, and (g) the refinancing, renewal or extension must be non-recourse to each of the Loan Parties other than to any Loan Party which was obligated (and then only to the extent such Loan Party was so obligated) with respect to the Indebtedness that was refinanced, renewed, or extended.

“Person” shall mean any individual, partnership, corporation, limited liability company, banking association, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Prepayment Event” shall mean:
(a)the receipt by any Loan Party of any Net Cash Proceeds in excess of $2,500,000 in the aggregate in any Fiscal Year (and solely to the extent of such excess) in respect of any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) to a Third Party of any property or asset of any Loan Party under Section 6.04(c) or any sale, transfer or other disposition to a Third Party not permitted under Section 6.04;
(b)the receipt by any Loan Party of any Net Cash Proceeds in excess of $2,500,000 in the aggregate in any Fiscal Year (and solely to the extent of such excess) in respect of any casualty insurance proceeds with respect to, or condemnation awards payable as a result of any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party;
(c)the incurrence by any Loan Party of any Indebtedness not permitted under Section 6.01;
(d)the occurrence of a Borrowing Base Deficiency;
(e)the sale of all or substantially all of the assets of the Borrower and its Subsidiaries (taken as a whole); and
(f)the receipt by any Loan Party of any Net Cash Proceeds in excess of $2,500,000 in the aggregate in any Fiscal Year (and solely to the extent of such excess) in respect of any Extraordinary Receipts.
“Prepayment Premium” shall mean each prepayment premium payable pursuant to Section 2.02(d).
“Prior Debt” shall mean the Indebtedness incurred under that certain Credit Agreement dated as of February 28, 2022 (as amended, restated, supplemented or otherwise modified prior to the Closing Date) among the Ultimate Parent, as borrower, the lenders from time to time party thereto, and Blue Torch Finance LLC, as administrative agent and collateral agent, and the other “Loan Documents” as defined thereunder.
“Pro Rata Share” shall mean (a) with respect to all matters relating to any Lender with respect to the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the Aggregate Revolving Loan Commitment (provided, after the Aggregate Revolving Loan Commitment is terminated or expires, the applicable outstanding principal balances of the Revolving Loans held by such Lender and all Lenders, respectively, shall be used in lieu of the Revolving Loan Commitment and the Aggregate Revolving Loan Commitment in both clauses (i) and (ii)), and (b) with respect to any other matters set forth in this Agreement and other Loan Documents, the percentage obtained by dividing (i) the remaining undrawn Commitments and/or outstanding principal balance of the Loans of that Lender (in the manner provided in the foregoing clause (a)), by (ii) the aggregate remaining undrawn Commitments and/or outstanding principal balance of the Loans of all Lenders (in the manner provided in the foregoing clause (a)).

“Real Property” shall mean, collectively, any real properties (land, buildings and/or improvements) now owned or leased by any and all Loan Parties (provided that, with respect to leased properties, the “Real Property” shall refer only to the portion of the subject property (excluding common areas) leased by any and all Loan Parties).
“Real Property Deliverables” shall mean each of the following:
(a)fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Material Real Property (each, a “Mortgaged Property”);
(b)an opinion of counsel (which counsel shall be reasonably satisfactory to Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Agent may reasonably request, in each case in form and substance reasonably satisfactory to Agent;
(c)(i) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Agent with respect to each Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than 30 days prior to the date on which the Mortgaged Property is acquired, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Agent and (ii) evidence satisfactory to Agent that such Loan Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records;
(d)a flood certificate with respect to each such Mortgaged Property;
(e)ALTA surveys of all Mortgaged Properties, certified to Agent and dated not more than 30 days prior to the date on which the Mortgaged Property is acquired; provided that new or updated surveys shall not be required if an existing survey, ExpressMap or other similar documentation is available and survey coverage is available for the Title Policies without the need for such new or updated surveys; and
(f)reports and other information reasonably requested by Agent regarding environmental matters, which reports shall include a Phase I Report for each of the Mortgaged Properties specified by Agent and which shall be in form, scope and substance reasonably satisfactory to Agent.
“Receivable” shall mean the Borrower’s contractual right to payment of current and future commission or other payment streams as consideration for the Borrower marketing and brokering of insurance policies to policyholder(s).
“Recipient” shall mean, as applicable, (a) the Agent, and (b) any Lender.
“Register” shall have the meaning set forth in Section 8.02.
“Regulatory Event” shall mean the occurrence of any of the following: (i) there is a finding by any applicable Governmental Authority of a violation of any Applicable Law by any member of the

Group the effect of which could reasonably be expected to result in a Material Adverse Effect; (ii) the adoption or change to any law, rule or regulation, the effect of which could reasonably be expected to result in a Material Adverse Effect; (iii) any member of the Group has failed to obtain and maintain all of the licenses or approvals material to the conduct of its business the effect of which could reasonably be expected to result in a Material Adverse Effect; or (iv) a Governmental Authority has suspended, revoked or not renewed a license or approval held by any member of the Group the effect of which could reasonably be expected to result in a Material Adverse Effect.
“Related Fund” shall mean, with respect to any Lender, (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised or managed by (i) such Lender, (ii) an Affiliate of such Lender, (iii) the same investment advisor that manages such Lender or (iv) an Affiliate of an investment advisor that manages such Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for such Lender or any Person described in clause (a) above.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the direct and indirect equityholders, partners, directors, officers, employees, agents, co-agents, sub-agents, consultants, attorneys, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release” shall have the meaning assigned to it in CERCLA, 42 U.S.C. §9601, as amended.
“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Reporting Date” shall mean, with respect to any Borrowing Base Certificate delivered pursuant to Section 5.04(g), the twenty-fifth (25th) day of each calendar month, which such certificate or report shall be current as of the last day of the prior calendar month.
“Required Lenders” shall mean Lenders having aggregate Pro Rata Shares (as calculated pursuant to clause (b) of the definition thereof, but excluding from the calculation thereof any Loans and Commitments held by any Defaulting Lenders) which collectively exceeds fifty percent (50%); provided that Required Lenders shall include all Affiliates and Related Funds of Comvest that are Lenders hereunder. This definition is subject to Section 11.03.
“Reserves” shall mean amounts that the Agent establishes from time to time to reduce availability under the Borrowing Base to reflect (i) events, conditions, contingencies (including a contingency arising from any litigation filed against a Loan Party (each, a “Litigation Contingency Reserve”) where (x) the claims against a Loan Party survive motion to dismiss and (y) which surviving claims, if adversely determined, could reasonably be expected to result in liabilities to a Loan Party in excess of (1) if Unrestricted Cash is less than $50,000,000, $5,000,000, and (2) otherwise, $10,000,000) or risks occurring after the Closing Date which the Agent determines, in its Permitted Discretion (or, with respect to any Litigation Contingency Reserve, in its reasonable discretion), materially and adversely affect the value of the Collateral, or the enforceability, perfection or priority of the Agent’s security interest in the Collateral, in each case not otherwise approved by the Agent, or (ii) the Agent’s judgment (in its Permitted Discretion) that any collateral report or financial information relating to the Borrower and furnished to the Agent or the Lenders may be incomplete, inaccurate or misleading in any material respect; provided, that (A) the Agent may not implement Reserves with respect to matters which are already specifically reflected as ineligible net future commission streams in the most recently delivered Independent Actuarial Report or in the Borrowing Base, (B) other than with respect to any Litigation Contingency Reserve, the amount of any such Reserve shall be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors as determined by Agent in its Permitted Discretion and (C) any such Reserve shall only become effective five (5) Business Days after the Agent notifies the Borrower of such Reserve and during such five (5) Business Day period the Agent shall consult with the Borrower on the basis for the imposition of such Reserve.
“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, the chief executive officer, the chief financial officer or the treasurer (or similar officer) of the Borrower and (y) with respect to all other provisions, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer, the president, the secretary, the assistant secretary, a vice president, a senior vice president, or such other representative of the applicable Person as may be designated in writing by any one of the foregoing (it being understood that any officer listed on an incumbency certificate delivered to the Agent with respect to a Loan Party shall constitute a “Responsible Officer”).
“Restricted Payment” shall mean as to any Person (i) any dividend or other distribution (whether in cash or other property) on any shares of stock or other equity interest in such Person (including pursuant to a plan of division) or (ii) any payment (whether in cash or other property) by such Person on account of (A) the purchase, redemption, retirement, defeasance, surrender, cancellation or termination of any shares of stock or other equity interests in such Person or (B) any option, warrant or other right to acquire any shares of stock or other equity interest in such Person.
“Restricted Payment Conditions” shall mean, as of any date of determination, the following conditions:
(a)with respect to any Restricted Payment to be made pursuant to Section 6.08(d), both before and after giving effect to such Restricted Payment, (i) no Borrowing Base Deficiency shall exist as evidenced by a Borrowing Base Certificate, current as of a date no more than fifteen (15) Business Days prior to the making of such Restricted Payment, (ii) the Borrower is in compliance, on a pro forma basis, with each of the financial covenants set forth in Section 6.18, recomputed for the twelve month period ending on the last day of the calendar month on or prior to the date such Restricted Payment is made for which financial statements have been, or were required to have been, delivered to Agent pursuant to Section 5.04(b), using the applicable financial covenant levels set forth in Section 6.18 for the then most recently completed testing date for each such covenant as of the date such Restricted Payment is made (or, in each case, if the first such testing date has not yet occurred, using the financial covenant levels as of the first testing date) whether or not financial statements have been, or are required to be, delivered for such testing date set forth in Section 6.18, (iii) no Event of Default has occurred and is continuing and (iv) the Borrower has provided Agent, not more than fifteen (15) Business Days and not less than two (2) Business Days, in each case, prior to the making of such Restricted Payment, a certificate (in form and substance reasonably acceptable to Agent) signed by a Responsible Officer of the Borrower, certifying that the Borrower has complied with all of the applicable Restricted Payment Conditions; and
(b)with respect to any Restricted Payment to be made pursuant to Section 6.08(e), (i) both before and after giving effect to such Restricted Payment, (A) no Borrowing Base Deficiency shall exist as evidenced by a Borrowing Base Certificate, current as of a date no more than fifteen (15) Business Days prior to the making of such Restricted Payment, (B) the Borrower is in compliance, on a pro forma basis, with each of the financial covenants set forth in Section 6.18, recomputed for the twelve month period ending on the last day of the calendar month on or prior to the date such Restricted Payment is made for which financial statements have been, or were required to have been, delivered to Agent pursuant to Section 5.04(b), using the applicable financial covenant levels set forth in Section 6.18 for the then most recently completed testing date for each such covenant as of the date such Restricted Payment is made (or, in each case, if the first such testing date has not yet occurred, using the financial covenant levels as of the first testing date) whether or not financial statements have been, or are required to be, delivered for such testing date set forth in Section 6.18, and (C) no Event of Default has occurred and is continuing, (ii) the Effective Advance Rate as of the last day of each of the two most recently ended Fiscal Quarters was less than 10.0%, (iii) the aggregate amount of Restricted Payments made during any calendar year pursuant to Section 6.08(e) does not exceed $10,000,000 and (iv) the Borrower has provided Agent, not more than fifteen (15) Business Days and not less than two (2) Business Days, in each case, prior to the making of such Restricted Payment, a certificate (in form and substance reasonably acceptable to Agent) signed by a Responsible Officer of the Borrower, certifying that the Borrower has complied with all of the applicable Restricted Payment Conditions and attaching calculations evidencing pro forma financial covenant and Effective Advance Rate compliance.
“Revolving Loan” and “Revolving Loans” shall have the meaning set forth in Section 2.01(a).
“Revolving Loan Commitment” shall mean, with respect to any Revolving Loan Lender, such Revolving Loan Lender’s Pro Rata Share of the Aggregate Revolving Loan Commitment, which as of the Closing Date is set forth on Schedule A hereto.
“Revolving Loan Commitment Termination Date” shall mean the earlier of (i) the Maturity Date and (ii) the date on which the Aggregate Revolving Loan Commitment is permanently reduced to $0 or terminates pursuant to Sections 2.01(b)(ii) or 7.02 or otherwise.
“Revolving Loan Lenders” shall have the meaning set forth in Section 2.01(a).
“Sanctions” shall have the meaning set forth in Section 3.19(a).
“SEC” shall mean the Securities and Exchange Commission.
“Secured Persons” shall mean the Agent and the Lenders.
“Security Documents” shall mean the Collateral Agreement, the Control Agreements, the Mortgages and any other agreements or instruments securing or creating or evidencing the Liens entered into by the Loan Parties securing all or a portion of the Obligations.
“Series A Certificate of Designations” shall have the meaning set forth in Section 6.08(d).
“Shared Intercompany Basket Amount” shall mean $500,000 minus the aggregate amount, without duplication, of (A) the aggregate fair market value of all assets disposed of by a Loan Party to a Non-Loan Party during the term of this Agreement pursuant to Section 6.04(g)(ii) plus (B) the aggregate amount of all outstanding Investments made from a Loan Party to a Non-Loan Party pursuant to Section 6.06(a)(ii).
“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” shall mean, as to any borrowing hereunder, the SOFR Loans comprising such borrowing.

“SOFR Loan” shall mean a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of Base Rate.
“Solvent” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that could reasonably be expected to become an actual and matured liability.
“Specified Affiliates” shall mean PlanPrescriber, Inc., a Delaware corporation, and Wealth, Health and Life Advisors, LLC a Delaware limited liability company.
“Specified Disposition” shall mean the sale or other disposition of the specified asset(s) identified by the Borrower to the Agent prior to the Closing Date as the “Specified Disposition”.
“Specified Event of Default” shall mean an Event of Default under Section 7.01(b), 7.01(c) (solely with respect to (x) a breach of any of the covenants set forth in Section 6.18 or (y) any failure to deliver any of the applicable financial statements, any Compliance Certificate or any Borrowing Base Certificate pursuant to Section 5.04 in connection therewith), 7.01(f), 7.01(g), 7.01(n) or 7.01(r).
“Specified Litigation” shall mean the Complaint made by the United States of America on May 1, 2025, in the United States District Court, District of Massachusetts, against, among others, the Ultimate Parent and the Borrower.
“Specified Litigation Trigger Event” shall mean, with respect to the Specified Litigation, any ruling, decision, outcome or development in respect of the Specified Litigation which the Agent reasonably determines, in its Permitted Discretion, could result in (x) a Material Adverse Effect or (y) liabilities in excess of (1) if Unrestricted Cash is less than $50,000,000, $10,000,000, and (2) otherwise, $15,000,000, in each case of clauses (x) and (y), after giving effect to any amounts reasonably expected by the Borrower (and consented to by the Agent (such consent not to be unreasonably withheld, conditioned, or delayed)) to be covered by Third Party insurance proceeds.
“Subordinated Debt” shall mean all Indebtedness of the Loan Parties which is contractually subordinated in right of payment, in a manner reasonably satisfactory to the Agent (as evidenced by a subordination agreement (or subordination provisions pertaining thereto) executed by the Agent (or with the Agent as an express third party beneficiary) and the holder of such Indebtedness), to all of the Obligations.
“Subsequent Advance” shall have the meaning set forth in Section 4.02.
“Subsidiary” or “Subsidiaries” shall mean, with respect to any Person, any other Person of which an aggregate of more than 50% of the outstanding shares of stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or other comparable body) of such other Person is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or a combination thereof, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such shares of stock or other equity interests whether by proxy, agreement, operation of Applicable Law or otherwise. Unless otherwise expressly specified, each reference to a Subsidiary shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean any Subsidiary of the Borrower that has guaranteed all of the Obligations in favor of the Agent and the Lenders pursuant to the applicable Loan Documents.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean,
(a)for any calculation with respect to a SOFR Loan for any Interest Period, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a one-month tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term SOFR Determination Day, and
(b)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one (1) month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Base Rate SOFR Determination Day.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Test Period” shall mean, at any time, the most recent period of four consecutive Fiscal Quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for the last Fiscal Quarter in such period have been, or were required to be, delivered pursuant to Section 5.04(b)(ii); provided that (x) for any date of determination before the delivery of the first financial statements pursuant to Section 5.04(b)(ii), the Test Period shall be the period of four consecutive Fiscal Quarters ending on September 30, 2025, and (y) the “Test Period” for purposes of determining compliance with Restricted Payment Conditions, Section 2.15 and Section 4.02(c) shall be the period of twelve consecutive calendar months of the Borrower ended on or prior to such time for which financial statements for the last month in such period have been, or were required to be, delivered pursuant to Section 5.04(b).

“Third Party” shall mean any Person other than a Loan Party or any Affiliate thereof.
“Total Indebtedness” shall mean, as at any date of determination, the aggregate outstanding amount of all Indebtedness of the Loan Parties, determined on a consolidated basis, other than (i) any letters of credit, bankers’ acceptances or similar obligations (except to the extent of drawn and unreimbursed amounts thereunder), (ii) hedging obligations described in clause (h) of the definition of “Indebtedness”, and (iii) synthetic lease, off-balance sheet loan or similar financing product obligations described in clause (j) of the definition of “Indebtedness”.
“Total Leverage Ratio” shall mean, as of any date of determination (the “Calculation Date”), the ratio of (i) (A) Total Indebtedness as of the last day of the most recently ended Test Period (provided, that for purposes of this calculation, the amount of outstanding Revolving Loans shall be the greater of (x) the outstanding Revolving Loans as of the last day of such Test Period and (y) the lesser of (1) the average daily amount of outstanding Revolving Loans during the last quarter of such Test Period and (2) the Aggregate Revolving Loan Commitment as of the Calculation Date) minus (B) the Cash Offset Amount as of the last day of such Test Period, to (ii) Adjusted EBITDA for such Test Period.
“Trade Announcements” shall have the meaning set forth in Section 9.14.
“Transactions” means (a) the transfer from Ultimate Parent to Parent of 100% of the equity interests of the Borrower, resulting in (x) the Parent owning 100% of the equity interests of the Borrower and (y) the Parent possessing the right to elect, at all times, the full slate of board of directors of the Borrower (the “Reorganization”), (b) the negotiation and execution of this Agreement and the funding of Loans hereunder, (c) the repayment and retirement in full of the Prior Debt and the termination and release of all related loan documents, guaranties and security interests in respect of the Prior Debt, and (d) the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing clauses (a) through (c).
“Treasury Regulations” shall mean the United States Treasury regulations issued pursuant to the Code from time to time.
“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York (or of any other state the Applicable Laws of which are required to be applied in connection with the perfection of security interests in any Collateral) on the Closing Date and hereafter from time to time.
“Ultimate Parent” shall mean EHEALTH, INC. a Delaware corporation.
“Ultimate Parent Group Members” shall mean Ultimate Parent and its Subsidiaries (other than the Loan Parties and their Subsidiaries).
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unearned Future Commissions” shall mean, as of any date of determination with respect to any Eligible Policy, the aggregate amount of the payments advanced by the related Insurance Carrier to the Borrower which, if such Eligible Policy lapses, is cancelled or otherwise ceases to be in effect, the Borrower is obligated to return to such Insurance Carrier.
“Unrestricted Cash” shall mean, as of any date of determination, the daily average (calculated for the immediately preceding calendar month or, solely with respect to a calculation of Section 6.18(b) for purposes of the Restricted Payment Conditions, calculated for the 30-day period ending five (5) Business Days prior to the making of the applicable Restricted Payment), with respect to the Loan Parties, of (A) the unrestricted cash and Cash Equivalents on hand of such Person(s) on deposit in a deposit account, securities account or other bank account in the United States that is subject to a Control Agreement minus (B) the aggregate amount, if any, of all trade payables of the Loan Parties that are aged 120 days or more past their respective original invoice dates as of such date of determination; provided that (x) such cash and Cash Equivalents must (1) be free and clear of all Liens, other than Liens of the type set forth in Sections 6.02(a) and (l), and (2) as of such date of determination, not be required by any of the Loan Documents to be used to pay or prepay any of the Obligations or other Indebtedness, (y) no amount on deposit in the Blocked Access Account shall be included in the calculation of “Unrestricted Cash” and (z) at all times on or prior to the DACA Deadline, the unrestricted cash and Cash Equivalents in all U.S. bank accounts of the Loan Parties shall be included in “Unrestricted Cash” even if a Control Agreement is not in place with respect to such account.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Voluntarily Unrated Carrier” shall mean any Eligible Insurance Carrier that is party to a Material Eligible Insurance Carrier Agreement who, after the Closing Date, voluntarily elects to no longer maintain an AM Best financial strength rating (such election, a “Ratings Removal Election”), but excluding any such Eligible Insurance Carrier (x) if the AM Best financial strength rating for such Eligible Insurance Carrier was downgraded within 12 months prior to the Ratings Removal Election of such Eligible Insurance Carrier or (y) that was in the process of having its AM Best financial strength rating downgraded within 12 months prior to its Ratings Removal Election.
“Voluntary Act Commitment Reduction” shall mean:
(a)any voluntary permanent reduction or termination of all or any portion of the Aggregate Revolving Loan Commitment by the Borrower, including, pursuant to Section 2.01(b)(ii);
(b) any mandatory prepayment of the Loans pursuant to Section 2.01(c)(i), which results in the mandatory reduction or termination of the Aggregate Revolving Loan Commitment pursuant to Section 2.01(c)(i)(D); or
(c)any payment of the Loans (which results in the mandatory reduction or termination of the Aggregate Revolving Loan Commitment) made or required to be made as a result of an acceleration, with or without notice, of all or any portion of the Obligations pursuant to Section 7.02 in connection with (x) an Event of Default described in Section 7.01(f) or (g) or (y) any other Event of Default, in the case of this clause (y), arising in all or in any part from any voluntary act of Borrower, any other Loan Party or any of their respective Affiliates.
“Wholly-Owned Subsidiary” shall mean a Subsidiary of which all of the outstanding shares of stock and other equity interests (other than nominal directors’ qualifying shares issued in order to comply with Applicable Law) are owned by the Parent or another Wholly-Owned Subsidiary of the Parent.
“Withholding Agent” shall mean the Borrower, any other Loan Party or the Agent, as applicable.
Section 1.02Accounting Terms and Determinations; Financial Covenant Calculations; Baskets; Capitalized Leases.
(a)Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Loan Document, and either the Borrower, the Agent or Required Lenders shall so request, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until agreed to by the Borrower and the Required Lenders, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement and the other Loan Documents which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Indebtedness or other liabilities of any Loan Party or other Person at “fair value”, as defined therein. A breach of a financial covenant contained in this Agreement shall be deemed to have occurred as of the last day of the specified measurement period therefor, regardless of when the financial statements or the related Compliance Certificate reflecting such breach are delivered to Agent. For purposes of determining pro forma compliance with any financial covenant as of any date prior to the initial test date on which such financial covenant is to be tested hereunder, the level of any such financial covenant shall be deemed to be the covenant level for such initial test date. Notwithstanding anything to the contrary in this Agreement, for purposes of determining compliance with any basket, accordion or incremental feature, test, or condition under any provision of this Agreement or any other Loan Document, no Loan Party may retroactively divide, classify, re-classify or deem or otherwise treat a historical transaction as having occurred in reliance on a basket or exception that was not available at the time of such historical transaction or if and to the extent that such basket or exception was relied upon for any later transaction.
(b) Notwithstanding anything to the contrary above or in the definitions of “Capitalized Leases” and “Capitalized Lease Obligations”, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of ASC 842 shall continue to be accounted for as operating leases for all purposes hereunder or under any Loan Document (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital leases.
Section 1.03Other Definitional Provisions and References. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits” or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation” unless otherwise specifically provided. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively, and “to” and “until” any date mean, unless otherwise specified, “to and excluding”. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds. Time is of the essence for each performance obligation of the Loan Parties under this Agreement and each Loan Document. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. Unless otherwise specified herein, references to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. Unless otherwise specified herein, references to any agreement, instrument or document (i) shall include all schedules, exhibits, annexes and other attachments thereto and (ii) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document). Unless otherwise specified herein, any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns. Unless otherwise specified herein, any reference herein to the word “shall” will be interpreted as mandatory, rather than precatory. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. Unless otherwise expressly stated, Dollar ($) baskets set forth in the representations and warranties, covenants and events of default provisions of this Agreement (and other similar baskets) are calculated as of each date of measurement by the Dollar equivalents thereof (as determined in good faith by the Borrower) as of such date of measurement. The phrase “permitted by” (or similar) and the phrase “not prohibited by” shall be synonymous, and any transaction not specifically prohibited by the terms of the Loan Documents shall be deemed to be permitted by the Loan Documents.
Section 1.04Rates. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its Affiliates or other Related Parties may engage in transactions that affect the calculation of the Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.05Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under the Delaware Limited Liability Company Act (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.06Times of Day; Timing of Payment or Performance. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight savings or standard, as applicable). When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in the definition of “Interest Period” or the definition of “Maturity Date”) or performance shall extend to the immediately preceding Business Day.
II.GENERAL TERMS
Section 2.01Loans.
(a)Revolving Loans.
(i)Revolving Loan Commitment/Borrowings. Subject at all times to all of the terms and conditions of this Agreement (including Sections 4.01 and 4.02), from time to time on any Business Day on and after the Closing Date until the Revolving Loan Commitment Termination Date, each Revolving Loan Lender hereby severally agrees as to itself only (and not on behalf of any other Lender) to make loans to the Borrower on a revolving basis (collectively, the “Revolving Loans”) in such Lender’s Pro Rata Share of the aggregate amounts of such Revolving Loans as the Borrower may request from time to time; provided that after giving effect thereto, the aggregate outstanding principal balance of the Revolving Loans does not exceed (x) the Aggregate Revolving Loan Commitment or (y) the Borrowing Base. Within the foregoing limits and the other limits set forth in this Agreement (including clause (ii) below and Section 2.01(b)(i)), the Borrower may borrow and repay Revolving Loans, from time to time, in accordance with the Borrowing/Repayment Limitation. Neither any Lender nor the Agent shall be responsible for the failure of any Lender to fund its Pro Rata Share of the Revolving Loans required hereunder.
(ii)Notice of Borrowing/Borrowing Procedures. Borrower shall deliver to Agent a Notice of Borrowing with respect to each proposed borrowing of a Revolving Loan no later than 12:00 p.m. (New York time) five (5) Business Days prior to such proposed borrowing (or with respect to any borrowing on the Closing Date, one (1) Business Day prior to such proposed borrowing) (or in each case, such later date or time as the Agent may agree in its sole discretion). Once given, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby. Promptly upon receipt of such Notice of Borrowing, Agent shall advise each Revolving Loan Lender thereof. Not later than 12:00 noon New York time on the date of such proposed borrowing, each Revolving Loan Lender shall provide Agent at the account specified by Agent with immediately available funds covering such Lender’s applicable Pro Rata Share of such borrowing and, upon receipt of all funds and so long as Agent has not received written notice that the conditions precedent set forth in Section 4.02 (and, if applicable, Section 4.01) with respect to such borrowing have not been satisfied, Agent shall pay over the funds received by Agent to Borrower on the requested borrowing date. Each such borrowing shall be on a Business Day. The aggregate amount of such borrowing shall comply with the Borrowing/Repayment Limitation.
(iii)Repayment on Revolving Loan Commitment Termination Date. The Aggregate Revolving Loan Commitment (along with each Lender’s individual Revolving Loan Commitment) shall terminate upon the Revolving Loan Commitment Termination Date, if not earlier as otherwise provided in this Agreement. Unless sooner due and payable by reason of a voluntary or mandatory prepayment, a voluntary commitment reduction, an acceleration of the Obligations pursuant to Section 7.02 or otherwise, the Borrower shall pay the outstanding principal balance of the Revolving Loans in full on the Revolving Loan Commitment Termination Date.

Such payments of the outstanding principal balance of the Revolving Loans shall be made for the account of each Lender according to its Pro Rata Share thereof.
(b)Voluntary Loan Repayments / Voluntary Aggregate Revolving Loan Commitment Reductions.
(i)Voluntary Loan Repayments. Subject to the Borrowing/Repayment Limitation (provided, that the Borrowing/Repayment Limitation shall not apply to mandatory prepayments made in connection with a commitment reduction pursuant to Section 2.01(b)(ii)), all or any portion of the unpaid principal balance of the Loans, together with all accrued and unpaid interest on the principal amount being prepaid, may at the Borrower’s option be prepaid in whole or in part, at any time or from time to time, by providing written notice thereof to the Agent (which such notice must be received by Agent on or before 2:00 p.m. New York time of the second (2nd) Business Day prior thereto (or such later date or time as the Agent may agree in its sole discretion)), together with additional amounts, if any, required pursuant to Section 2.13.
(ii)Voluntary Aggregate Revolving Loan Commitment Reductions. The Borrower may from time to time, by providing written notice to the Agent (which such notice must be received by Agent on or before 2:00 p.m. New York time of the second (2nd) Business Day prior thereto (or such later date or time as the Agent may agree in its sole discretion)), permanently reduce all or a portion of the Aggregate Revolving Loan Commitment (to be applied to each Lender’s individual Revolving Loan Commitment on a pro rata basis according to each Lender’s respective Pro Rata Share thereof). Any such reduction shall be in integral multiples of $5,000,000 (or if less, the amount of the entire remaining Aggregate Revolving Loan Commitment), or such lesser amount as the Agent may agree in its sole discretion. Concurrently with any reduction of the Aggregate Revolving Loan Commitment, Borrower shall (x) if applicable, repay the principal balance of the Revolving Loans to an amount not in excess of the Aggregate Revolving Loan Commitment as so reduced, along with all interest on the Revolving Loans so repaid, and (y) make payment of the Prepayment Premium (if any) as provided in Section 2.02(d).
(c)Mandatory Prepayments.
(i)Certain Prepayment Events.
(A)The Borrower shall be required to prepay the unpaid principal balance of the Loans (I) with respect to a Prepayment Event of the type set forth in clauses (c) and (e) of the definition of “Prepayment Event”, on the date of the occurrence of such Prepayment Event, and (II) with respect to a Prepayment Event of the type set forth in clauses (a), (b), and (f) of the definition of “Prepayment Event”, within five (5) Business Days of the occurrence of such Prepayment Event, in each case without any demand or notice from the Agent, any Lender or any other Person, all of which are hereby expressly waived by the Borrower.
(B)The amount of such prepayment with respect to Prepayment Events of the type set forth in clauses (a), (b), (c), (e) and (f) of the definition of “Prepayment Event” shall be equal to 100% of the Net Cash Proceeds received by or on behalf of any Loan Party in respect of such Prepayment Event that are in excess of the applicable thresholds set forth in the definition of “Prepayment Event” (but subject in all respects to the reinvestment rights in clause (C) below).

(C) Notwithstanding anything herein to the contrary, with respect to Prepayment Events of the type set forth in clause (a) or (b) of the definition of “Prepayment Event”, the Loan Parties may instead reinvest the applicable Net Cash Proceeds in any one or more assets, businesses or property useful in the business of the Loan Parties that constitute “Collateral” hereunder, and so long as such reinvestment is made on or prior to the date that is 6 months after the applicable Loan Party received such Net Cash Proceeds (or, solely with respect to a Prepayment Event of the type set forth in clause (b) of the definition of “Prepayment Event”, if a binding commitment to reinvest is made within such initial 6-month period, such reinvestment is made within 6 months after the end of such initial 6-month period) (the last day of such applicable period, the “Reinvestment Deadline”), then no mandatory prepayment shall be required pursuant to this Section 2.01(c) with respect to the portion of such Net Cash Proceeds that are so reinvested. For the avoidance of doubt, any such Net Cash Proceeds that are not so reinvested on or prior to the Reinvestment Deadline shall be promptly applied to repay outstanding Loans in accordance with (and solely as required by) this Section 2.01(c)(i).
(D)The Aggregate Revolving Loan Commitment shall be permanently reduced by the amount of any mandatory prepayment of Loans (if any) made pursuant to this Section 2.01(c)(i), with such reduction to be applied to each Lender’s individual Revolving Loan Commitment on a pro rata basis according to such Lender’s respective Pro Rata Share thereof, and such commitment reduction shall be accompanied by payment of the applicable Prepayment Premium (if any) as provided in Section 2.02(d) and any amounts due pursuant to Section 2.13.
(ii)Borrowing Base Deficiency.
(A)With respect to a Prepayment Event of the type set forth in clause (d) of the definition of “Prepayment Event”, the Borrower shall immediately upon the occurrence of such Prepayment Event, without any demand or notice from the Agent, any Lender or any other Person, all of which are hereby expressly waived by the Borrower, (x) prepay the unpaid principal balance of the Loans and/or (y) deposit cash into the Blocked Access Account (this clause (y), a “Borrowing Base Deficiency Cash Cure”), in an aggregate amount (for clauses (x) and (y), taken together) that is sufficient to eliminate the Borrowing Base Deficiency giving rise to such Prepayment Event. For the avoidance of doubt, if the Borrower has complied with this Section 2.01(c)(ii)(A), then the Borrowing Base Deficiency shall be deemed remedied and no Event of Default shall have been deemed to have occurred in connection therewith. Any prepayment made of the Loans pursuant to this Section 2.01(c)(ii)(A) (I) shall permanently reduce the Aggregate Revolving Loan Commitment on a dollar-for-dollar basis, and (II) shall not result in any Prepayment Premium being due and payable.
(B)If, at any time after the making of a Borrowing Base Deficiency Cash Cure, a Borrowing Base Certificate delivered pursuant to Section 5.04(g) evidences that no Borrowing Base Deficiency exists or would result from such release, the Borrower may request that the Agent authorize release to the Borrower of an amount from the Blocked Access Account sufficient to maintain Borrowing Base compliance. The Agent shall, within three (3) Business Days, so authorize such release upon confirmation of Borrowing Base compliance (including with such evidence as reasonably satisfactory to the Agent).

(iii)General. The Borrower will use commercially reasonable efforts to provide the Agent with prior written notice of any mandatory prepayment pursuant to Section 2.01(c) by or before 2:00 p.m. New York time two (2) Business Days’ prior to the date of such prepayment. For the sake of clarity, this Section 2.01(c) shall not be deemed to be implied consent to any sale or other event or occurrence giving rise to a Prepayment Event.
(d)Application of Prepayments and Repayments.
(i)Voluntary Prepayments and Repayments. All voluntary prepayments of a Loan shall be applied first to that portion of such Loan comprised of Base Rate Loans and then to that portion of such Loan comprised of SOFR Loans, in direct order of Interest Period maturities.
(ii)Mandatory Prepayments. All mandatory prepayments of a Loan shall be applied first to that portion of such Loan comprised of Base Rate Loans and then to that portion of such Loan comprised of SOFR Loans, in direct order of Interest Period maturities.
(e)Notes. Upon the request of any Lender, the Commitments and Loans of such Lender shall be evidenced by a Note.
(f)Funding by Agent. Agent may assume that each applicable Lender has made its share of a requested Loan available to the Agent and based on such assumption the Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to Agent by any such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the at the highest rate then in effect for such Loan pursuant to Section 2.02(a). During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by Agent to the Borrower shall, for all purposes hereof, be such a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Agent for its own account.
Section 2.02Interest, Certain Payments, Fees and Premiums.
(a)Interest Rates/Payments.
(i)Ordinary Interest/Default Interest. The Borrower shall pay the Agent, for the benefit of the Lenders according to their respective Pro Rata Shares thereof, interest on the principal balance of the Loans outstanding from time to time from the Closing Date until the date that all of the Obligations have been Paid in Full at the rate equal to the Adjusted Term SOFR applicable to each Interest Period for such Loan (or to the extent provided in Section 2.14, the Base Rate) plus the Applicable Margin (the “All-In Interest Rate”) from time to time in effect; provided, however, if an Event of Default has occurred and is continuing, then (x) automatically (without the need for any election or notice) upon the occurrence and during the continuation of an Event of Default under Section 7.01(f) or 7.01(g) and (y) at the election of Agent or the Required Lenders upon the occurrence and during the continuance of any other Event of Default, which such election under this clause (y) shall be evidenced by the Agent or the Required Lenders delivering written notice of such election to Borrower (it being understood and agreed that Agent or the Required Lenders shall be permitted to elect to have Default Rate Interest provided for in this clause (y)

apply retroactively back to the date of any then-existing Event of Default first occurred), the Obligations shall bear interest at the All-In Interest Rate plus two (2.00) percentage points per annum (“Default Rate Interest”). All interest shall be due and payable in arrears on each Payment Date commencing on the first such date to occur after the Closing Date, and on the Maturity Date, and shall be computed on the daily unpaid balance of the applicable Loan, based on a three hundred sixty (360) day year (or in the case of Base Rate Loans, a 365 or 366 day year, as applicable), counting the actual number of days elapsed.
(ii)General. The applicable Base Rate or Adjusted Term SOFR for each Interest Period shall be determined by the Agent, and such determination shall be conclusive absent manifest error. Agent shall, upon written request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the computations used by Agent in determining any applicable Adjusted Term SOFR hereunder. In connection with the use or administration of Adjusted Term SOFR or Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Adjusted Term SOFR or Term SOFR.
(b)Agent Payments Letter. The Borrower shall pay to the Agent the amounts set forth in the Agent Payments Letter at the times specified therein.
(c)Commitment Fee. As compensation to the Revolving Loan Lenders in consideration for holding the unfunded portion of the Commitments, the Borrower agrees to pay to Agent, for the benefit of each of the Revolving Loan Lenders according to their respective Pro Rata Shares thereof, an unused commitment fee (the “Commitment Fee”) in respect of the undrawn portion of each Revolving Loan Lender’s Revolving Loan Commitment in an amount equal to (i) the greater of (x) the All-In Interest Rate minus two percent (2.00%) per annum and (y) eight and one-half percent (8.50%) per annum, in each case, multiplied by (ii) the actual daily amount by which the Aggregate Revolving Loan Commitment exceeds the outstanding Loans. All unused commitment fee shall be due and payable monthly in arrears on each Payment Date, commencing on the first such date to occur after the Closing Date, and on the Maturity Date, and shall be computed based on a three hundred sixty (360) day year, counting the actual number of days elapsed. The unused commitment fee shall be deemed fully earned when due, and shall not be refundable in whole or in part and shall not be subject to reduction or set-off under any circumstances.
(d)Prepayment Premium.
(i)In the event that any Voluntary Act Commitment Reduction with respect to all or any portion of the Loans is made, or (in the case of an acceleration) is required to be made, for any reason whatsoever prior to the Maturity Date (including as a result of any (A) acceleration of all or any portion of the Loans, or termination or reduction of all or any portion of the Aggregate Revolving Loan Commitments, resulting from an Event of Default, (B) foreclosure and sale of all or any portion of the Collateral, (C) sale or other disposition of all or any portion of the Collateral in any bankruptcy or insolvency proceeding, or (D) mandatory prepayment or a voluntary prepayment and commitment reduction, and in each case, whether before or after the occurrence of an Event of Default or the commencement of any bankruptcy or insolvency proceeding, and notwithstanding any acceleration (for any reason) of all or any portion of the Obligations) (each, an “Applicable Prepayment Event”), in addition to the payment of the subject principal amount and all unpaid accrued interest thereon, the Borrower shall be required to pay to the Agent, for the benefit of the Lenders based on their respective Pro Rata Shares thereof, a Prepayment Premium (as liquidated damages and compensation for the costs of the Lenders being prepared to make funds available hereunder with respect to the Loans and Commitments) in an amount equal to: (1) for any Voluntary Act Commitment Reduction occurring prior to the No Call Period End Date, the greater of (x) the Make Whole Amount with respect to the amount of Aggregate Revolving Loan Commitments that are reduced or terminated as a result of such Applicable Prepayment Event and (y) two percent (2.00%) of the Aggregate Revolving Loan Commitments that are reduced or terminated as a result of such Applicable Prepayment Event, (2) for any Voluntary Act Commitment Reduction occurring on or after the No Call Period End Date but prior to the second anniversary of the Closing Date, two percent (2.00%) of the amount of Aggregate Revolving Loan Commitments that are reduced or terminated as a result of such Applicable Prepayment Event, and (3) for any Voluntary Act Commitment Reduction occurring on or after the second anniversary of the Closing Date, zero percent (0.00%) of the amount of Aggregate Revolving Loan Commitments that are reduced or terminated as a result of such Applicable Prepayment Event.
(ii)Each such Prepayment Premium shall be deemed fully earned, and shall be immediately due and payable, upon the date that the applicable Voluntary Act Commitment Reduction occurs, and shall not be refundable in whole or in part and shall not be subject to reduction or set-off. Borrower acknowledges and agrees that (x) the provisions of this Section 2.02(d) shall remain in full force and effect notwithstanding any rescission by Agent or Required Lenders of an acceleration with respect to all or any portion of the Obligations pursuant to Section 7.02 or otherwise, and (y) the payment of any Prepayment Premium under this Section 2.02(d) constitutes liquidated damages and not a penalty. THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF ANY PREPAYMENT PREMIUM IN CONNECTION WITH ANY ACCELERATION OF ANY OR ALL THE OBLIGATIONS. The Borrower expressly agrees that (A) any Prepayment Premium payable in accordance with this Section 2.02(d) shall be presumed to be equal to the liquidated damages sustained by the Agent and the Lenders as a result of the occurrence of each Applicable Prepayment Event, (B) the amount of any Prepayment Premium payable under this Section 2.02(d) is reasonable under the circumstances currently existing and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (C) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (D) there has been a course of conduct among the Agent, Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (E) the Borrower shall be estopped hereafter from claiming differently than agreed to in this Section 2.02(d), (F) the Borrower’s agreement to pay the Prepayment Premium is a material inducement to the Agent and the Lenders to make the Loans and provide the Commitments, (G) the Agent and the Lenders may include the Prepayment Premium payable under this Section 2.02(d) in any applicable bankruptcy or insolvency claim filed with respect to the Borrower, and (H) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agent and Lenders and it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agent and the Lenders or profits lost by the Agent and the Lenders as a result of the Applicable Prepayment Event.
Section 2.03Use of Proceeds. The Borrower shall utilize the proceeds of the Loans solely to (i) on the Closing Date, repay and retire, in full, the Prior Debt, (ii) pay transaction fees and expenses associated with the closing of the transactions contemplated by this Agreement and (iii) fund general corporate purposes of the Borrower (including any transaction or payment not otherwise prohibited by this Agreement). Without limiting the foregoing, the Borrower shall not use the proceeds of any of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
Section 2.04Further Obligations / Maximum Lawful Rate. In no event shall the interest or other amounts charged with respect to any Loan or any other Obligation exceed the maximum amount permitted under Applicable Law. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable or other amounts hereunder or under any other Loan Document (the “Stated Rate”) would exceed the highest rate of interest or other amount permitted under any Applicable Law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest and other amounts payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by Applicable Law, continue to pay interest and such other amounts at the Maximum Lawful Rate until such time as the total interest and other such amounts received is equal to the total interest and other such amounts which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable or such other amounts payable. Thereafter, the interest rate and such other amounts payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest or other such amounts received by the Agent or any Lender exceed the amount which it could lawfully have received had the interest and other such amounts been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, the Agent or any Lender has received interest or other such amounts hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other Obligations (other than interest) payable hereunder or under the other Loan Documents, and if no such principal or other Obligations are then outstanding, such excess or part thereof remaining shall be paid to the Borrower. In computing interest payable with reference to the Maximum Lawful Rate applicable to the Agent or any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.
Section 2.05Application of Payments. All amounts paid to or received by the Agent in respect of the Obligations, from whatever source (whether from any Loan Party pursuant to this Agreement, the Loan Party Guaranty or any other Loan Document, any realization upon any Collateral, or otherwise) shall be applied by the Agent as follows:
(A)FIRST, to the payment of that portion of the Obligations constituting all fees, premiums (other than the Prepayment Premium), costs, expenses and indemnities then owing to Agent under this Agreement or any other Loan Document;
(B)SECOND, to the payment of that portion of the Obligations constituting all accrued and unpaid interest then owing to Agent in respect of any Agent Advances, until paid in full;
(C)THIRD, to the payment of that portion of the Obligations constituting all principal then owing to Agent in respect of any Agent Advances, until paid in full;
(D)FOURTH, to the payment of that portion of the Obligations constituting all fees, premiums (other than the Prepayment Premium), costs, expenses and indemnities then due and owing to Lenders in respect of the Loans and Commitments, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;

(E)FIFTH, to the payment of that portion of the Obligations constituting all accrued and unpaid interest then due and owing to Lenders in respect of the Loans, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;
(F)SIXTH, to the payment of that portion of the Obligations constituting all principal of the Loans then due and owing, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;
(G)SEVENTH, to the payment of that portion of the Obligations constituting the Prepayment Premium then due and owing, pro rata based on each Lender’s Pro Rata Share thereof, until paid in full;
(H)EIGHTH, pro rata to the payment of all other Obligations then owing, until paid in full; and
(I)NINTH, to the Borrower or as otherwise required by Applicable Law.
Section 2.06Obligations Unconditional; Changes in Law.
(a)Obligations Unconditional. The payment and performance of all Obligations shall constitute the absolute and unconditional obligations of the Borrower, and shall be independent of any defense or rights of set-off, recoupment or counterclaim which the Borrower or any other Person might otherwise have against the Agent, any Lender or any other Person. All payments required (other than by the Agent to any Lender, or by the Agent or any Lender to any Loan Party) by this Agreement and/or the other Loan Documents shall be made in Dollars (unless payment in a different currency is expressly provided otherwise in the applicable Loan Document).
(b)Changes in Law. If, at any time and from time to time after the Closing Date (or at any time before or after the Closing Date with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith, regardless of the date enacted, adopted or issued, or (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case for purposes of this clause (y) pursuant to Basel III), (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or application thereof, or (iii) compliance by the Agent or any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority (A) subjects any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (B) imposes, modifies or deems applicable any reserve (including any reserve imposed by the Federal Reserve Board), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Agent or any Lender or imposes on the Agent or any Lender any other condition affecting its Loans that bear interest at a rate determined by reference to the Adjusted Term SOFR or the Term SOFR or its obligation to make its Loans that bear interest at a rate determined by reference to the Adjusted Term SOFR or the Term SOFR the result of which is to increase the cost to (or to impose a cost on) the Agent or any Lender of making or maintaining any Loan that bears interest at a rate determined by reference to the Adjusted Term SOFR or the Term SOFR, or (C) imposes on the Agent or any Lender any other condition or increased cost (other than Taxes) in connection with the transactions contemplated thereby or participations therein, and the result of any of the foregoing shall be to increase the cost to the Agent or any Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to the Agent or such Lender, or to reduce the amount of any sum received or receivable by the Agent or such Lender hereunder or under any other Loan Document (whether of principal, interest or any other amount), then, in any such case, the Borrower shall promptly (but not later than ten (10) Business Days following demand) pay to the Agent or such Lender, as applicable, when notified to do so by the Agent or such Lender, any additional amounts necessary to compensate the Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount as determined by the Agent or such Lender. Each such notice of additional amounts payable pursuant to this Section 2.06(b) submitted by the Agent or any Lender to the Borrower must also be sent to the Agent and shall, absent manifest error, be final, conclusive and binding for all purposes.
Section 2.07Taxes.
(a)    Defined Terms. For purposes of this Section 2.07, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable and documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.01 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.07, the Borrower or other Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.07(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed copies of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of

Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)    any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.07 (including by the payment of additional amounts pursuant to this Section 2.07), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Agent’s Tax Form. On or before the date of this Agreement (and on or before the date any successor or replacement Agent becomes the Agent hereunder), to the extent copies thereof have not previously been so delivered, the Agent shall deliver to the Borrower, to the extent it is legally able to do so, two duly executed copies of either (i) Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) or (ii) Internal Revenue Service Form W-8IMY (or any subsequent versions thereof or successors thereto) certifying that it is a “U.S. branch” of a foreign bank and evidencing its agreement with the Borrower to be treated as a U.S. person with respect to payments made to it by the Borrower. The Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.
(j)     If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the relevant Lender or the Agent, as applicable, shall cooperate with the Borrower in a reasonable challenge of such Taxes if so requested by the Borrower, provided that (a) such Lender or Agent determines in its sole discretion exercised in good faith that it would not be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of such Lender or Agent and (c) the Borrower indemnifies such Lender or Agent for any liabilities or other costs incurred by such party in connection with such challenge.
(k)    With respect to any Agent or Lender’s claim for compensation under Section 2.06(b) or Section 2.07, the Borrower shall not be required to compensate such Lender or Agent for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender or Agent notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.
(l)    Survival. Each party’s obligations under this Section 2.07 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.08Reversal of Payments. To the extent that any payment or payments made to or received by the Agent or any Lender pursuant to this Agreement or any other Loan Document are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to any trustee, receiver or other Person under any state, federal or other bankruptcy or other Applicable Law or otherwise, then, to the extent thereof, such amounts (and all Liens, rights and remedies therefore) shall be revived as Obligations (and as all such Liens, rights and remedies therefore) and continue in full force and effect under this Agreement and under the other Loan Documents as if such payment or payments had not been received by the Agent or such Lender (and all such Liens, rights and remedies therefore had not been released by the Agent or such Lender). Furthermore, if Agent determines at any time that any amount received thereby under this Agreement or under any other Loan Document must be returned to Borrower or paid to any other Person pursuant to any state, federal or other bankruptcy or other such Applicable Law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan

Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind. This Section 2.08 shall remain operative and in full force and effect regardless of the expiration or any termination of this Agreement or any repayment of the Obligations.
Section 2.09Set-Off Rights. The Parent and the Borrower each agrees that the Agent, each Lender and each of their respective Affiliates have all rights of set-off and bankers’ lien provided by Applicable Law, and in addition thereto, the Parent and the Borrower each agrees that at any time a Default or an Event of Default has occurred and is continuing, the Agent and each Lender may (with or without notice to any Person) apply to the payment of any Obligations, whether or not then due, any and all balances, credits, deposits, accounts or moneys or other properties of any Loan Party then or thereafter with the Agent, any Lender or any of their respective Affiliates. Notwithstanding the foregoing, no Lender shall exercise, or permit any of its Affiliates to exercise, any rights described in the preceding sentence without the prior written consent of the Agent.
Section 2.10Making of Payments; Settlement of Payments. All payments made by the Borrower or any other Loan Party under any Loan Document to the Agent or any Lender shall be paid directly by the Borrower or such Loan Party to Agent (as opposed to any individual Lender) without setoff, recoupment or counterclaim and in immediately available funds by wire transfer to Agent’s account specified in writing from time to time by Agent to Borrower not later than 12:00 noon New York time on the date due, and funds received after that hour, may in the Agent’s discretion be deemed to have been received by Agent on the following Business Day.
The Agent shall promptly remit to each Lender its share of all principal payments received with respect to the Loans in collected funds by the Agent from the Borrower for the account of such Lender. Upon activity of the Loan, the Agent will notify each Lender of the amount of such Lender’s applicable Pro Rata Share of interest on the Loans. It is agreed and understood that, in the case of a Defaulting Lender, the Agent shall be entitled to set-off the funding shortfall of such Defaulting Lender against such Defaulting Lender’s respective share of any payments received by or on behalf of any Loan Party.
Section 2.11Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or otherwise) on account of principal of or interest on a Loan (but excluding (i) any payment pursuant to Section 2.06 or Section 2.07 and (ii) participations and assignments pursuant to Sections 8.01 and 8.02) in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on (or with respect to any other applicable amount with respect to) any of the Loans then held by them, then such Lender shall purchase from the other Lenders such participations in the applicable Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
Section 2.12Recordkeeping. Agent, on behalf of each Lender, shall record in its records the date and amount of each Loan made by each Lender and each repayment thereof and, in the case of each SOFR Loan, the dates on which each Interest Period for such SOFR Loan shall begin and end. The aggregate unpaid principal amount so recorded shall govern absent manifest error. The failure to record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

Section 2.13Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower, then, in any such event, the Borrower shall compensate each Lender for any actual loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable (but in each case, excluding lost profit). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 2.14Certain Adjustments / Provisions Regarding SOFR Loans.
2.14.1Inability to Determine Rates. Subject to Section 2.14.3, if, on or prior to the first day of any Interest Period for any SOFR Loan:
(a)the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or
(b)the Agent or Required Lenders (so long the Required Lenders have provided notice of such determination to the Agent) determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to the applicable Lenders of making and maintaining such Loan, the Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Agent (with respect to clause (b), at the instruction of the Required Lenders if the original determination was made by the Required Lenders as opposed to the Agent) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with additional amounts, if any, required pursuant to Section 2.13. Subject to Section 2.14.3, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Agent without reference to clause (iii) of the definition of “Base Rate” until the Agent revokes such determination.
2.14.2Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (iii) of the definition of “Base Rate”, in each case until each affected Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent without reference to clause (iii) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or change interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with additional amounts, if any, required pursuant to Section 2.13.
2.14.3Benchmark Replacement Setting.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.14.3(a) will occur prior to the applicable Benchmark Transition Start Date.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14.3(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.3.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a

Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
2.14.4Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
2.14.5Event of Default. At the election of Agent or the Required Lenders, after the occurrence and during the continuance of an Event of Default, the Loans shall bear interest at a per annum rate determined by reference to the Base Rate (instead of the Adjusted Term SOFR or Term SOFR) plus the Applicable Margin (plus any Default Rate Interest, if applicable), until such time, if any, that Agent or the Required Lenders, as applicable, rescind such election or no Event of Default is any longer in existence.
Section 2.15Incremental Facility.
(a)The Borrower may by written notice to the Agent elect to request the establishment of an incremental loan commitment (the “Incremental Loan Commitment”) in an aggregate principal amount of up to $50,000,000. Such notice shall specify the date (the “Increased Amount Date”) on which the Borrower proposes that the Incremental Loan Commitments shall be effective, which shall be a date not less than thirty (30) days after the date on which such notice is delivered to the Agent (or such shorter time as the Agent may agree to in its sole discretion). The Incremental Loan Commitments shall become effective as of the Increased Amount Date to the extent the Lenders or one or more additional Persons, in their sole discretion, have agreed to provide the Incremental Loan Commitments (and such Lenders or additional Persons so providing the Incremental Loan Commitments, together with the Agent and the Borrower, shall enter into in amendment to this Agreement to establish such Incremental Loan Commitments); provided that (i) no Default or Event of Default shall exist on the date such request is made through and including such Increased Amount Date before or after giving effect to the Incremental Loan Commitments; (ii) the conditions set forth in Section 4.02(b) shall be satisfied on the date such request is made and on such Increased Amount Date immediately after giving effect to the Incremental Loan Commitments; (iii) no Borrowing Base Deficiency exists or would result therefrom; (iv) the Parent and the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.18 as of the last day of the most recently ended calendar month, after giving effect to the Incremental Loan

Commitments; (v) the Incremental Loans shall have a maturity date no earlier than the Maturity Date; (vi) the Incremental Loans shall rank equal in right of payment with the existing Loans, shall be secured by the same property as the Collateral and shall be Guaranteed by the same Persons as the Loans; (vii) the interest rates and, unless otherwise agreed by the Borrower, the Agent and the lenders providing such Incremental Loan Commitment, fees and premiums shall be the same as the existing Loans; (viii) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Agent in connection with any such transaction; and (ix) the Agent shall have consented to the establishment of such Incremental Loan Commitment and/or the making of such Incremental Loans, such consent may be withheld in the Agent’s sole and absolute discretion.
(b)The terms and provisions of the Incremental Loans and the Incremental Loan Commitments shall be, except as otherwise set forth herein or in the relevant amendment, identical to the existing Loans (including in respect of the mechanics of requesting Loans thereunder and the applicable interest rates and, unless otherwise agreed by the Borrower, the Agent and the lenders providing such Incremental Loan Commitment, fees and prepayment premiums in respect thereof).
(c)Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, this Section 2.15 does not constitute a commitment or agreement of the Agent, the Lenders or any of their affiliates to provide the Incremental Loan Commitments.
III.REPRESENTATIONS AND WARRANTIES
Each Loan Party hereby makes the following representations and warranties to the Agent and the Lenders as of the Closing Date and as of the date of the making of each Subsequent Advance, all of which representations and warranties shall survive the Closing Date and the making of the Loans, and are as follows:
Section 3.01Financial Matters.
(a)The Borrower has heretofore furnished to the Agent and the Lenders (i) the audited financial statements (including balance sheets, statements of income and statements of cash flows) of the Ultimate Parent and its Subsidiaries as of December 31, 2024 for the twelve (12) month period then ended and (ii) the unaudited financial statements of the Ultimate Parent and its Subsidiaries as of September 30, 2025 for the nine month period then ended (collectively, the “Financial Statements”).
(b)The Financial Statements, as well as all other financial statements from time to time delivered by or on behalf of any Loan Party to the Agent or any Lender pursuant to Sections 5.04(a) and (b), (i) have been prepared in accordance with GAAP on a consistent basis for all periods (subject, in the case of unaudited statements, to the absence of footnote disclosures and normal non-material year-end audit adjustments), (ii) are complete and correct in all material respects, (iii) fairly present in all material respects the financial condition of each Loan Party as of said dates, and the results of each of their operations for the periods stated, (iv) contain and reflect all necessary adjustments and accruals for a fair presentation of the financial condition of each Loan Party and the results of each of their respective operations as of the dates of and for the periods covered thereby, and (v) make full and adequate provision, subject to and in accordance with GAAP, for the various assets and liabilities (including deferred revenues) of the Loan Parties, fixed or contingent, and the results of each of their operations and transactions in its accounts, as of the dates and for the periods referred to therein.
(c)As of the Closing Date, except as set forth in Schedule 3.01 of the Disclosure Schedules, no Loan Party has any material liabilities, obligations or commitments of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise (collectively “Liabilities and

Contingencies”), including Liabilities and Contingencies under employment agreements and with respect to any “earn-outs”, stock appreciation rights, or related compensation obligations, except: (i) Liabilities and Contingencies disclosed in the Financial Statements or footnotes thereto, (ii) Liabilities and Contingencies incurred in the Ordinary Course of Business since the date of the most recent Financial Statements, or (iii) those Liabilities and Contingencies which are not required to be disclosed under GAAP. The reserves, if any, reflected on the balance sheet of the Borrower included in the most recent Financial Statements are appropriate and reasonable. As of the Closing Date, immediately after giving effect to the Transactions, no Loan Party has any material Indebtedness for money borrowed, outstanding obligations for the purchase price of property, contingent obligations, or any unusual forward or long-term commitments, except as specifically set forth or provided for in the Financial Statements or in Schedule 3.01 of the Disclosure Schedules.
(d)As of the Closing Date, since the date of the most recent Financial Statements, there has been no Material Adverse Effect.
Section 3.02Organization; Corporate Existence; Capitalization.
(a)Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now conducted and as proposed hereafter to be conducted, (iii) is qualified to do business as a foreign entity in each jurisdiction in which the failure of such Person to be so qualified could reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, and (iv) has all requisite corporate or other organizational power and authority to execute and deliver, and perform all of its obligations under, the Loan Documents to which it is a party and to consummate all of the transactions contemplated by the Loan Documents. As of the Closing Date, true and complete copies of the Organic Documents of Borrower and each other Loan Party, together, in each case, with all amendments and modifications thereto, have been furnished to the Agent.
(b)On the Closing Date, the only Subsidiary of the Parent is the Borrower, and the Borrower has no Subsidiaries.
Section 3.03Authorization.
(a)The execution, delivery and performance by the Borrower and each other Loan Party of their respective obligations under the Loan Documents to which they are a party, and the consummation of each of the transactions contemplated hereby, have been duly authorized by all requisite corporate and other action and will not, either prior to or as a result of the consummation of the transactions contemplated by the Loan Documents: (i) violate any provision of Applicable Law, any order of any court or other agency of government, any provision of the Organic Documents of any such Person, or any Contract to which any such Person is a party, or by which any such Person or any assets or properties of any such Person are bound, or (ii) be in conflict with, result in a breach of, or constitute (after the giving of notice or lapse of time or both) a default under, or, except for any Lien in favor of Agent, for the benefit of Agent and the other Secured Persons, as may be provided in the Loan Documents, result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of any such Person pursuant to, any such Applicable Law, order, Organic Document, Contract or otherwise except, in the case of each of clauses (i) and (ii), where such violation, conflict, breach or default could not reasonably be expected to result in a Material Adverse Effect.
(b)No Loan Party is required to obtain any material Government Approval, consent or authorization from, or to file any declaration or statement with, any governmental instrumentality or agency in connection with or as a condition to the execution, delivery or performance of any of the Loan Documents or any of the transactions contemplated hereby, except for (i) notices to be made to the department of insurance (or equivalent) of any applicable jurisdiction, Insurance Carriers, and other applicable Persons in respect of the Reorganization, (ii) those that have been obtained, filed or made and are in full force and effect (or will be made prior to the due date therefor) and (iii) filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents.
(c)This Agreement has been duly executed and delivered by the Parent and the Borrower, and each of the other Loan Documents has been duly executed and delivered by each of the Loan Parties party thereto.
(d)Each of the Loan Documents constitutes the valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with each of their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles relating to enforceability.
Section 3.04Litigation; Labor Matters. Except as disclosed on Schedule 3.04 of the Disclosure Schedules, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of any Loan Party, threatened in writing (x) against or affecting the Parent or any of its Subsidiaries or any of their respective assets or (y) to the knowledge of any Loan Party, against or affecting the Ultimate Parent or its Subsidiaries or any of their respective assets, in each case which (i) if adversely determined, could reasonably be expected to, either individually or in the aggregate, (A) have a Material Adverse Effect or (B) result in liabilities to any member of the Group in excess of $3,000,000, or (ii) is related to this Agreement, any other Loan Document or the Transactions.
Section 3.05Material Contracts.
(a)As of the Closing Date, (i) except as disclosed on Schedule 3.05(A) of the Disclosure Schedules, no Loan Party is a party to, or is otherwise bound by, any Material Loan Party Contract, and (ii) to the knowledge of the Loan Parties, except as disclosed on Schedule 3.05(B) of the Disclosure Schedules, no Ultimate Parent Group Member is a party to, or otherwise bound by, any Material Ultimate Parent Group Contract.
(b)(i) No Loan Party is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Loan Party Contract to which it is a party or by which any of its assets or properties is bound, and (ii) to the knowledge of the Loan Parties, no Ultimate Parent Group Member is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Ultimate Parent Group Contract to which it is a party or by which any of its assets or properties is bound, except, in each case of clauses (i) and (ii), which such default could not reasonably be expected to, either individually or in the aggregate, (x) have a Material Adverse Effect or (y) result in liabilities to any member of the Group in excess of $3,000,000.
(c)(i) No Material Loan Party Contract that was in existence at any time on or after the Closing Date has been terminated (other than termination at the regularly scheduled termination date thereof or otherwise in accordance with its terms), and (ii) to the knowledge of the Loan Parties, no Material Ultimate Parent Group Contract that was in existence at any time on or after the Closing Date has been terminated (other than termination at the regularly scheduled termination date thereof or otherwise in accordance with its terms), except, in each case of clauses (i) and (ii), which such termination could not reasonably be expected to, either individually or in the aggregate, (x) have a Material Adverse Effect or (y) result in liabilities to any member of the Group in excess of $3,000,000.
Section 3.06Properties. Each Loan Party and each Subsidiary of a Loan Party has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, or valid licenses to use, all of its properties and assets necessary in the ordinary conduct of its business, free and clear of all Liens except for (a) Permitted Liens and (b) minor defects in title or restrictions on the nature of use thereof imposed by Applicable Law which do not materially interfere with the use and enjoyment of any such properties and assets in the ordinary conduct of business, or materially impair the value of such properties and assets for the purpose of such business, in each case except as could not reasonably be expected to have a Material Adverse Effect.
Section 3.07Real Property. No Loan Party nor, to the Borrower’s knowledge, any other party thereto, is in breach or violation of any requirements of any lease governing Real Property that is currently leased by a Loan Party, and such Real Properties are in good condition (reasonable wear and tear excepted) and are adequate for the current and proposed businesses of the Loan Parties, except in each case as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect. The use of the Real Properties by the Loan Parties in the ordinary course of business does not violate, in any respect, any applicable building, zoning or other Applicable Law, ordinance or regulation affecting such Real Properties, and no covenants, easements, rights-of-way or other such conditions of record impair any Loan Party’s use of the Real Properties in the ordinary course of business, except in each case which such violation could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.
Section 3.08Machinery and Equipment. The machinery and equipment owned and/or used by the Loan Parties is in good and usable condition and in a state of good maintenance and repair (reasonable wear and tear excepted), and adequate for its use in the ordinary course of business, except in each case as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.
Section 3.09Solvency. On the Closing Date, immediately after giving effect to the consummation of the Transactions (including the borrowing of Loans on the Closing Date), (a) the Parent and its Subsidiaries, on a consolidated basis, are Solvent, and (b) to the knowledge of the Borrower, the Ultimate Parent and its Subsidiaries, on a consolidated basis, are Solvent.
Section 3.10No Investment Company. Neither any Loan Party nor any Subsidiary of a Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
Section 3.11Margin Securities. Neither any Loan Party nor any Subsidiary of a Loan Party owns or has any present intention of acquiring any “margin security” or any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a “purpose credit” within the meaning of said Regulations T, U or X, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Exchange Act, or any rules or regulations promulgated under such statutes.
Section 3.12Taxes. The Parent and each of its Subsidiaries (and, to the knowledge of the Borrower, each Ultimate Parent Group Member) have timely filed or caused to be filed all federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all material Taxes, shown to be due and payable on such returns or on any assessments made against them or their property and all other material Taxes, fees or other charges imposed on them or any of their income, assets or property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, or the applicable Ultimate Parent Group Member, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. To the Borrower’s knowledge, the charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of such material Taxes are adequate.
Section 3.13ERISA. Except as set forth in Schedule 3.13 of the Disclosure Schedules, neither the Borrower nor any ERISA Affiliate maintains or has any obligation to make any contributions to any defined benefit pension plan, or other similar plan providing for nonqualified deferred compensation to any employee. With respect to any such plan(s) as may now exist that are subject to Title IV of ERISA, except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (a) the present value of all accrued benefits thereunder shall not at any time exceed the value of the assets of such plan(s) allocable to such accrued benefits, (b) there have not been and there shall not be any transactions that reasonably could be expected to result in the imposition of any tax or penalty under Section 4975 of the Code or under Section 502 of ERISA on any Loan Party, (c) there has not been any termination or partial termination thereof (other than a partial termination resulting solely from a reduction in the number of employees of the Borrower or an ERISA Affiliate, which reduction is not anticipated by such Person), and there has not been any “reportable event” (as such term is defined in Section 4043(b) of ERISA) on or after the effective date of Section 4043(b) of ERISA with respect to any such plan(s) subject to Title IV of ERISA, (d) no “accumulated funding deficiency” (within the meaning of ERISA) has been or shall be incurred, (e) such plan(s) have been and shall be determined to be “qualified” within the meaning of Section 401(a) of the Code, and have been and shall be duly administered in compliance with ERISA and the Code, and (f) no Loan Party is aware of any fact, event, condition or cause which might adversely affect the qualified status thereof. As respects any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) to which the Borrower or any ERISA Affiliate thereof has within the last five plan years been, is now, or may hereafter be required to make contributions, the Borrower or such ERISA Affiliate has made and shall make all required contributions thereto, and there has not been and shall not be any “complete withdrawal” or “partial withdrawal” (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) therefrom on the part of the Borrower or such ERISA Affiliate, except, in each case, as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
Section 3.14Intellectual Property. Except that could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, the Parent and each of its Subsidiaries own or have the valid right to use all patents, trademarks, copyrights, software, computer programs, equipment designs, network designs, equipment configurations, technology and other intellectual property material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole, and the use thereof does not infringe in any material respect on the rights of any other Person.
Section 3.15Compliance with Laws. The Parent and each of its Subsidiaries are in compliance with all requirements of the applicable Government Approvals, occupational safety, health, wage and hour, employment discrimination and other Applicable Law, in each case except where such failure could not reasonably be expected to result in a Material Adverse Effect. Neither any Loan Party nor any Subsidiary of a Loan Party has received written notice of default or violation, nor is any Loan Party or any Subsidiary of a Loan Party in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any material aspect of such Person’s business, affairs, properties or assets which may result in liabilities which could reasonably be expected to result in a Material Adverse Effect. Neither any Loan Party nor any Subsidiary of a Loan Party has received written notice of or been charged with, or is, to the Borrower’s knowledge, under investigation with respect to, any violation in any material respect of any provision of any Applicable Law, except for any such violation that could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.
Section 3.16Licenses and Permits. The Parent and each Subsidiary of the Parent has all material federal, state, local and other licenses, permits, “doing business” authorizations and applicable Government Approvals required to be maintained in connection with and material to the business of the Parent and its Subsidiaries, and all such licenses and permits are valid and in full force and effect, in each case except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect. The Parent and each Subsidiary of the Parent has complied in all material respects with the requirements of such licenses and permits, and has received no written notice of any pending or threatened proceedings for the suspension, termination, revocation or limitation thereof, in each case except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.
Section 3.17Insurance. Schedule 3.17 of the Disclosure Schedules lists all material insurance coverages maintained by the Parent and each Subsidiary of the Parent on the Closing Date, including the names of insurers, policy limits and deductibles. Neither the Parent nor any Subsidiary of the Parent has received written notice of cancellation or intent not to renew any material policies, and there has not occurred, and neither the Parent nor any Subsidiary of the Parent is aware of any occurrence or the existence of any condition (other than general industry-wide conditions) such as could reasonably be expected to cause any of such insurers to cancel any of such insurance coverages, or could be reasonably likely to materially increase the premiums charged to such Person for coverages for such policies consistent with the scope and amounts of coverages as in effect on the Closing Date, in each case except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.
Section 3.18Environmental Laws.
(a)The Parent and each Subsidiary of the Parent has complied in all material respects with all Environmental Laws relating to its business and properties, and to the knowledge of the Borrower, there exist no Hazardous Substances, nor underground storage tanks at, on, under or about, any of the Real Properties, in each case except for any such non-compliance or existence that could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.
(b)Except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, neither the Parent nor any Subsidiary of the Parent has received written notice of any pending or threatened litigation or administrative proceeding which in any instance (i) asserts or alleges any violation in any respect of any Environmental Laws on the part of such Person, (ii) asserts or alleges that any such Person is required to clean up, remove or otherwise take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Substances or materials, or (iii) asserts or alleges that any such Person is required to pay all or any portion of the costs of any past, present or future cleanup, removal or remedial or other response action or compensation for damage to persons or property which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any Hazardous Substances or materials by any such Person. To the Borrower’s knowledge, neither the Parent nor any Subsidiary of the Parent is subject, in any material respect, to any judgment, decree, order or citation related to or arising out of any Environmental Laws. To the Borrower’s knowledge, neither the Parent nor any Subsidiary of the Parent has been named or listed as a potentially responsible party by any governmental body or agency in any matter arising under any Environmental Laws, except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect. Neither the Parent nor any Subsidiary of the Parent is a participant in, nor does the Borrower have knowledge of, any governmental investigation involving any of the Real Properties, except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.
(c)Neither the Parent nor any Subsidiary of the Parent, nor to Borrower’s knowledge any other Person, has caused or permitted any Hazardous Substances or other materials to be stored, deposited, treated, recycled or disposed of on, under or at any of the Real Properties which materials, if known to be present, could reasonably be expected to require or authorize cleanup, removal or other remedial action by the Parent or any Subsidiary of the Parent under any applicable Environmental Laws, except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.
Section 3.19Sanctions; Anti-Terrorism Laws.
(a)Neither the Parent nor any of its Subsidiaries, nor, to the knowledge of any Loan Party, any Ultimate Parent Group Member or any director, officer, employee, agent, or Affiliate of the Ultimate Parent or any of its Subsidiaries, is a Person that is, or is 50% or more owned or controlled (as applicable under relevant law) by Persons that are: (i) the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury (collectively, “Sanctions”), (ii) organized or resident in a country or territory that is the subject of comprehensive Sanctions, (as of the date of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and the so-called Donetsk People’s Republic and Luhansk People’s Republic), or (iii) (x) an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), or (y) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto, (C) the PATRIOT Act, or (D) any other anti-terrorism Applicable Laws (collectively, the “Anti-Terrorism Laws”).
(b)The Parent and each of its Subsidiaries and, to the knowledge of any Loan Party, each Ultimate Parent Group Member and the respective directors, officers, employees and agents of the Ultimate Parent and its Subsidiaries, are in compliance with (i) all applicable Sanctions and (ii) applicable provisions of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and any other similar and applicable anti-corruption law, in all material respects. The Parent and its Subsidiaries and, to the knowledge of the Parent, each Ultimate Parent Group Member have instituted and maintains policies and procedures reasonably designed to promote compliance with applicable Sanctions, the FCPA and any other similar and applicable anti-corruption laws.
Section 3.20Insurance Carrier Agreement. No Loan Party is in material breach of, or in material default under, any Eligible Insurance Carrier Agreement.
Section 3.21Vendor Agreement. Except as set forth on Schedule 3.21 of the Disclosure Schedules, a Loan Party is the counterparty to all vendor agreements that are material to the administration and collection of Receivables.
Section 3.22Brokers. Except as set forth on Schedule 3.22 of the Disclosure Schedules, and except for fees payable to the Agent and the Lenders pursuant to the Loan Documents, as of the Closing Date, neither the Parent nor any Subsidiary of the Parent has any obligation to any Person in respect of any finder’s or brokerage fees in connection with this Agreement.

Section 3.23Full Disclosure.
(a)No written statement of fact made by or on behalf of any Loan Party in this Agreement or any other Loan Document, or in any information memorandum, business summary, agreement, certificate, schedule or other statement or report furnished in writing by or on behalf of any Loan Party to or on behalf of the Agent or any Lender pursuant to, or in connection with, this Agreement or any other Loan Document (in each case other than projected financial information, pro forma financial information and information of a general economic or industry nature), when furnished (as modified or supplemented by other information so furnished) and when taken as a whole contains any untrue statement of a material fact, or omits omit to state any material fact necessary to make any statements contained therein (when taken as a whole), in light of the circumstances under which such statements were made, not materially misleading.
(b)All financial projections delivered by or on behalf of any Loan Party to or on behalf of the Agent or any Lender pursuant to, or in connection with, this Agreement or any other Loan Document (i) were prepared by such Person in good faith and (ii) were prepared in accordance with assumptions which were believed to be reasonable at the time such projections were so delivered, it being acknowledged and agreed by the Agent and the Lenders that projections as to future events are not to be viewed as facts, such information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their respective Subsidiaries, no assurance can be given that any particular projection will be realized, and actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material.
Section 3.24Employee Matters.
(a)Neither the Parent nor any Subsidiary of the Parent is engaged in any unfair labor practice, except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect. Except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, there is (i) no unfair labor practice complaint pending against the Parent or any Subsidiary of the Parent, or to the knowledge of any Loan Party, threatened in writing against the Parent or any Subsidiary of the Parent before the National Labor Relations Board (or any similar body) and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Parent or any Subsidiary of the Parent or to the knowledge of any Loan Party, threatened in writing against the Parent or any Subsidiary of the Parent, (ii) no strike or material work stoppage in existence or, or to the knowledge of any Loan Party, threatened in writing involving the Parent or any Subsidiary of the Parent, and (iii) to the knowledge of any Loan Party, no union representation question existing with respect to the employees of the Parent or any Subsidiary of the Parent and, to the knowledge of each Loan Party, no union organization activity that is taking place. Neither the Parent nor any Subsidiary of the Parent has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any other similar Applicable Law that remains unpaid or unsatisfied, except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.
(b)Except as set forth on Schedule 3.24(b) of the Disclosure Schedules, a Loan Party is the counterparty to all employment agreements of Group employees that are material to the business operations of the Group.
Section 3.25Eligible Receivables. At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criterion that requires the approval or satisfaction of the Agent has been approved by or is satisfactory to the Agent, each Receivable identified therein by Borrower as part of the Borrowing Base is an Eligible Receivable.
IV.CONDITIONS OF MAKING THE LOANS
Section 4.01Initial Loans. The obligation of each Lender to make any Loans on the Closing Date is subject to the following conditions precedent, all of which must be satisfied in a manner acceptable to the Agent (and as applicable, pursuant to documentation which is in form and substance acceptable to the Agent) or waived by the Agent, subject in all respects to Section 5.14:
(a)Representations and Warranties. The representations and warranties set forth in Article III hereof and in the other Loan Documents shall be true and correct in all material respects (without duplication of any existing materiality qualifiers or dollar thresholds) on and as of the Closing Date (other than any representations and warranties that are expressly limited to an earlier date or period, in which such case such representations and warranties shall be true and correct in all material respects (without duplication of any existing materiality qualifiers or dollar thresholds) as of such earlier date or period), immediately after giving effect to the transactions contemplated hereby (including the funding of all Loans to be made on the Closing Date).
(b)Loan Documentation. Agent shall have received each of the following:
(i)this Agreement duly executed by Agent, each Lender, the Parent and the Borrower;
(ii)the Notes, to the extent requested by a Lender, duly executed by Borrower in favor of each such Lender (if any);
(iii)the Collateral Agreement and any and all other Security Documents required by the Agent at the Closing Date, in each case duly executed by all applicable parties;
(iv)the Agent Payments Letter duly executed by the Agent and the Borrower;
(v)the Loan Party Guaranty duly executed by each of the Loan Parties;
(vi)the Intercompany Subordination Agreement duly executed by the Ultimate Parent and each of its Subsidiaries;
(vii)a certificate or certificates of insurance evidencing the general liability and general property insurance policies of the Loan Parties, as required by Section 5.01(b);
(viii)a Notice of Borrowing with respect to the borrowing of all Loans to be made on the Closing Date, executed by the Borrower (which must be received by Agent no later than 12:00 noon New York time one (1) Business Day prior to the Closing Date);
(ix)a duly executed certificate of a Responsible Officer of Borrower and each other Loan Party, certifying (i) the resolutions of the boards of directors or applicable committee thereof (or other comparable body) of such Person authorizing and directing the execution and delivery of the Loan Documents to which such Person is a party and all further agreements, instruments, certificates and other documents pursuant hereto and thereto to which such Person is a party; (ii) the names of the officers of each such Person who are authorized to execute and deliver the Loan Documents to which such Person is a party and all other agreements, instruments, certificates and other documents to be delivered pursuant hereto and thereto to which such Person is a party (to the extent such officer will execute a Loan Document on the Closing Date), together with the true signatures of such officers (it being understood and agreed that the Agent may conclusively rely on such certificate until the Agent shall receive any further such certificate canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate) and (iii) copies of the Organic Documents (certified by the Secretary of State or other appropriate governmental official, as applicable, with respect to each certificate of incorporation or formation, dated reasonably prior to the Closing Date) of each such Person;
(x)[reserved];
(xi)a certificate of the Secretary of State or other appropriate governmental official of the jurisdiction of incorporation or formation, as applicable, of Borrower and each other Loan Party, dated reasonably prior to the Closing Date, stating that such Person is duly formed or qualified and in good standing in such jurisdiction; and
(xii)such other agreements, instruments, documents, proxies and certificates (including satisfactory lien, judgment and other searches) as the Agent may reasonably request in writing prior to the Closing Date.
(c)Due Diligence/Approval. The Agent shall have completed its business, accounting and legal due diligence pertaining to the Loan Parties, the senior employees of the Loan Parties, and the transactions contemplated hereby with results thereof reasonably satisfactory to the Agent in its sole discretion, and the Loans and this Agreement shall have been approved by the Agent’s Investment Committee.
(d)Reorganization. The Agent shall have received evidence of the consummation of the Reorganization.
(e)Prior Debt. The Prior Debt shall have been repaid in full prior to (or substantially simultaneously with) the making of the initial Loans on the Closing Date.
(f)Payoff and Release Letters. The Borrower shall have received, and shall have delivered to the Agent, a payoff and release letter from each holder (or each agent thereof) of all Prior Debt, signed by each such holder (or agent, as applicable), (i) confirming the amount required to be paid to each such holder (or agent, as applicable) on the Closing Date in order to pay all such Prior Debt, (ii) affirming that, upon receipt of such amount on the Closing Date, all Liens on the property of the Ultimate Parent and its Subsidiaries securing such Prior Debt shall be terminated and released, and all possessory collateral constituting property of the Ultimate Parent and its Subsidiaries shall be returned to the Ultimate Parent or its Subsidiaries (or its designee), and (iii) providing for the filing, upon receipt of such amount on the Closing Date, of termination statements in respect of any and all Lien filings against the Ultimate Parent and its Subsidiaries securing such Prior Debt.
(g)Legal Opinion. The Agent shall have received a customary legal opinion of Latham & Watkins LLP, counsel to the Borrower, dated as of the Closing Date, with respect to the Loan Parties, the Loan Documents and the transactions contemplated thereby.
(h)Initial Independent Actuarial Report. The Agent shall have received the Initial Independent Actuarial Report dated reasonably prior to the Closing Date.
(i)[Reserved].

(j)Fees and Reimbursements. Borrower shall have paid, or shall pay simultaneously with the making of the Loans on the Closing Date, all fees (and, to the extent invoiced prior to the Closing Date, all costs and expenses) that are due and payable under this Agreement and the other Loan Documents on the Closing Date.
(k)[Reserved].
(l)No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date, immediately after giving effect to the consummation of the Transactions (including the making of the Loans) on the Closing Date.
(m)No Material Adverse Effect. Since the date of the most recent Financial Statements, no Material Adverse Effect shall have occurred and be continuing or would result from the making of the Loans or the consummation of the transactions contemplated hereby.
(n)Borrowing Base Certificate; No Borrowing Base Deficiency. The Borrower shall have delivered to the Agent a Borrowing Base Certificate which shall give effect to the making of the initial Loans on the Closing Date. No Borrowing Base Deficiency shall have occurred and be continuing or would result immediately from the making of such Loans.
(o)KYC Information. The Agent shall have received all documentation and other information, including (x) a duly executed IRS Form W-9 (or other applicable tax form) for each of the Loan Parties and (y) such documentation and other information to permit the Agent to facilitate repayment in full of the Prior Debt, which has been reasonably requested by the Agent or any of the Lenders in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.
For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender and the Agent, by delivering its signature page to this Agreement on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document or matter that is required to be approved by, or acceptable or satisfactory to, the Agent or such Lender on the Closing Date.
Section 4.02Advances Made Subsequent to the Closing Date. The obligation of each Lender to make its Pro Rata Share of each advance of Loans after the Closing Date (each, a “Subsequent Advance”) is subject to (x) the initial Loans being advanced in full on the Closing Date as contemplated in Section 4.01 and (y) the satisfaction of each of the following additional conditions precedent as of the date of each such advance:
(a)No Default. No Default or Event of Default shall have occurred and be continuing or would result immediately from the making of such Subsequent Advance or from the application of the proceeds therefrom.
(b)Representations and Warranties. The representations and warranties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (without duplication of any existing materiality qualifiers or dollar thresholds) on and as of the date such Subsequent Advance is made (other than any representations and warranties that are expressly limited to an earlier date or period, in which such case such representations and warranties shall be true and correct in all material respects (without duplication of any existing materiality qualifiers or dollar thresholds) as of such earlier date or period), in each case both before and after giving effect to the funding of such Subsequent Advance.

(c)Pro Forma Financial Covenant Compliance. After giving pro forma effect to the making of such Subsequent Advance, the Borrower is in compliance on a pro forma basis with each of the financial covenants set forth in Section 6.18, recomputed for the twelve month period ending on the last day of the calendar month on or prior to the date of such Subsequent Advance for which financial statements with respect to the Loan Parties have been, or were required to have been, delivered to Agent pursuant to Section 5.04(b), using the applicable financial covenant levels set forth in Section 6.18 for the then most recently completed testing date for each such covenant as of the date of such Subsequent Advance (or, in each case, if the first such testing date has not yet occurred, using the financial covenant levels as of the first testing date) whether or not financial statements have been, or are required to be, delivered for such testing date set forth in Section 6.18.
(d)Notice of Borrowing. The Borrower shall have delivered to the Agent a duly executed Notice of Borrowing within the time period set forth in Section 2.01(a)(ii).
(e)Borrowing Base Certificate; No Borrowing Base Deficiency. The Borrower shall have delivered to the Agent a Borrowing Base Certificate which shall give effect to the funding of such Subsequent Advance; provided, that if the date of such Subsequent Advance is on or after the fifteenth (15th) calendar day of the month, such Borrowing Base Certificate shall be current as of the last day of the calendar month immediately preceding the date of such Subsequent Advance. No Borrowing Base Deficiency shall have occurred and be continuing or would result immediately from the making of such Subsequent Advance.
Each and every request by the Borrower for a Loan shall constitute (i) a representation and warranty by the Borrower to the Agent and the Lenders that each of the conditions specified in Section 4.02 shall be satisfied as of the date that each such Loan is made, and (ii) a reaffirmation by each Loan Party of the granting and continuance of Agent’s Liens, on behalf of itself and the other Secured Persons, pursuant to the Security Documents.
V.AFFIRMATIVE COVENANTS
Each Loan Party hereby covenants and agrees that, from the Closing Date and until all of the Obligations have been Paid in Full, such Loan Party shall, and shall cause each of its Subsidiaries to (and, solely with respect to Sections 5.01(c), 5.02(b) and 5.12, shall use commercially reasonable efforts to cause the Ultimate Parent Group Members to):
Section 5.01Existence; Insurance; Maintenance of Properties; Material Contracts; Laws.
(a)Existence. Except as otherwise permitted under Article VI, preserve, renew and keep in full force and effect its corporate or other legal existence, and all rights, licenses, permits and franchises material to its business, except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.
(b)Insurance. Maintain insurance in amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries), on such terms and against such risks (including fire and other hazards insured against by extended coverage, public liability insurance covering claims for personal injury, cyber security, death or property damage, business interruption insurance) as are both maintained as of the Closing Date and as are customary for companies of similar size in the same or similar businesses and operating in the same or similar locations, each of which policies shall be issued by a Third Party insurer that the Borrower believes (in good faith judgment of the management) is financially sound and reputable at the time the relevant coverage is placed or renewed. Subject to Section 5.14, the Agent, for the benefit of the Agent and the other Secured Persons, shall be named as lender’s loss payee and additional insured (as applicable) as its interest appears with respect to each U.S. general liability policy and each U.S. general property policy maintained by a Loan Party (which, for the avoidance of doubt, shall not include any directors and officers policies, workers compensation, business interruption or automobile insurance policies) and, unless otherwise agreed to by Agent, provide for the Agent to receive written notice thereof at least thirty (30) days prior to any cancellation of the subject policy (unless such cancellation is due to non-payment of the policy, in which event Agent shall receive at least ten (10) days’ notice prior to any such cancellation); provided that, in the case of any such insurance policy that is obtained by a Loan Party after the Closing Date, such certificates and endorsements required by this Section 5.01(b) shall be delivered as soon as reasonably practicable thereafter; provided, further that, unless an Event of Default shall have occurred and be continuing, (A) all proceeds from insurance policies shall be paid to the applicable Loan Party, (B) to the extent the Agent receives any such insurance proceeds in respect of insurance policies of the Group, the Agent shall promptly turn over to the Borrower any such amounts, and (C) the Agent agrees that the Borrower and/or its Subsidiaries shall have the sole right to adjust or settle any claims under such insurance. Promptly after written request from the Agent, the Borrower shall provide the Agent with information presented in reasonable detail as to the insurance so carried.
(c)Material Contracts / Applicable Laws. (i) Comply in all material respects (or in all respects with respect to any applicable Sanctions referred to in Section 3.19) with all Material Loan Party Contracts to which it is a party, all benefit plans which it maintains or is required to contribute to, and all Applicable Laws and all requirements of its insurers, whether now in effect or hereafter enacted, promulgated or issued, and (ii) use commercially reasonable efforts to cause the Ultimate Parent Group Members to comply in all material respects (or in all respect with respect to any applicable Sanctions referred to in Section 3.19) with all Material Ultimate Parent Group Contracts to which it is a party, all benefit plans which it maintains or is required to contribute to, and all Applicable Laws and all requirements of its insurers, whether now in effect or hereafter enacted, promulgated or issued.
(d)Maintenance of Properties. Maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Parent and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, in each case except as could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.
Section 5.02Taxes.
(a)Pay and discharge, or cause to be paid and discharged, all federal income Taxes and other material Taxes, assessments and governmental charges or levies imposed upon any the Parent or any Subsidiary of the Parent or upon its income and profits or upon any of its property (real, personal or mixed) or upon any part thereof, before the same shall become in default or past-due, as well as all material lawful claims for labor, materials, supplies and otherwise, except where the same are currently being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.
(b)Use commercially reasonable efforts to cause the Ultimate Parent Group Members to pay and discharge (or cause to be paid and discharged) all federal income Taxes and other material Taxes, assessments and governmental charges or levies imposed upon any Ultimate Parent Group Member or upon the income and profits or upon any property (real, personal or mixed) of an Ultimate Parent Group Member or upon any part thereof, before the same shall become in default or past-due, as well as all material lawful claims for labor, materials, supplies and otherwise, except where the same are currently being contested in good faith by appropriate proceedings and for which the applicable Ultimate Parent Group Member has set aside on its books adequate reserves in accordance with GAAP.

Section 5.03Notices of Certain Material Events.
(a)General. Within five (5) Business Days (or, in the case of clause (i) below, three (3) Business Days) after a Responsible Officer of a Loan Party obtains knowledge thereof, provide written notice to the Agent and each Lender of:
(i) the occurrence of any Default or any Event of Default;
(ii)any proceedings instituted against the Ultimate Parent or any Subsidiary of the Ultimate Parent by a Governmental Authority in any federal, state or other court or before any commission or other regulatory body, whether federal, state or other, which, if adversely determined, could reasonably be expected to (x) either individually or in the aggregate, have a Material Adverse Effect, or (y) result in liabilities to any member of the Group in excess of $3,000,000;
(iii)the occurrence of any event or events that resulted in, or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect;
(iv)any change in the independent auditor of the Ultimate Parent or any Subsidiary of the Ultimate Parent;
(v)resignation or removal of any member of the board of directors (or similar governing body) of the Ultimate Parent or any Subsidiary of the Ultimate Parent;
(vi)receipt by any Ultimate Parent Group Member in writing of any material notices from, or inquiries, investigations or audits or inquiries by, the SEC, FTC or any other governmental or regulatory authority (whether state or federal) with respect to the business operations of the Group or the Receivables; and
(vii)any ruling, decision or outcome, or material development, in respect of the Specified Litigation.
(b)Material Contracts. Within ten (10) Business Days after a Responsible Officer of a Loan Party obtains knowledge thereof, provide written notice to the Agent and each Lender of:
(i)any material breaches of any Material Loan Party Contract or Material Ultimate Parent Group Contract;
(ii)any termination (or any threatened termination made in writing by the counterparty thereto) of any Material Loan Party Contract or Material Ultimate Parent Group Contract (in each case other than in accordance with its terms or at its stated expiration);
(iii)unless otherwise provided pursuant to Section 6.12, any material amendment to or material modification of any Material Loan Party Contract or Material Ultimate Parent Group Contract; and
(iv)any update in the schedule of any Applicable Payments Rate set forth in any Material Eligible Insurance Carrier Agreement which results in a downward change of such Applicable Payments Rate by 100 basis points or more.
Section 5.04Periodic Reports. Furnish to the Agent and each Lender:

(a)Within ninety (90) days after the end of each Fiscal Year, a copy of the annual audit report of (x) the Loan Parties and their respective Subsidiaries or (y) if so elected by the Borrower, the Ultimate Parent and its Subsidiaries, in each case, for such Fiscal Year, including therein consolidated audited balance sheets, and consolidated audited statements of income, statements of stockholders’ equity, and statements of cash flows of the Loan Parties and their respective Subsidiaries (or the Ultimate Parent and its Subsidiaries, as applicable), together with footnotes and supporting schedules thereto, certified, without qualification, exception or explanatory language (other than a “going concern” or like qualification or exception resulting solely from the impending final scheduled Maturity Date occurring within one year from the time such opinion is delivered), by Ernst & Young LLP or another nationally recognized independent certified public accounting firm selected by the Borrower that is an Approved Accounting Firm or is otherwise reasonably satisfactory to the Agent, showing the financial condition of the Loan Parties and their respective Subsidiaries (or the Ultimate Parent and its Subsidiaries, as applicable), at the close of such Fiscal Year and the results of operations of the Loan Parties and their respective Subsidiaries (or the Ultimate Parent and its Subsidiaries, as applicable), during such Fiscal Year; provided that if the Borrower elects to provide the audited financial statements for the Ultimate Parent and its Subsidiaries in satisfaction of the requirements of this Section 5.04(a), such financial statements shall be accompanied by customary consolidating schedules (which may be unaudited);
(b)Within (i) thirty (30) days after the end of the first and second month of each Fiscal Quarter and (ii) within forty-five (45) days after the end of each Fiscal Quarter, unaudited balance sheets, statements of income and statements of cash flows of (x) the Loan Parties and their respective Subsidiaries or (y) if so elected by the Borrower, the Ultimate Parent and its Subsidiaries, in each case, on a consolidated basis, such balance sheets to be as of the close of such calendar month or such Fiscal Quarter, as applicable, and such statements of income and statements of cash flows to be for the period from the beginning of such calendar month or such Fiscal Quarter, as applicable, to the end of such calendar month or such Fiscal Quarter, as applicable, setting forth in each case in comparative form the figures for the corresponding fiscal month or Fiscal Quarter (as applicable) of, and the corresponding portion of (A) the immediately preceding Fiscal Year and (B) the financial forecast delivered pursuant to Section 5.04(e), in each case subject to the absence of footnotes and normal audit and year-end adjustment and in a form substantially consistent with the comparative statements provided to the Agent prior to the Closing Date, all in reasonable detail and certified by a Responsible Officer of the Borrower (which certification shall be included in the Compliance Certificate delivered concurrently therewith) as fairly presenting in all material respects the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to the absence of footnotes and normal year-end audit adjustments; provided that if the Borrower elects to provide the financial statements for the Ultimate Parent and its Subsidiaries in satisfaction of the requirements of this Section 5.04(b), such financial statements shall be accompanied by customary consolidating schedules (which may be unaudited);
(c)At any time Unrestricted Cash as set forth in the most recently delivered Compliance Certificate pursuant to Section 5.04(d) is less than $50,000,000, then on the last Business Day of each calendar week until Unrestricted Cash is greater than or equal to $50,000,000 as set forth in the most recently delivered Compliance Certificate pursuant to Section 5.04(d), the Borrower shall deliver to the Agent a rolling 13-week cash flow budget for the Loan Parties and their Subsidiaries for the then upcoming thirteen (13) week period, in a form reasonably acceptable to the Agent, together with (x) a report setting forth actual cash receipts, disbursements and net cash flows of the Loan Parties and their Subsidiaries for the prior week and (y) such supporting information reasonably requested by the Agent;
(d)Concurrently with the delivery of each of the financial statements required by Section 5.04(a) and 5.04(b):

(i)a Compliance Certificate signed by a Responsible Officer of the Borrower, which shall:
(A)certify that no Default or Event of Default has occurred and is continuing as of the date of such Compliance Certificate,
(B)solely with respect to a Compliance Certificate delivered in connection with the financial statements required by Section 5.04(b), set forth (in reasonable detail) the calculations supporting the applicable financial covenants set forth in Section 6.18 (solely to the extent such financial covenant is required to be measured as of the last day of the applicable fiscal month or Fiscal Quarter for which the Compliance Certificate is being delivered),
(C)solely with respect to a Compliance Certificate delivered with the annual financial statements required by Section 5.04(a), contain a certification that there has been no change in the information set forth in the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.04(d)(i)(C), or identifying any such change, and
(D)solely with respect to a Compliance Certificate delivered in connection with the quarterly financial statements required by Section 5.04(b)(ii), contain an updated list of Material Eligible Insurance Carrier Agreements as of such date (in a level of detail consistent with how the Material Eligible Insurance Carrier Agreements were disclosed on Schedule 3.05(A) of the Disclosure Schedule on the Closing Date) or a certification that there has been no change in the list of Material Eligible Insurance Carrier Agreements since the Closing Date or the date of the most recent list delivered pursuant to this Section 5.04(d)(i)(D), as applicable;
(ii)solely with respect to the quarterly financial statements required by Section 5.04(b)(ii) or the annual financial statements required by Section 5.04(a), a copy of the management discussion and analysis that was included in the Ultimate Parent’s 10-Q or 10-K for such Fiscal Quarter or Fiscal Year, as applicable;
(iii)solely with respect to the quarterly financial statements required by Section 5.04(b)(ii), an Independent Actuarial Report dated reasonably prior to such date; and
(iv)solely with respect to the monthly and quarterly financial statements required by Section 5.04(b), a report, in form and substance satisfactory to the Agent in its Permitted Discretion, detailing commission payments composition (including by product type and Insurance Carrier) and commission payments roll-forward figures;
(e)On or prior to the fifth (5th) Business Day after the date that is seventy-five (75) days after the beginning of each Fiscal Year, a forecast, budget, projection and operating plan (on a month-by-month basis) for the Borrower and its Subsidiaries for such Fiscal Year, in a form substantially consistent with the forecast provided to the Agent prior to the Closing Date; provided that the Borrower may elect to deliver a forecast, budget, projection and operating plan for the Ultimate Parent and its Subsidiaries in satisfaction of the requirements of this Section 5.04(e), so long as accompanied by customary consolidating schedules;
(f)(i) Promptly after the same are publicly available, copies of all material proxy materials, material reports and other material information which any Loan Party files with the SEC, and (ii) within three (3) Business Days after distribution to any other Third Party holders of any Indebtedness (other than the Obligations) of any Loan Party or any Subsidiary of any Loan Party with an outstanding balance in an amount in excess of $10,000,000, copies of all reports, statements and other material information provided to such holders; provided, that any materials, reports, statements and information described in this clause (f) shall be deemed delivered to the Agent on the date that they are made available on the SEC website;
(g)On each Reporting Date, a Borrowing Base Certificate, which shall attach the data tape demonstrating the basis for the calculations of the Borrowing Base; provided, that if an Event of Default has occurred and is continuing, such Borrowing Base Certificate and data tape shall be delivered at such times as the Agent may determine in its Permitted Discretion after giving reasonable prior notice to the Borrower. Each Borrowing Base Certificate delivered under this Section 5.04(g) shall bear a signed statement by an authorized representative of the Borrower, certifying to the accuracy and completeness of all information included therein; and
(h)Promptly, such other information regarding any Loan Party’s or any Loan Party’s Subsidiary’s operations, assets, business, affairs and financial condition, as the Agent or any Lender may reasonably request in writing from time to time.
Notwithstanding the foregoing, the obligations in Section 5.04(a) and Section 5.04(b)(ii) may, at the option of the Borrower, be satisfied by delivery to the Agent a copy of the Ultimate Parent’s Form 10-K or Form 10-Q, as applicable, for the applicable period, as filed with the SEC.
Section 5.05Books and Records; Inspection.
(a)Maintain books and records regarding the assets and business of the Borrower and its Subsidiaries, and permit the Agent (accompanied by any Lender who is an Affiliate or Related Fund of Comvest, along with representatives of, advisors of, and other professionals retained by or on behalf of, the Agent or such Lender) to inspect and conduct field examinations and field audits (an “Inspection”), up to three Inspections in any Fiscal Year (unless an Event of Default has occurred and is continuing, in which case there shall be no limit on the number of Inspections that may be conducted under this Section 5.05(a)) during normal business hours, upon at least two (2) Business Days’ advance notice, all of the Loan Parties’ various books, records, operations and properties, to make copies, abstracts and/or reproductions of such books and records, and to discuss the business, financials and affairs and conduct field audits of the Loan Parties with the management, employees, representatives, accountants and advisors of the Loan Parties (subject to such accountants’ and advisors’ customary policies and procedures, and provided that the Borrower shall be given the opportunity to participate in any such discussions with the Loan Parties’ accountants and advisors) and, with consent of the Borrower not to be unreasonably withheld, customers and suppliers of the Loan Parties; provided, that the Borrower shall only be required to reimburse the Agent for three such Inspections in any Fiscal Year unless an Event of Default has occurred and is continuing, in which case there shall be no limit on reimbursement for such Inspections.
(b)At the reasonable written request of the Agent, hold telephonic meetings with the Agent, including its representatives and/or legal counsel, and the Borrower, including their senior officers and legal counsel, at such times to be agreed, to discuss the Specified Litigation. The Borrower shall use commercially reasonable efforts to cause the Ultimate Parent (and its appropriate senior officers and legal counsel) to attend such telephonic meetings if requested by the Agent.
(c)Notwithstanding the foregoing, neither any Loan Party nor any Subsidiary of a Loan Party (or any of their respective Affiliates, directors, officers, employees, management, representatives, accountants or advisors) will be required to disclose, or permit the inspection or discussion of, any document, information or other matter to the extent (i) disclosure to Agent or any of its Related

Parties is prohibited by (x) Applicable Law or (y) any binding agreement with a Third Party for a bona fide business purpose and not for the purpose of circumventing the Loan Documents or (ii) it constitutes attorney work product or is subject to attorney-client privilege or similar privilege.
Section 5.06Accounting. Maintain a standard system of accounting in order to permit the preparation of financial statements in accordance with GAAP consistently applied.
Section 5.07Environmental Response. In the event of any material discharge, spill, injection, escape, emission, disposal, leak or other Release of Hazardous Substances in amounts in violation of applicable Environmental Laws by the Parent or any Subsidiary of the Parent on any Real Property owned or leased by any such Person, which is not authorized by a permit or other approval issued by the appropriate governmental agencies and which requires notification to or the filing of any report with any federal, state or other governmental agency, promptly comply with the notice requirements of the Environmental Protection Agency and applicable governmental agencies, and take all steps necessary to promptly clean up such discharge, spill, injection, escape, emission, disposal, leak or other Release in accordance with all applicable Environmental Laws and the Federal National Contingency Plan, and, if required, receive a certification from all applicable state agencies or the Environmental Protection Agency, that such Real Property has been cleaned up to the satisfaction of such agency(ies), in each case except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 5.08Owned Real Property. In the event that any Loan Party acquires Material Real Property, then such Loan Party shall promptly notify Agent thereof and, within sixty (60) days after acquisition of such Material Real Property (or at such later time as is approved by Agent in its reasonable discretion), shall take all such actions and execute and deliver, or cause to be executed and delivered, all Real Property Deliverables with respect to each such Material Real Property that the Agent shall reasonably request to create, in favor of Agent, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in such fee-owned Material Real Property.
Section 5.09Use of Proceeds. Cause all proceeds of the Loans to be utilized solely in the manner and for the purposes set forth in Section 2.03.
Section 5.10Future Subsidiaries. At any time and from time to time when any Loan Party forms or acquires (including by virtue of any statutory division of the Borrower or any Subsidiary of the Borrower) any Subsidiary (including any Foreign Subsidiary) subsequent to the Closing Date, the Borrower shall give prompt written notice to the Agent of (and in no event less than five (5) days thereafter) the formation or acquisition of such Subsidiary. Within ten (10) days of formation or acquisition of such Subsidiary, the Borrower shall provide the Agent with true and complete copies of the Organic Documents of such Subsidiary and a written notice stating, with respect to such Subsidiary, (a) its proper legal name, (b) its jurisdiction of incorporation or formation, and (c) the record owners of the stock or other equity interests of such Subsidiary (and the percentage of such stock or equity interests so held by each such record owner). Within forty-five (45) days of the formation or acquisition of such new Subsidiary, the Borrower shall cause such Subsidiary to execute and deliver (i) a joinder to the Loan Party Guaranty as a guarantor thereunder in form and substance reasonably satisfactory to the Agent, (ii) a joinder to the Collateral Agreement (and/or such other Security Documents required by the Agent) as a grantor thereunder (along with a completed Perfection Certificate) in form and substance reasonably satisfactory to the Agent, (iii) a joinder to the Intercompany Subordination Agreement as a subordinated creditor in form and substance reasonably satisfactory to the Agent and (iv) such other Security Documents (including any actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S., or to perfect such security interests) and Loan Documents as reasonably required by Agent, all of which must be in form and substance reasonably satisfactory to the Agent and, to the extent reasonably required by the Agent, accompanied by legal opinions and other documents in form and substance reasonably satisfactory to the Agent. Notwithstanding the foregoing, this Section 5.10 shall not limit any of the other provisions of this Agreement or of any other Loan Document that restrict the Loan Parties from forming or otherwise acquiring any Subsidiary.
Section 5.11Further Assurances. Subject in all respects to the thresholds, deadlines and exceptions contained in the other provisions of this Agreement and in the other Loan Documents, promptly and duly take, execute, acknowledge and deliver (or cause to be duly taken, executed, acknowledged and delivered) all such further acts, documents and assurances as the Agent may from time to time reasonably request in writing in order to (a) carry out the intent and purposes of the Loan Documents and the transactions contemplated thereby, (b) establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of the Agent, for the benefit of Agent and each other Secured Person, (i) in all of the real and personal property (wherever located) from time to time owned by the Loan Parties to secure all of the Obligations and (ii) in all of the stock and other equity interests from time to time issued by the Borrower and each Subsidiary of the Borrower to secure all of the Obligations, and (c) cause each Subsidiary of the Borrower to guarantee all of the Obligations, in each case all pursuant to documentation that is in form and substance reasonably satisfactory to the Agent. Without limiting the foregoing, absent written agreement of Agent to the contrary, the Borrower shall, and shall cause each other Loan Party to, obtain Control Agreements with respect to all deposit accounts, securities accounts and commodities accounts of the Loan Parties, in each case other than Restricted Accounts (as defined in the Collateral Agreement), and obtain Lien waivers and collateral access agreements from landlords with respect to the chief executive office of such Loan Parties, in each case as required by the Collateral Agreement and subject in all respects to Section 5.14.
Section 5.12Lender Meetings; Board Information Rights.
(a)Hold up to two (2) in-person meetings (or, at the option of the Agent, telephonic meetings) per Fiscal Year upon written request from the Agent with representatives of the Agent and senior officers of the Borrower, at a time to be agreed between the Borrower and the Agent, to discuss the financial performance and operations of the Loan Parties. The Borrower shall use commercially reasonable efforts to cause senior officers of the Ultimate Parent to attend such meetings, if requested by the Agent. The Borrower shall reimburse the Agent for all reasonable and documented out-of-pocket expenses incurred in connection with attendance at such meetings to the extent required by Section 9.02(b).
(b)Provide the Agent with copies of all information provided to the members of the board of directors (or any comparable body), including any relevant committee thereof, of the Parent and any of its Subsidiaries, and the Borrower shall use commercially reasonable efforts to provide the Agent with copies of all information provided to the members of the board of directors of the Ultimate Parent, in each case in anticipation of or at a board of directors (or comparable body) meeting (regular or special and whether telephonic or otherwise), in addition to providing copies of (or in the case of meetings of the board of directors of the Ultimate Parent, using commercially reasonable efforts to provide copies of) the records of the proceedings or minutes of such meeting, in each case within three (3) Business Days after such information and records are provided to the board members, and the Agent shall keep such materials and information disclosed at such meetings confidential in accordance with Section 9.14 and shall enter into a board observation agreement with the applicable entity which shall address matters related to the receipt of material non-public information; provided, that, notwithstanding the foregoing, neither the Parent nor any Subsidiary or Affiliate thereof shall be required to disclose, permit the making of copies of or taking abstracts of or discuss any document, information or other matter (A) that constitutes non-financial trade secrets; (B) in respect of which disclosure to the Agent or any Lender (or any of their agents or representatives) is prohibited by Applicable Law or applicable stock exchange rules, (C) that is subject to attorney client or similar privilege or constitutes attorney work product, (D) in respect of which a Loan

Party owes confidentiality obligations to any Third Party, (E) that is related to this Agreement or any other Loan Document and which could reasonably result in a conflict of interest, (F) that is related to the incurrence of Indebtedness the proceeds of which will refinance the Obligations in cash in full, (G) any change of control transaction or shareholder activist matter, or (H) any other transaction or matter in which the Agent, Lenders or any of their respective Affiliates is adverse to the Loan Parties or any Subsidiary or Affiliate of a Loan Party.
Section 5.13Independent Actuarial Report. Promptly deliver to the Independent Actuary such information and data, including persistency curves, historical retention experience and mortality adjustments and other data that formed the basis of the Initial Independent Actuarial Report, as reasonably requested by the Agent or the Independent Actuary to facilitate the Independent Actuary’s preparation of each Independent Actuarial Report. In furtherance of the foregoing, the Borrower shall make available its officers and employees at reasonable times as requested to discuss with the Independent Actuary and/or the Agent any such information and data. The Borrower shall pay to the Independent Actuary (or shall reimburse the Agent for the payment of) all reasonable, documented out-of-pocket costs and expenses in connection with preparation and delivery of the Independent Actuarial Report; provided, that unless an Event of Default has occurred and is continuing, the Borrower shall only be required to make such payment or reimbursement for delivery of one (1) Independent Actuarial Report per Fiscal Quarter; provided further, that the Borrower’s obligation to pay or reimburse the aggregate costs and expenses in respect of Independent Actuarial Reports shall not exceed $180,000 in any Fiscal Year (excluding the costs and expenses of the Initial Independent Actuarial Report). Upon thirty (30) days’ prior written notice and in accordance with the agreement(s) among the Agent, the Borrower and the Independent Actuary, the Agent may terminate the then current Independent Actuary, in its Permitted Discretion; provided, that a replacement Independent Actuary shall be appointed within such thirty (30) day period.
Section 5.14Post-Closing Deliveries. In consideration for the applicable Lenders agreeing to fund the Loans advanced on the Closing Date, deliver, or cause to be delivered, to Agent, each of the items listed on Schedule B to this Agreement, each in a manner and pursuant to documentation that are in form, scope and substance reasonably acceptable to Agent, within the applicable time periods designated on Schedule B (unless such time periods are extended by Agent in its reasonable discretion, which may be via e-mail).
Section 5.15Sanctions; Anti-Terrorism Laws. Maintain in effect policies and procedures designed to promote and achieve compliance with applicable Sanctions, the FCPA and applicable Anti-Terrorism Laws.
Section 5.16Additional Beneficial Ownership Certification. At least five (5) days prior to any Person becoming a Loan Party, if requested by any Lender, cause any such Person that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and has not previously delivered a Beneficial Ownership Certification to deliver a Beneficial Ownership Certification to the Agent and the Lenders.
Section 5.17Blocked Access Account. Deposits into the Blocked Access Account may be made as and when determined by the Borrower. Any withdrawal from the Blocked Access Account shall be subject to Section 2.01(c)(ii).
VI.NEGATIVE COVENANTS
Each Loan Party hereby covenants and agrees that, until all of the Obligations have been Paid in Full, such Loan Party shall not, and shall not permit any of its Subsidiaries to (and, solely with respect to Sections 6.01, 6.02, 6.04, 6.06, 6.08 and 6.10(b), shall use commercially reasonable efforts to not permit the Ultimate Parent Group Members to), directly or indirectly:

Section 6.01Indebtedness. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, other than:
(a)the Obligations;
(b)Indebtedness existing on the date of this Agreement and described on Schedule 6.01 of the Disclosure Schedules, and Permitted Refinancings thereof;
(c)Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring, leasing, installing, constructing, replacing, repairing or improving any equipment or other fixed or capital assets (including Capitalized Leases and purchase money debt), and Indebtedness arising from the conversion of obligations under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness, in an aggregate amount at any time outstanding not to exceed $5,000,000;
(d)unsecured Indebtedness owed to a member of the Group; provided, that any such Indebtedness of a Loan Party that is owed to a Non-Loan Party pursuant to this clause (d) must be subject to the Intercompany Subordination Agreement;
(e)Guarantees in respect of Indebtedness of any member of the Group so long as the incurrence of such Indebtedness is permitted under the terms of this Agreement;
(f)Indebtedness in respect of Cash Management Services incurred in the Ordinary Course of Business;
(g)Indebtedness consisting of (i) the financing of insurance premiums with the applicable insurance provider thereof so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of (plus customary financing charges with respect thereto) or (ii) take-or-pay obligations contained in supply arrangements, in each case in the Ordinary Course of Business;
(h)Indebtedness incurred in the Ordinary Course of Business with respect to surety and appeals bonds, performance, bid and appeal bonds, completion guarantees and other similar obligations (but not with respect to letters of credit);
(i)Indebtedness existing or arising under any swap contract; provided, that (i) such obligations are (or were) entered into in the Ordinary Course of Business and not for purposes of speculation and (ii) the aggregate amount of such obligations at any time outstanding does exceed $5,000,000;
(j)unsecured Subordinated Debt so long as the aggregate principal amount of such Subordinated Debt at any time outstanding does not exceed $5,000,000;
(k)Indebtedness in respect of letters of credit, bank guarantees, or similar instruments in the Ordinary Course of Business in an aggregate principal amount at any time outstanding not to exceed $5,000,000;
(l)unsecured Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding;
(m)Indebtedness representing deferred compensation to employees incurred in the Ordinary Course of Business;
(n)Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of equity interests permitted by Section 6.08 in an aggregate principal amount at any time outstanding not to exceed $1,000,000; provided, that at the time of incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing;
(o)(i) Guarantees incurred in the Ordinary Course of Business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (ii) Indebtedness incurred as a result of leases entered into in the Ordinary Course of Business;
(p)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under Applicable Law;
(q)Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with any Permitted Acquisition;
(r)deposits and advance payments received from Insurance Carriers or other customers in the Ordinary Course of Business; and
(s)all premiums (if any), interest (including post-petition interest and any interest paid in kind), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (r) above.
Section 6.02Liens. Create, incur, assume or suffer to exist any Lien on any of its assets, now or hereafter owned, other than:
(a)Liens in favor of the Agent (for the benefit of the Agent and the other Secured Persons) securing the Obligations;
(b)Liens existing on the date of this Agreement and described on Schedule 6.02 of the Disclosure Schedules;
(c)any Lien on any asset securing Indebtedness permitted under Section 6.01(c); provided that such Lien attaches only to the assets financed by such Indebtedness (and/or any replacements of, additions or accessions to, or proceeds of such assets) and such Lien attaches concurrently with or within ninety (90) days after the acquisition, construction, repair, replacement, improvement lease or installation thereof; provided, further, that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its Affiliates;
(d)Liens for Taxes, assessments or other governmental charges or levies (i) which are not yet overdue by a period of more than thirty (30) days or (ii) the validity of which is being diligently contested by the applicable member of the Group in good faith by appropriate proceedings which result in the stay of any enforcement thereof and the applicable member of the Group shall have set aside on their books adequate reserves with respect to any such Tax so contested;
(e)Liens arising in the Ordinary Course of Business (i) imposed by Applicable Law in favor of carriers, warehousemen, landlords, mechanics and materialmen or other similar Liens, for sums not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien, or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, (ii) in connection with workers’ compensation, unemployment compensation and other types of social security legislation (excluding Liens arising under ERISA or the Code), (iii) in connection with surety bonds, stay, customs and appeal bonds, customs duties, bids, trade contracts, governmental contracts, performance bonds and similar obligations (including pledges and deposits therefor), (iv) on vehicles or (v) given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of the Group;
(f)easements, ground leases, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;
(g)(i) any Liens or other interests or title of a landlord, lessor or sublessor under any lease permitted by this Agreement, including pledges and deposits in connection therewith, and (ii) deposits made or other Liens provided in the Ordinary Course of Business to secure liability to insurance carriers or the financing of premiums with respect thereto, or under self-insurance arrangements in respect of such obligations;
(h)Liens arising (i) from precautionary uniform commercial code financing statements filed by the lessor with respect to any property leased by a Loan Party under any lease not prohibited by this Agreement solely covering such leased property or (ii) out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by a member of the Group in the Ordinary Course of Business;
(i)leases, subleases, licenses, and sublicenses granted to Third Parties in the Ordinary Course of Business and not interfering with the business of any Loan Party in any material respect (provided that (x) such Ordinary Course of Business qualification shall not apply to subleases of real property and (y) any licenses with respect to Intellectual Property shall be non-exclusive);
(j)Liens in favor of collection banks arising under Section 4-210 of the UCC, or any comparable or successor provision;
(k)(x) Liens consisting of judgment liens (other than for payment of Taxes); provided, that the existence of such judgment does not constitute an Event of Default under Section 7.01(h), and (y) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(l)Liens (including the right of setoff) in favor of a bank or other depository or financial institution arising as a matter of Applicable Law (or which are within the general parameters customary in the banking or finance industry) encumbering deposits or other funds maintained with a financial institution;
(m)any Lien securing Indebtedness permitted under Section 6.01(f) or Section 6.01(k); and
(n)Liens securing obligations the principal amount of which does not exceed $1,000,000 in the aggregate at any time outstanding;
(o)Liens in favor of an Insurance Carrier arising out of any Insurance Carrier Agreement in the Ordinary Course of Business to the extent such Liens do not attach to any assets other than the future payments subject to such arrangement;
(p)Liens solely on any earnest money deposits (or similar) made in connection with any letter of intent or purchase agreement permitted under this Agreement; and
(q)Liens deemed to exist in connection with Investments in repurchase agreements under Section 6.06 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes.
Section 6.03[Reserved].
Section 6.04Sales of Assets. Sell, lease, transfer or otherwise dispose of (each, a “Disposition”) any of its properties, assets, leases, rights, licenses or franchises (including, in the case of a limited liability company, pursuant to a statutory division), other than:
(a)sales of inventory to any Person other than an Affiliate of a Loan Party in the Ordinary Course of Business;
(b)(i) Dispositions of surplus, worn-out or obsolete property in the Ordinary Course of Business and (ii) Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries or no longer economically practicable to maintain (including the lapse or abandonment in the Ordinary Course of Business of any registrations or applications for registration of any Intellectual Property that are not necessary for the operation of the business of the Borrower and its Subsidiaries, taken as a whole);
(c)Dispositions (other than Dispositions of Material Intellectual Property or Receivables) to any Person for fair market value, so long as all of the following conditions are met: (i) the fair market value of such assets sold in any Fiscal Year does not exceed $5,000,000 in the aggregate, (ii) not less than 75% of the sales price is paid in cash, and (iii) no Default or Event of Default then exists or would result therefrom;
(d)the use or Disposition of cash and Cash Equivalents in a manner not prohibited by this Agreement or any other Loan Document;
(e)Dispositions in the Ordinary Course of Business of Receivables and other accounts receivable of the Loan Parties (including at a discount), but only (x) in connection with the collection or compromise thereof in the Ordinary Course of Business or (y) otherwise consistent with industry practice so long as (i) the aggregate fair market value of such Receivables and other accounts receivable does not exceed (A) $5,000,000 in any Fiscal Year and (B) $10,000,000 during the term of this Agreement, (ii) the undiscounted expected future commission stream for such Receivables does not exceed (A) $7,500,000 in any Fiscal Year and (B) $15,000,000 during the term of this Agreement and (iii) at the time of each such Disposition, no Default or Event of Default has occurred and is continuing;
(f)leases, subleases, licenses, and sublicenses granted in the Ordinary Course of Business and not interfering with the business of any Loan Party in any material respect (provided that (x) such Ordinary Course of Business qualification shall not apply to subleases of real property and (y) any licenses with respect to Intellectual Property shall be non-exclusive);
(g)Dispositions of assets (i) from a Loan Party to another Loan Party, (ii) from any Loan Party to any Non-Loan Party (other than (x) shares of stock or equity securities of any Subsidiary, (y) Material Intellectual Property or (z) Receivables); provided, that the aggregate fair market value of assets disposed of pursuant to this clause (ii) shall not exceed the Shared Intercompany Basket Amount, and (iii) from any Non-Loan Party to any other member of the Group;
(h)sales or dispositions of property to the extent that (i) such property is exchanged for similar or replacement property, or for credit or trade-in against the purchase price of replacement or similar property, or (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of replacement property; provided, that to the extent the property being sold or disposed of constitutes Collateral, such replacement property shall constitute Collateral;
(i)Dispositions that are otherwise expressly permitted by Section 6.07;
(j)Dispositions that constitute (A) Liens permitted under Section 6.02, (B) Investments permitted under Section 6.06, or (C) Restricted Payments permitted under Section 6.08;
(k)the Specified Disposition so long as the proceeds thereof become Collateral hereunder;
(l)the unwinding of any swap contract;
(m)the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the Ordinary Course of Business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;
(n)Dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, or Dispositions of property subject to casualty events; and
(o)the issuance of directors’ qualifying shares and shares issued to foreign nationals to the extent required by Applicable Law.
Notwithstanding anything to the contrary contained in the Loan Documents, (1) no Loan Party shall consummate any “Division” (as defined in Section 18-217 of the Delaware Limited Liability Company Act) or similar organizational change that may hereafter be permitted under any applicable statute unless such Loan Party shall have complied with Section 5.10 within the timeframes required set forth therein and (2) in no event shall this Section 6.04 permit the Borrower or any other Loan Party to dispose of, contribute or otherwise transfer (whether as an in-kind investment or otherwise) (x) any Material Intellectual Property or the equity interests of any Person that owns any Material Intellectual Property or (y) any Receivables (except as set forth in Section 6.04(e) or (m)), in each case, to any Person other than the Borrower or any other Loan Party.
Section 6.05Sale-Leaseback. Enter into any arrangement, directly or indirectly, with any Person whereby any Loan Party or any Subsidiary of a Loan Party shall sell or transfer any property (real, personal or mixed) used or useful in the operation of the business of the Borrower and its Subsidiaries, whether now owned or hereafter acquired, to such Person and thereafter rent or lease such property from such Person.
Section 6.06Investments. Make an Investment, except:
(a)Investments made by (i) any Loan Party in another Loan Party, (ii) any Loan Party in any Non-Loan Party (including by the Borrower in eHealth China pursuant to the eHealth China Agreement); provided, that the aggregate amount of all outstanding Investments made by Loan Parties pursuant to this Section 6.06(a)(ii) shall not exceed the Shared Intercompany Basket Amount at any time, and (iii) any Non-Loan Party in any other member of the Group; provided, that each Loan Party shall use commercially reasonable efforts to not permit the Ultimate Parent or any of its Subsidiaries (other than a Loan Party in accordance with Section 5.10) to form or acquire any Subsidiary after the Closing Date;

(b)Investments in securities of Account Debtors of a member of the Group received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors as settlement for accounts receivable owing by such Account Debtors to the applicable member of the Group;
(c)Investments in cash and Cash Equivalents;
(d)(i) non-cash loans made to officers, directors, consultants or employees of a member of the Group, so long as (x) all of the proceeds of such loans are used, concurrently with the making thereof, by such officer, director, consultant or employee to purchase from the Parent (or any direct or indirect parent company thereof) shares of stock or other equity interests issued by the Parent (or such direct or indirect parent company thereof) and (y) the outstanding principal balance of such loans does not exceed $1,000,000 at any time outstanding, and (ii) loans and advances to officers, directors, employees, managers, consultants and independent contractors for business related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case in the Ordinary Course of Business in an amount not to exceed $1,000,000 at any time outstanding;
(e)lease, utility and other similar deposits made by the applicable Loan Party in the Ordinary Course of Business;
(f)Investments existing on the date of this Agreement and described on Schedule 6.06 of the Disclosure Schedules;
(g)non-cash consideration received by the applicable member of the Group from Dispositions expressly permitted under Section 6.04;
(h)to the extent constituting an Investment, intercompany Indebtedness permitted by Section 6.01(d);
(i)Investments consisting of advances in the form of a cash deposit or prepayment of expenses to vendors, suppliers and trade creditors, or consisting of UCC Article 3 endorsements for collection or deposit, so long as such endorsements or deposits are made, and such expenses are incurred, in the Ordinary Course of Business;
(j)(x) extensions of trade credit or accounts receivable credit, (y) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers, and (z) Investments (including debt obligations and equity interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers, in each case in the Ordinary Course of Business;
(k)advances of payroll payments to employees in the Ordinary Course of Business in an aggregate amount not to exceed $1,000,000 outstanding at any time;
(l)Permitted Acquisitions;
(m)loans and advances to any direct or indirect parent company of Parent in lieu of (and which, for the avoidance of doubt, shall reduce availability thereunder), and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such direct or indirect parent in accordance with Section 6.08;

(n)other Investments in an aggregate amount not to exceed $5,000,000 outstanding at any time;
(o)swap contracts and Cash Management Services permitted under Section 6.01, including any payments in connection with the termination thereof;
(p)Guarantees of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and
(q)Investments consisting of Indebtedness, Liens, Dispositions, fundamental changes and Restricted Payments permitted under Sections 6.01, 6.02, 6.04 (other than Section 6.04(j)(B)), 6.07 (other than Section 6.07(f)), or 6.08, respectively.
Notwithstanding anything to the contrary contained in the Loan Documents, in no event shall this Section 6.06 permit the Borrower or any other Loan Party to dispose of, contribute or otherwise transfer (whether as an in-kind investment or otherwise) (x) any Material Intellectual Property or the equity interests of any Person that owns any Material Intellectual Property or (y) any Receivables, in each case, to any Person other than the Borrower or any other Loan Party.
Section 6.07Consolidations; Mergers; Etc. Dissolve or liquidate, or consolidate or merge with or into another Person, or sell all or substantially all of the assets of the Parent and its Subsidiaries (taken as a whole), except for:
(a)upon no less than five (5) Business Days’ prior written notice to the Agent, mergers or consolidations of a Loan Party into another Loan Party (other than the Borrower);
(b)mergers or consolidations of (x) any Specified Affiliate or (y) with the consent of the Agent in its Permitted Discretion, any member of the Group, in each case, into the Borrower;
(c)mergers or consolidations of any Non-Loan Party into any other member of the Group; provided, that any merger or consolidation of any Non-Loan Party (other than a Specified Affiliate) into a Loan Party shall require consent of the Agent in its Permitted Discretion;
(d)dissolutions or liquidations of any Non-Loan Party (other than Ultimate Parent);
(e)in order to effect a Disposition (whether in one transaction or a series of transactions) permitted by Section 6.04 (other than Section 6.04(i));
(f)in order to effect (or otherwise made in connection with) an Investment permitted by Section 6.06; and
(g)so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary (other than the Borrower) may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 6.06.
For the avoidance of doubt and notwithstanding anything herein to the contrary, this Section 6.07 shall not prohibit any member of the Group from changing its legal name, entity type, or jurisdiction of organization; provided, that if there is a change in the legal name, entity type or jurisdiction of a Loan Party, (x) such Loan Party must comply with Section 6.12(b) and (y) Parent and the Borrower must remain organized under the laws of the United States, any state thereof or the District of Columbia.
Section 6.08Restricted Payments. Declare, pay or make any Restricted Payment; provided, that this Section 6.08 shall not be deemed to prohibit:

(a)(x) the payment of cash dividends or distributions by any Subsidiary of the Parent to the Parent or any other Subsidiary of the Parent and (y) the payment of cash dividends or distributions by any Ultimate Parent Group Member to any other Ultimate Parent Group Member;
(b)(x) the payment of non-cash dividends or distributions by any Subsidiary of the Parent to the Parent or any other Subsidiary of the Parent solely in-kind in the form of shares of stock or other equity interests (and in any event not in Disqualified Equity Interests), (y) payment of non-cash dividends or distributions by any Ultimate Parent Group Member to any other Ultimate Parent Group Member solely in-kind in the form of shares of stock or other equity interests and (z) the payment of non-cash dividends or distributions by Ultimate Parent solely in-kind in the form of shares of stock or other equity interests (and in any event not in Disqualified Equity Interests);
(c)(x) the payment of dividends or distributions of property (other than cash or equity interests) by any Subsidiary of the Parent to the Parent or any other Subsidiary of the Parent and (y) the payment of dividends or distributions of property by any Ultimate Parent Group Member to any other Ultimate Parent Group Member;
(d)Restricted Payments to effectuate (i) the payment of cash dividends under the certificate of designations governing Ultimate Parent’s Series A Preferred Stock (the “Series A Certificate of Designations”) in an amount not to exceed 2.0% per annum of the accrued value thereof as and when required by Section 4(c) of the Series A Certificate of Designations so long as the applicable Restricted Payment Conditions are then satisfied and (ii) the payment or accrual of dividends, fees or other amounts that are, in each case, “paid in kind” with respect to Ultimate Parent’s Series A Preferred Stock under or in connection with the Series A Certificate of Designations;
(e)other Restricted Payments, so long as the applicable Restricted Payment Conditions are then satisfied;
(f)(x) any Loan Party and any other Subsidiary may make any distributions, dividends or payments to Ultimate Parent (or any other direct or indirect parent company) for franchise, excise or similar Taxes, charges, fees and expenses, in each case, required to maintain such entity’s corporate existence; and (y) for each taxable period in which any Loan Party or other Subsidiary is a member of (or is an entity disregarded as separate from a member of) a consolidated, combined, unitary or similar tax group for U.S. federal, state, local and/or non-U.S. tax purposes of which Ultimate Parent (or any other direct or indirect parent company) is the consolidated parent company, such Loan Parties or such other Subsidiaries may make dividends, distributions or payments to Ultimate Parent (or any other direct or indirect parent company) to allow such consolidated parent company to satisfy any Tax liability attributable to such Loan Parties and any such other Subsidiaries in the applicable tax year (or portion thereof) in an amount not to exceed the amount that such Loan Parties or any such other Subsidiaries would have been required to pay in respect of such relevant Taxes for such taxable period if such Loan Parties and such other Subsidiaries (if any) had been a stand-alone consolidated, combined, unitary or similar group separate from the consolidated parent company for all relevant taxable periods (any such payment in clauses (x) or (y), a “Tax Distribution”);
(g)the payment of cash (or a Restricted Payment to direct or indirect parent company of Parent to permit such parent company to pay cash) in lieu of fractional equity interests in connection with any dividend, split or combination of equity interests of any member of the Group;
(h)Restricted Payments to effectuate issuances, repurchases and withholding of equity interests of Ultimate Parent upon the vesting or exercise (as applicable) of stock options, performance stock units, warrants, restricted stock units, restricted stock, phantom stock, stock appreciation rights or similar rights if such equity interests represent (x) a portion of the exercise or purchase price therefor or (y) satisfaction of any Tax withholding obligations thereunder;
(i)so long as no Event of Default shall have occurred and be continuing, Restricted Payments to effectuate (and pay for) the repurchase, retirement or other acquisition or retirement for value of equity interests of Ultimate Parent held by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Group upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any future, present or former employee, director, consultant or distributor of the Group, in an aggregate amount not to exceed $1,000,000 in any Fiscal Year;
(j)payments or Restricted Payments to effectuate the payment of reasonable out-of-pocket costs and expenses related to public company expenses or other customary costs and expenses (w) in respect of indemnities provided on behalf of officers, employees, directors, consultants or independent contractors of any member of the Group (including, for the avoidance of doubt, any premiums and other fees, costs and expenses related to directors’ and officers’ insurance policies), (x) in respect of bona fide accounting services or services relating to the preparation, review and/or filing of proxy statements, public company reports and other filings required by applicable United States federal and state securities laws (in each case, including any legal services related thereto) in an aggregate amount not to exceed $6,500,000 in any Fiscal Year, (y) in respect of board member and board consultant fees and expenses and board member compensation in an aggregate amount not to exceed $1,750,000 in any Fiscal Year; provided, that no discretionary board compensation payments shall be made at any time an Event of Default has occurred and is continuing, and (z) in respect of any other costs and expenses in an aggregate amount not to exceed $1,500,000 in any Fiscal Year; provided, that no such other costs and expenses under this subclause (z) shall be paid at any time an Event of Default has occurred and is continuing;
(k)Restricted Payments to any direct or indirect parent company of Parent in order to enable such parent company to make payments for the benefit of the Borrower or any of its Subsidiaries, to the extent such payments, if they had been made directly by the Borrower or such Subsidiary, would have been permitted pursuant to the terms of this Agreement;
(l)Restricted Payments to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Agreement;
(m)to the extent constituting a Restricted Payment, any transaction or payment permitted by Section 6.06, 6.07 or 6.13; and
(n)Restricted Payments made in connection with the Transactions.
Notwithstanding anything to the contrary contained in the Loan Documents, in no event shall this Section 6.08 permit the Borrower or any other Loan Party to dispose of, contribute or otherwise transfer (whether as an in-kind investment or otherwise) (x) any Material Intellectual Property or the equity interests of any Person that owns any Material Intellectual Property or (y) any Receivables, in each case, to any Person other than the Borrower or any other Loan Party.
Section 6.09[Reserved].
Section 6.10Change of Business.

(a)Engage in a material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date, or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.
(b)With respect to the Ultimate Parent, (1) engage in any business other than its ownership of the stock or other equity interests of, and the management of, (w) the Parent, (x) eHealth China, (y) the Specified Affiliates and (z) indirectly, any of their respective Subsidiaries, and activities incidental thereto; provided that Ultimate Parent may engage in those activities that are incidental to (i) the maintenance of its existence in compliance with Applicable Law, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) [reserved], (iv) the issuance, sale or repurchase of its shares of stock or other equity interests and the receipt of capital contributions, in each case to the extent not prohibited by this Agreement, (v) the making of Restricted Payments from the proceeds of any Restricted Payment permitted under Section 6.08, or (vi) serving as a passive holding company for the Parent, eHealth China and the Specified Affiliates; provided further that at no time shall Ultimate Parent (w) have any material assets other than the outstanding shares of stock or equity interests issued by the Parent and eHealth China, (x) have any direct Subsidiaries other than the Parent, eHealth China, the Specified Affiliates, or any of their respective Subsidiaries, (y) have any material liabilities, including any Indebtedness, unless permitted by this Agreement, or (z) directly or indirectly, (I) form or acquire any Subsidiary (other than by a Loan Party in accordance with Section 5.10) after the Closing Date or (II) make any material Investment that is not in the Ordinary Course of Business (other than by a Loan Party in accordance with Section 6.06) after the Closing Date or (2) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
(c)With respect to the Parent, (1) engage in any material business other than its ownership of the stock or other equity interests of, and the management of, the Borrower and its Subsidiaries, and activities incidental thereto; provided that Parent may engage in those activities that are incidental to (i) the maintenance of its existence in compliance with Applicable Law, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) [reserved], (iv) the issuance, sale or repurchase of its shares of stock or other equity interests and the receipt of capital contributions, in each case to the extent not prohibited by this Agreement, (v) the making of Restricted Payments from the proceeds of any Restricted Payment permitted under Section 6.08, or (vi) serving as a passive holding company for the Borrower; provided further that at no time shall Parent (w) have any material assets other than the outstanding shares of stock or equity interests issued by the Borrower, (x) have any direct Subsidiaries other than the Borrower, (y) have any material liabilities, including any Indebtedness, unless permitted by this Agreement, or (z) directly or indirectly, (I) form or acquire any Subsidiary (other than by a Loan Party in accordance with Section 5.10) after the Closing Date or (II) make any material Investment (other than by a Loan Party in accordance with Section 6.06) after the Closing Date or (2) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
Section 6.11[Reserved].
Section 6.12Certain Amendments; Jurisdiction of Formation.
(a)Amend or otherwise modify any of the terms or provisions of (i) any Loan Party’s or any Loan Party’s Subsidiary’s Organic Documents, (ii) the eHealth China Agreement, (iii) the Echelon Preferred Equity Agreement and the existing preferred equity investment by Echelon Health SPV, LP (or its Affiliates) related thereto, (iv) the terms and conditions of the documentation relating to any Subordinated Debt (excluding any intercompany debt that is subject to the Intercompany Subordination Agreement) with an individual outstanding principal amount in excess of $5,000,000 and (v) any Material Eligible Insurance Carrier Agreement, in each case except for such amendments or other modifications (x) which are not materially adverse to the interests of the Agent and the Lenders (taken as a whole) in any material respect or (y) which are required to comply with Applicable Law (as mutually determined by the Agent and the Borrower in good faith) and which, in each instance, are fully disclosed in writing to the Agent no later than ten (10) Business Days after being effectuated.
(b)Change the legal name, type of entity, or jurisdiction of organization, incorporation or formation of any Loan Party, unless such Loan Party provides written notice of such change to the Agent on the Business Day such change is made.
Section 6.13Affiliate Transactions. Enter into any Contract or transaction with any Affiliate of any Loan Party except:
(a)as disclosed in Schedule 6.13 of the Disclosure Schedules;
(b)intercompany transactions solely among the Loan Parties and their respective Subsidiaries or, to the extent in the Ordinary Course of Business or consistent with past practice, transactions with any Ultimate Parent Group Member;
(c)the making of Restricted Payments to Affiliates to the extent expressly permitted under Section 6.08;
(d)transactions that are permitted pursuant to Section 6.01, 6.02, 6.04, 6.06 or 6.07;
(e)in the Ordinary Course of Business on terms and conditions no less favorable to any Loan Party than those which could reasonably be expected to be obtained in an arms’ length transaction with a Third Party and, with respect to any such Contract or transaction involving more than $3,000,000 in the aggregate, which are fully disclosed in writing to the Agent no less than five (5) Business Days after being consummated;
(f)the consummation of the Transactions;
(g)employment and severance arrangements between the Parent and its Subsidiaries and their respective future, present or former officers, employees, directors or consultants in the Ordinary Course of Business and transactions pursuant to equity incentive plans and employee benefit plans and arrangements; and
(h)the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, future, present or former directors, officers and employees of the Parent and its Subsidiaries as customarily required or in the Ordinary Course of Business.
Section 6.14Restrictive Agreements. (i) Enter into or assume any agreement (other than (x) the Loan Documents and (y) Capitalized Leases and purchase money debt documents which contain prohibitions only upon the property leased or purchased thereunder) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, in favor of the Agent to secure the Obligations or (ii) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (other than pursuant to the Loan Documents) on the ability of any Subsidiary of Parent that is a Non-Loan Party to pay or make any dividends or distributions to a Loan Party, to pay any Indebtedness owed by such Subsidiary to a Loan Party, or to make loans or advances to a Loan Party; provided that the forgoing shall not prohibit:
(a)customary restrictions arising in connection with Indebtedness permitted under Section 6.01;

(b)customary restrictions arising pursuant to contracts for the sale of assets or equity interests, in each case in compliance with the terms of this Agreement;
(c)customary restrictions on cash deposits imposed by customers under contracts with the Loan Parties entered into in the Ordinary Course of Business with respect to the deposits so provided by the customers to the Loan Parties thereunder;
(d)customary provisions in leases, subleases, licenses or sublicenses (including restricting subletting or assignment of any lease governing a leasehold interest) permitted hereby; or
(e)customary provisions in a Contract entered into in the Ordinary Course of Business restricting assignments of such Contract; and
(f)restrictions under (or required by) Applicable Law.
Section 6.15Fiscal Year. Change its Fiscal Year.
Section 6.16Certain Indebtedness Payments. Prepay, redeem, purchase or make any other payment on or with respect to (a) any Subordinated Debt in violation of the applicable subordination or intercreditor agreement or provisions pertaining thereto, including any payment conditions specified therein, or (b) Indebtedness permitted under Section 6.01(l) unless, both before and after giving effect thereto, (x) no Default or Event of Default has occurred and is continuing and (y) no Borrowing Base Deficiency shall exist.
Section 6.17Wholly-Owned Subsidiaries. Permit any Subsidiary of the Parent to be a non-Wholly-Owned Subsidiary.
Section 6.18Financial Covenants.
(a)Maximum Total Leverage Ratio. Commencing with the Test Period ending on December 31, 2025, permit the Total Leverage Ratio as of the last day of any Test Period to be greater than the ratio set forth opposite such day in the table below:

Test Period Ending	Total Leverage Ratio
December 31, 2025, March 31, 2026, June 30, 2026 and September 30, 2026	2.50:1.00
December 31, 2026, March 31, 2027, June 30, 2027 and September 30, 2027	2.00:1.00
December 31, 2027, March 31, 2028, June 30, 2028 and September 30, 2028 and each Fiscal Quarter ending thereafter	1.75:1.00
(b)Minimum Unrestricted Cash. Permit Unrestricted Cash as of the last day of any calendar month to be less than $45,000,000.
(c)Minimum Lifetime Value to Acquisition Cost Ratio. Permit the Lifetime Value to Acquisition Cost Ratio as of the last day of any Test Period (commencing with the Test Period ending on December 31, 2025) to be less than 1.275:1.00.
Section 6.19Sanctions; Anti-Terrorism Laws; Use of Proceeds. Directly or knowingly indirectly, use the proceeds of any of the Loans, or lend, contribute or otherwise make available any such proceeds to any subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or applicable Anti-Terrorism Laws, or (ii) (A) to fund any activities or business of or with any Person, that, at the time of such funding, is the target of Sanctions or in violation of applicable Sanctions, or (B) in any other manner that would give rise to a violation of Sanctions by any party hereto.
VII.EVENTS OF DEFAULT
Section 7.01Events of Default. The occurrence of any one or more of the following conditions or events each shall constitute an “Event of Default”:
(a)any representation, warranty or other statement or disclosure made or deemed made by or on behalf of any Loan Party in this Agreement or in any other Loan Document, or in any certificate, financial statement, instrument or other statement furnished by or on behalf of any Loan Party in connection with this Agreement, any other Loan Document or with respect to any of the Loans or any of the other Obligations shall be false, inaccurate or misleading in any material respect (without duplication of any existing materiality qualifiers or dollar thresholds) when made or when deemed made; or
(b)any failure by any Loan Party to pay (i) any principal payable under this Agreement or any other Loan Document when the same shall be due and payable, whether at the due date thereof or at a date required for prepayment or by acceleration or otherwise, or (ii) interest, fees, premium, or other amount (other than principal) payable under this Agreement or any other Loan Document within three (3) Business Days after the same becomes due and payable, whether at the due date thereof or at a date required for prepayment or by acceleration or otherwise; or
(c)any failure by any Loan Party to perform or comply with any term or condition contained in Section 5.01(a) (with regard to corporate or other legal existence of a Loan Party), 5.03, 5.04, 5.05, 5.09, 5.10, 5.12, 5.13, 5.14 or in any Section of Article VI hereof; or
(d)any failure by any Loan Party to perform or comply with any term or condition contained in any provision of this Agreement or any other Loan Document and not addressed in Sections 7.01(a), 7.01(b) or 7.01(c) and such failure continues unremedied for a period of thirty (30) days; provided, that such thirty (30) day grace period shall not be available for any default that is not reasonably capable of being cured within such period or for any intentional default; or
(e)any failure by the Ultimate Parent or any Subsidiary of the Ultimate Parent to observe or perform any agreement or condition (including any failure to perform or comply with any term of condition contained in any applicable loan agreement, mortgage, indenture or other agreement relating thereto) with respect to any Indebtedness (other than the Obligations or any obligations with respect to Ultimate Parent’s Series A Preferred Stock) that has an outstanding aggregate balance in an amount in excess of $5,000,000, if (i) such failure shall consist of the failure to pay all or any portion of such Indebtedness when the same shall be due and payable, whether at the due date thereof or at a date required for prepayment or by acceleration or otherwise, or (ii) any applicable grace periods therefor have expired and the effect of such failure is to permit the holder or holders of any such Indebtedness (or any trustee, agent or other representative on behalf of any such holder or holders) to accelerate the maturity of all or any portion of any such Indebtedness or to cause all or any portion of such Indebtedness to become due prior to its stated maturity (in each case other than, with respect to Indebtedness consisting of swap contracts, (x) termination events or equivalent events pursuant to the terms of such swap contract, or (y) for so long as such failure similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder); or
(f)(1) the Ultimate Parent or any Subsidiary of the Ultimate Parent shall (i) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Applicable Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, (ii) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (iii) make a general assignment for the benefit of creditors, or (iv) admit in writing its inability to, or publicly declare its intention not to, or shall fail generally to, pay its debts as they become due, or (2) the board of directors (or any similar body) of the Ultimate Parent or any Subsidiary of the Ultimate Parent shall adopt any resolution to approve any of the actions referred to in this Section 7.01(f); or
(g)(i) a court of competent jurisdiction shall enter a decree or order for relief in respect of the Ultimate Parent or any Subsidiary of the Ultimate Parent in an involuntary case under any bankruptcy, insolvency or other similar Applicable Law, which decree or order is not stayed; or (ii) an involuntary case shall be commenced against the Ultimate Parent or any Subsidiary of the Ultimate Parent under any bankruptcy, insolvency or other similar Applicable Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Ultimate Parent or any Subsidiary of the Ultimate Parent, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Ultimate Parent or any Subsidiary of the Ultimate Parent for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Ultimate Parent or any Subsidiary of the Ultimate Parent, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed or discharged; or
(h)other than with respect to the Specified Litigation, any one or more judgments, orders, decrees or awards is rendered against, or any settlement is entered into by, the Ultimate Parent or any Subsidiary of the Ultimate Parent or any of their respective properties, (x) for the payment of money or other amounts aggregating in excess of (I) in the case of judgments, orders, decrees or awards, $5,000,000, or (II) in the case of settlements, $15,000,000 (in each case, to the extent not paid, and excluding amounts covered by enforceable indemnity or Third Party insurance to the extent the relevant insurer or indemnifying party has not denied coverage therefor), or (y) that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect and (other than in the case of any such settlement) either (I) enforcement proceedings shall have been commenced by any creditor upon any such judgments, orders, decrees or awards or (II) there shall be any period of thirty (30) days during which a stay of enforcement of any such judgments, orders, decrees or awards, by reason of a pending appeal, bond or otherwise, shall not be in effect; or
(i)[reserved]; or
(j)any Lien purported to be created by any Security Document shall cease to be a valid perfected first priority Lien (subject only to any priority accorded by Applicable Law to Permitted Liens) on any material portion of the Collateral, or any Loan Party shall assert in writing that any Lien purported to be created by any Security Document is not a valid perfected first priority lien (subject only to any priority accorded by Applicable Law to Permitted Liens) on the assets or properties purported to be covered thereby, in each case other than (x) in connection with a transaction permitted under this Agreement or (y) as result of the failure of the Agent to (1) maintain possession of possessory collateral delivered to it or its designee or (2) file UCC continuation statements; or
(k)any of the Loan Documents shall cease to be in full force and effect (other than as a result of the discharge thereof in accordance with the terms thereof) or if any Loan Party seeks to revoke all or any portion of any Loan Document or any of its obligations thereunder, in each case other than as expressly permitted thereunder or as a result of a transaction permitted by this Agreement; or

(l)any subordination or intercreditor provision in favor of Agent or any Lender in any document or instrument governing Subordinated Debt with aggregate outstanding principal amount in excess of $5,000,000, or any subordination or intercreditor provision in favor of Agent or any Lender in any subordination or intercreditor agreement that relates to any such Subordinated Debt, or any subordination or intercreditor provision in any guaranty by any Loan Party or any Subsidiary of a Loan Party of any such Subordinated Debt, shall cease to be in full force and effect, or any Person (including the holder of any such Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision or shall be in breach of any such provision, in each case other than as expressly permitted thereunder or as a result of a transaction permitted by this Agreement; or
(m)any (i) indictment of Parent or any Subsidiary thereof or any senior officer thereof under any criminal statute, or (ii) commencement of criminal or civil proceedings against Parent or any Subsidiary thereof or any senior officer (brought in capacity of such officer) thereof, but in each case with respect to any such senior officer, solely to the extent (x) the indictment of such senior officer relates to such officer’s duties or terms of employment and (y) the penalties or remedies sought or available pursuant to the applicable statute or proceedings include forfeiture to any Governmental Authority of any material portion of the property of the Borrower or its Subsidiaries; or
(n)any Change of Control shall occur; or
(o)(i) any institution of any steps by any Person to terminate a pension plan subject to Title IV of ERISA if as a result of such termination the Ultimate Parent or any Subsidiary of the Ultimate Parent could reasonably be expected to make a contribution to such pension plan or could incur a liability or obligation to such pension plan in excess of $2,000,000; (ii) any contribution failure occurs with respect to any such pension plan that could reasonably be expected to give rise to a Material Adverse Effect; (iii) any withdrawal or partial withdrawal from a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) that could reasonably be expected to result in a Material Adverse Effect; or (iv) any plan which the Ultimate Parent or any Subsidiary of the Ultimate Parent maintains or to which the Ultimate Parent or any Subsidiary of the Ultimate Parent contributes that is intended to be qualified under Section 401 of the Code is determined by a Governmental Authority not to be so qualified and that could reasonably be expected to result in a Material Adverse Effect; or
(p)the Parent or any Subsidiary of the Parent is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever substantially all, or any material portion, of its normal business operations for a period in excess of fifteen (15) consecutive days; or
(q)the occurrence of a Regulatory Event; or
(r)the occurrence of any Specified Litigation Trigger Event.
Section 7.02Remedies. If any Event of Default shall have occurred and be continuing, Agent may, and at the written request of the Required Lenders shall, with or without notice, (i) declare all or any portion of the Obligations, including all or any portion of any Loan and all or any portion of the Prepayment Premiums (if any) payable in connection with a repayment or prepayment being made or being required to be made of all or any portion of any Loan (including all or any portion of the Prepayment Premiums payable in connection with such acceleration of the Obligations), to be forthwith due and payable, all without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party; and/or (ii) exercise any and all rights and remedies provided to Agent or any Lender under any Loan Document and/or at law or equity, including any and all rights and remedies provided under the UCC; provided, however, that upon the occurrence of an Event of

Default specified in Section 7.01(f) or 7.01(g), all of the Obligations, including all Prepayment Premiums (if any) payable in connection with a repayment or prepayment being made or being required to be made of all or any portion of any Loan (including all or any portion of the Prepayment Premiums payable in connection with such acceleration of the Obligations), shall become immediately due and payable, each without declaration, notice or demand by any Person. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.
Section 7.03Waivers by Loan Parties. Except as otherwise provided for in this Agreement or by Applicable Law, the Parent and the Borrower (on behalf of each Loan Party) waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agent or any Lender on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever the Agent or any Lender may do in this regard, (b) all rights to notice and a hearing prior to the Agent or any Lender taking possession or control of, or to the Agent’s or any Lender’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing the Agent or any Lender to exercise any of its remedies and (c) the benefit of all valuation, appraisal, marshalling and exemption laws.
VIII.PARTICIPATIONS / ASSIGNMENTS
Section 8.01Participations. Subject in all respects to Section 8.03, any Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, sell to one or more Persons participating interests in its Loans, Commitments and/or other interests hereunder and/or under any other Loan Document (any such Person, a “Participant”) with the prior written consent of (x) the Agent and (y) the Borrower; provided, that (i) the Borrower’s consent shall not be unreasonably withheld, delayed or conditioned, and such consent of Borrower shall be deemed to have been granted if Borrower does not deliver written notice to Agent, by the tenth (10th) Business Day after such consent of Borrower is first requested, indicating that Borrower refuses to grant such consent, (ii) the Borrower’s consent shall not be required at any time an Event of Default has occurred and is continuing and (iii) if such Participant is an existing Lender or a Controlled Affiliate or Related Fund of a Lender, the Borrower’s consent shall not be required. In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder and under the other Loan Documents shall remain unchanged for all purposes, (b) the Borrower, the Agent and such Lender shall continue to deal solely and directly with each other in connection with such Lender’s rights and obligations hereunder and under the other Loan Documents and (c) all amounts payable by the Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to the Agent on behalf of such Lender or to such Lender, as applicable. Without limiting the foregoing, in no event, without the prior written consent of Agent, which consent of Agent may or may not be given (and which if given, such consent may be conditioned in any manner required by Agent) in the sole and absolute discretion of Agent, may any Lender sell any participating interests in all or any of its Loans, Commitments and/or other interests hereunder and/or under any other Loan Document to (x) any Loan Party or any Affiliate of any Loan Party, or (y) any holder of Subordinated Debt (or Indebtedness owing by a Loan Party which is secured by a Lien that is either senior or subordinated to any of the Liens of Agent securing the Obligations) or any Affiliate of any such holder. The Borrower agrees that if amounts outstanding under this Agreement or any other Loan Document are due and payable (as a result of acceleration or otherwise), each Participant along with each Affiliate of each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall not be exercised without the prior written consent of the Agent and shall be subject to the obligation of each Participant and Affiliate thereof to share with Agent and the Lenders their respective shares thereof. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.06 and 2.07 as if it were a Lender; provided, (i) each Participant agrees, for the benefit of the Borrower, to comply and does in fact comply with Section 2.07(g) as though it were a Lender (it being understood that any documentation required under Section 2.07(g) shall be delivered to the participating Lender and (ii) that a Participant shall not be entitled to receive any greater payment under Sections 2.06 and 2.07 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Notwithstanding the granting of any such participating interests: (i) the Borrower and the Agent shall look solely to the Lender that sold such participation interest for all purposes of this Agreement, the Loan Documents and the transactions contemplated hereby, (ii) the Borrower and the Agent shall at all times have the right to rely upon any waivers, consents or other documents signed by such Lender as being binding upon all of the Participants of such Lender, and (iii) all communications in respect of this Agreement and such transactions with such Lender need not involve any Participant of such Lender. Each Lender granting a participation hereunder shall maintain, as a non-fiduciary agent of the Borrower, a register (a “Participant Register”) as to the participations granted and transferred under this Section containing the same information specified in Section 8.02 on the Register as if each Participant were a Lender. No participation shall be effective for any purpose under the Loan Documents unless and until recorded in a Participant Register by the applicable Lender. The requirement for a Participant Register set forth in this Section 8.01 shall be construed so that the Loans, Commitments and/or other interests hereunder are at all times maintained in “registered form” within the meaning of Treasury Regulation Section 1.871-14(c), Treasury Regulation Section 5f.103-1(c) and Proposed Treasury Regulation Section 1.163-5(b) (and, in each case, any amended or successor version). No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 11.01 expressly requiring the unanimous vote of all Lenders or, as applicable, all directly affected Lenders. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
Section 8.02Assignment.
(a)Subject in all respects to Section 8.03, any Lender may, at any time and from time to time, without in any manner affecting or impairing the validity of any Obligations, assign all or any of its portion of the Loans and Commitments (along with its related rights and interests) to any Person (an “Assignee Lender”) with the prior written consent of:
(i)the Agent (provided such consent of Agent shall (1) not be unreasonably delayed, withheld, or conditioned, and (2) not be required with respect to any assignment by a Lender to a Lender or a Controlled Affiliate or Related Fund of a Lender that is not a Defaulting Lender), and
(ii)the Borrower (provided that, subject in all respects to Section 8.03, such consent of Borrower shall not be (1) unreasonably withheld, delayed or conditioned, and such consent of Borrower shall be deemed to have been granted if Borrower does not deliver written notice to Agent, by the tenth (10th) Business Day after such consent of Borrower is first requested, indicating that Borrower refuses to grant such consent, or (2) required (I) at any time when an Event of Default has occurred and is continuing or (II) for any assignment made by a Lender to a Lender or a Controlled Affiliate or Related Fund of a Lender).
(b)Except as the Agent may otherwise agree, any such assignment (other than any assignment by a Lender to a Lender or a Controlled Affiliate or Related Fund of a Lender that is not a

Defaulting Lender) shall be in a minimum aggregate amount equal to $1,000,000 of the Loans and/or Commitments, as applicable or, if less, all of the remaining Loans and Commitments of such assigning Lender. No such assignment shall be effective unless and until the Agent shall have received and accepted an effective Assignment and Acceptance executed, delivered and fully completed by the applicable parties thereto (including the Agent), any tax forms or documentation required by Section 2.07(g), all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and a processing fee of $5,000 to be delivered and paid to the Agent by the Lender to whom such interest is assigned (unless such processing fee is waived by the Agent; provided that no such processing fee shall be required with respect to an assignment by a Lender to its Controlled Affiliates or Related Funds). Any attempted assignment not made in accordance with this Section 8.02 shall be null and void. From and after the date on which the assignment has been recorded in the Register, (i) such Assignee Lender shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee Lender pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee Lender (and, as applicable, the assigning Lender) pursuant to an effective Assignment and Acceptance, the Borrower shall execute and deliver to the Assignee Lender (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee Lender’s Loans and, without duplication, Commitments (and, as applicable, a Note in the principal amount of the Loans and, without duplication, Commitments retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to the Borrower any prior Note held by it. Without limiting the foregoing, in no event may any Lender transfer and assign all or any interests in its Loans, Commitments and/or other interests hereunder and/or under any other Loan Document to (x) any Loan Party or any Affiliate of any Loan Party, or (y) any holder of Subordinated Debt (or Indebtedness owing by a Loan Party which is secured by a Lien that is either senior or subordinated to any of the Liens of Agent securing the Obligations) or any Affiliate of any such holder. Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender, and the Commitments of, and principal amount and stated interest of the Loans owing to, such Lender pursuant to the terms hereof. Subject to receipt of any required tax forms reasonably required by Agent, Agent shall record the applicable transfers, assignments and assumptions in the Register. The entries in such Register shall be conclusive absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, and no assignment shall be effective for any purpose under the Loan Documents unless and until recorded in the Register. Such Register shall be available for inspection by Borrower and any Lender (solely as to such Lender), at any reasonable time upon reasonable prior written notice to Agent. No Lender or shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by Agent. The requirement for the Register set forth in this Section 8.02 shall be construed so that the Loans, Commitments and/or other interests hereunder are at all times maintained in “registered form” within the meaning of Treasury Regulation Section 1.871-14(c).
Section 8.03Disqualified Institutions. Notwithstanding anything to the contrary in this Agreement, unless a Specified Event of Default has occurred and is continuing, no Secured Person may sell a participation in any Loans or Commitments to, or assign any Loans or Commitments to, or disclose any Confidential Information to, any Person that is a Disqualified Institution (and any attempted assignment of, or sale of a participation in, any Loans or Commitments to any Disqualified Institution shall be null and void); provided, that no such participation or assignment shall be made to, or disclosure of Confidential

Information to, (a) the Specified Disqualified Institution (as defined in the DQ List) unless an Event of Default under Section 7.01(b), 7.01(f), 7.01(g) or 7.01(n) has occurred and is continuing or (b) any Competitor or a Controlled Affiliate thereof, in each case, that is a Disqualified Institution unless an Event of Default under Section 7.01(b), 7.01(c) (solely with respect to (x) a breach of any of the covenants set forth in Section 6.18 or (y) any failure to deliver any of the applicable financial statements, any Compliance Certificate or any Borrowing Base Certificate pursuant to Section 5.04 in connection therewith), 7.01(f), 7.01(g) or 7.01(n) has occurred and is continuing.
Section 8.04Pledges/Security. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, the Agent and each Lender may at any time, without the consent of any Person, pledge or grant a security interest in all or any portion of its Loans (and other Obligations owing to the Agent or any such Lender) and rights under this Agreement and the other Loan Documents to any Person other than a Disqualified Institution (including any funding or financing source of the Agent or any such Lender) to secure obligations of the Agent or such Lender to such Person, including any pledge or grant to secure obligations to a Federal Reserve Bank; provided that notwithstanding the foregoing no such Person to whom such pledge or grant is made in favor of shall be permitted to be a Lender hereunder without the prior written consent of the Agent.
IX.MISCELLANEOUS
Section 9.01Survival. This Agreement and all covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates delivered pursuant hereto, shall survive the making by the Agent or any Lender of the Loans and the execution and delivery to Agent and the Lenders of this Agreement, and shall continue in full force and effect until all of the Obligations have been Paid in Full. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements in this Agreement contained, by or on behalf of the Parent and the Borrower shall inure to the benefit of the successors and permitted assigns of the Agent and the Lenders.
Section 9.02Indemnification / Expenses.
(a)Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify the Agent, each Lender and their respective Related Parties against (each, an “Indemnified Person”), and shall hold each Indemnified Person harmless from, any and all losses, claims, damages and liabilities and related reasonable and documented (in summary form) out-of-pocket costs and expenses, including counsel fees and expenses of (x) one primary external legal counsel to the Indemnified Persons (taken as a whole), (y) one local legal counsel to the Indemnified Persons (taken as a whole) in each appropriate jurisdiction and (z) such other primary and local legal counsel in each appropriate jurisdiction to the extent reasonably necessary due to a conflict of interest, incurred by any Indemnified Person arising out of, in any way connected with, or as a result of: (i) the use of any of the proceeds of the Loans; (ii) this Agreement or any other Loan Document; (iii) the transactions contemplated by this Agreement or any other Loan Document; (iv) the ownership and operation of any Loan Party’s assets, including all Real Properties and improvements or any Contract or the performance by any Loan Party of its obligations under any Contract; (v) any finder’s fee, brokerage commission or other such obligation payable or alleged to be payable in respect of the transactions contemplated by this Agreement or any other Loan Document which arises or is alleged to arise from any agreement, action or conduct of any Loan Party or any of its Affiliates; and/or (vi) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Indemnified Persons are a party thereto; provided that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses to the extent arising solely from (1) the willful misconduct or gross negligence of such Indemnified Person as determined by a final, non-appealable judgment of a court of competent jurisdiction, (2) a material breach by such Indemnified

Person of its obligations under any Loan Document, as determined by a court of competent jurisdiction by final and non-appealable judgment, or (3) disputes solely among the Indemnified Persons (and not involving any other Persons) for actions by one or more of the Indemnified Persons (and not involving any other Persons); provided that this clause (3) shall not apply to claims against the Agent or any of its Related Parties, sub-agents or other designees, in connection with their respective roles under the Loan Documents and the transactions contemplated hereby. All amounts due under this Section 9.02(a) shall be payable on written demand therefor. This Section 9.02 shall not apply to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(b)The Borrower hereby agrees to promptly pay (i) all reasonable and documented (in summary form) out-of-pocket costs and expenses of the Agent (in each case, including the reasonable and documented (in summary form) out-of-pocket fees, costs and expenses of (I) (x) one primary external legal counsel to the Agent and the Lenders (taken as a whole), (y) one local counsel to the Agent and the Lenders (taken as a whole) in each appropriate jurisdiction and (z) such other primary and local counsel to the Agent or the Lenders in each appropriate jurisdiction to the extent reasonably necessary due to a conflict of interest, (II) the Independent Actuary (subject in all respects to Section 5.13), and (III) to the extent the Borrower consented to such retainment in advance (such consent not to be unreasonably withheld) or an Event of Default has occurred and is continuing, other appraisers, accountants, consultants and other professionals and advisors retained by or on behalf of the Agent), in each case, incurred in connection with: (A) all loan proposals and commitments pertaining to the transactions contemplated hereby (whether or not such transactions are consummated), (B) the examination, review, due diligence investigation, documentation, negotiation, and closing of the transactions contemplated by the Loan Documents (whether or not such transactions are consummated), (C) the creation, perfection and maintenance of Liens pursuant to the Loan Documents, (D) the performance by the Agent and the Lenders of their respective rights and remedies under the Loan Documents, (E) the administration of the Loan Documents, (F) the preparation, execution, syndication, delivery and administration of this Agreement and the other Loan Documents, including with respect to any amendments, modifications, consents and waivers to and/or under any and all Loan Documents (whether or not such amendments, modifications, consents or waivers are consummated), (G) any periodic public record searches conducted by or at the request of the Agent (including title investigations and public records searches, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons) and any periodic management background checks, (H) protecting, storing, insuring, handling, maintaining, auditing, examining, valuing or selling any Collateral, (I) conducting Inspections to the extent required by Section 5.05(a), attending lender meetings to the extent required by Section 5.12 and reimbursement of costs and expenses of the Independent Actuary required by Section 5.13, (J) any litigation, dispute, suit or proceeding relating to any Loan Document, and (K) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Loan Documents (it being agreed that such costs and expenses may include the costs and expenses of workout consultants, investment bankers, financial consultants, appraisers, valuation firms and other professionals and advisors retained by or on behalf of the Agent), (ii) [reserved], and (iii) all reasonable and documented (in summary form) out-of-pocket costs and attorney fees (limited to one primary external legal counsel and one local legal counsel for all Lenders (taken as a whole) other than the Agent unless such other counsel shall be retained as necessary due to a conflict of interest) of each Lender incurred during the existence of an Event of Default in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Loan Documents. Any fees, costs and expenses owing by the Borrower or any other Loan Party under this Section 9.02(b) shall be due and payable within fifteen (15) days after written demand therefor.
(c)The foregoing indemnity and cost and expense reimbursements survive the termination of this Agreement and the repayment of the Obligations.

Section 9.03GOVERNING LAW. THIS AGREEMENT, ALONG WITH ALL OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW). FURTHER, THE LAW OF THE STATE OF NEW YORK SHALL APPLY TO ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR CONNECTED TO OR WITH THIS AGREEMENT AND ALL SUCH OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAW).
Section 9.04Nonliability of Lenders and Agent. The relationship between Borrower on the one hand and Lenders and Agent on the other hand shall be solely that of borrower and lender. Neither Agent nor any Lender shall have any fiduciary responsibility to Borrower or any other Loan Party. Neither Agent nor any Lender undertakes any responsibility to Borrower or any other Loan Party to review or inform Borrower or any other Loan Party of any matter in connection with any phase of Borrower’s or any other Loan Party’s business or operations. Execution of this Agreement by Borrower constitutes a full, complete and irrevocable release of any and all claims which Borrower or any other Loan Party may have at law or in equity in respect of any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 9.05Reservation of Remedies. Neither any failure nor any delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.
Section 9.06Notices.
(a)All notices, requests, demands and other communications under or in respect of this Agreement or any transactions hereunder shall be in writing (which may include facsimile or email communication, but not text message or posting via any social media) and shall be personally delivered or mailed (by prepaid registered or certified mail, return receipt requested), sent by prepaid recognized overnight courier service, or by facsimile or email transmission to the applicable party at its address or facsimile number indicated below.
If to Agent or Comvest:
CCP Agency, LLC
360 S. Rosemary Avenue, Suite #1700
West Palm Beach, FL 33401-6052
Attention: Tim Kim and eHealth Account Manager
Email: t.kim@comvest.com
Facsimile: (561) 727-2100

with a copy (other than those notices required under Article V) to (which shall not constitute notice):
Alter Domus
225 W. Washington St., Floor 9
Chicago, Illinois 60606

Attention: Thomas Petersen and Legal Department
Telephone: (312) 564-5100
Email (to be sent to both): comvestagency@alterdomus.com; legal_agency@alterdomus.com with a copy to (which shall not constitute notice):
Sheppard, Mullin, Richter & Hampton LLP
2200 Ross Avenue, Suite 2000
Dallas, Texas 75201
Attention: Jeff Bingham
Email: jebingham@sheppardmullin.com
If to any other Lender, as provided on its signature page to this Agreement or in the applicable Assignment and Acceptance.
If to the Borrower:
eHealthInsurance Services, Inc.
13620 Ranch Road 620 N
Suite A250
Austin, TX 78717
Attention: Derrick Duke, Chief Executive Officer
Email: derrick.duke@ehealth.com
with a copy to:
Latham & Watkins LLP
555 Eleventh Street, Suite 1000
Washington, DC 20004
Attention: Jennifer Kent
Email: jennifer.kent@lw.com
or, as to each party, at such other address or facsimile number as shall be designated by such party in a written notice to the other party delivered as aforesaid. All such notices, requests, demands and other communications shall be deemed given (i) when personally delivered, (ii) when received after being deposited in the mails with postage prepaid (by registered or certified mail, return receipt requested), (iii) one (1) Business Day after being timely delivered to the overnight courier service, if prepaid and sent overnight delivery, addressed as aforesaid and with all charges prepaid or billed to the account of the sender, (iv) when sent by facsimile transmission to a facsimile number designated by such addressee and the sender receives a confirmation of transmission from the sending facsimile machine, or (v) if delivered by email or other electronic transmission as set forth in Sections 9.06(b) and (c) below.
(b)Notices and other communications to the parties hereto may be delivered or furnished by email and other electronic transmission (including Internet or intranet websites, but in no event by text message or posting via social media) provided, however, that the foregoing shall not apply to notices sent directly to any party hereto if such party has notified the Agent (or in the case of Agent, has notified the Borrower and each Lender) in writing that it has elected not to receive notices by email or any other electronic transmission (which election may be limited to particular notices); provided, further however, that no Loan Parties may at any time elect not to receive notices or other communications by email or other electronic transmission with respect to the Collateral Agreement or any other Loan Document pertaining to the pledge of any shares of stock or other equity interests (including with respect to any notice or other communication of the exercise of any remedies pursuant thereto or pursuant to any pledge or proxy instruments issued in connection therewith).
(c)Unless Agent otherwise prescribes, (i) notices, requests, demands and other communications by email or other electronic transmission (except as expressly provided below in this clause (c)) shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), and (ii) unless otherwise expressly stated in this Agreement, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that, except as provided below in this clause (c), if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, any and all notices, requests, demands and other communications sent by or on behalf of Agent in connection with the Collateral Agreement or any other Loan Document pertaining to the pledge of any shares of stock or other equity interests (including any and all notice of the exercise of any remedies pursuant thereto or pursuant to any pledge or proxy instruments issued in connection therewith), (1) shall be permitted to be made by email or other electronic transmission and (2) no Loan Party shall be permitted to elect not to receive any such email or other electronic transmission (and shall at all times be required to maintain an email address where all such notices, requests, demands and other communications may be sent).
Section 9.07Nature of Rights and Remedies; No Waivers. All obligations of the Loan Parties and rights and remedies of the Agent and Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by Applicable Law. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No reference in any Loan Document to the “continuing” nature of any Event of Default or that an Event of Default “remains in existence” (or any similar references) shall be construed as establishing or otherwise indicating that any Loan Party has the right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with Article XI (which the parties hereto understand and agree would require a written waiver from the Agent and the applicable Lenders as provided in Article XI expressly waiving such Event of Default). Once an Event of Default shall have occurred, no Loan Party shall have a right to cure such Event of Default and no such Event of Default shall be deemed cured and/or cease to exist and/or cease to be continuing unless and until such Event of Default is waived in writing in accordance with Article XI of this Agreement.
Section 9.08Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parent, the Borrower, the Agent and the Lenders and their respective successors and permitted assigns, except that neither the Parent nor the Borrower shall not assign any of its rights or obligations hereunder without the prior written consent of each Lender.
Section 9.09CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (UNLESS EXPRESSLY PROVIDED OTHERWISE IN SUCH OTHER LOAN DOCUMENT) SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW

YORK IN THE COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, IN AGENT’S SOLE DISCRETION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND, AND EACH PARTY HERETO, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY CONSENTS TO THE JURISDICTION OF THE AFOREMENTIONED COURTS. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, OR BASED ON UPON 28 U.S.C. § 1404, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING AND ADJUDICATION OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY OF THE AFOREMENTIONED COURTS AND AGREES TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. EACH PARTY HERETO EACH HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR, ANY OTHER LOAN DOCUMENT, OR UNDER ANY AMENDMENT, WAIVER, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE OTHER TRANSACTION DOCUMENTS, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
Section 9.10Certain Waivers. Each party hereto hereby waives any claims for special, consequential or punitive damages in any way arising out of or relating to this Agreement, any of the other Loan Documents, any of the transactions contemplated hereby or thereby, or any breach hereof or thereof.
Section 9.11Severability. If any provision of this Agreement or any other Loan Document is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement or such other Loan Document, as the situation may require, and this Agreement and the other Loan Documents shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein or therein, as the case may be.
Section 9.12Captions/Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only, and shall not affect the construction or interpretation of any provision of this Agreement.
Section 9.13Sole and Entire Agreement. This Agreement, the other Loan Documents, and the other agreements, instruments, certificates and documents referred to or described herein and therein constitute the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersede all prior discussions, letters of intent, commitment letters, proposal letters, other agreements and understandings of every kind and nature between the parties as to such subject matter. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement or any other Loan Document.
Section 9.14Confidentiality. Agent and each Lender agree not to disclose Confidential Information to any Person without the prior consent of the Borrower; provided, however, that nothing herein contained shall limit any disclosure of the tax structure of the transactions contemplated hereby, or the disclosure of any information (a) to the extent required by Applicable Law, statute, rule, regulation or judicial process or in connection with the exercise of any right or remedy under any Loan Document, or as may be required in connection with the examination, audit or similar investigation of or by the Agent, any Lender or any of their respective Affiliates, (b) to examiners, auditors, accountants or any regulatory authority, (c) to Related Parties (including independent auditors, lawyers and counsel) of the Agent or any Lender or any of their respective Affiliates, (d) in connection with any litigation or dispute which relates to this Agreement or any other Loan Document to which the Agent or any Lender is a party or is otherwise subject or in connection with the exercise or enforcement of any right or remedy under any Loan Document by Agent or any Lender, (e) to a subsidiary or Affiliate of Agent or any Lender and to any equity investors or institutional creditors or potential equity investors or potential institutional creditors of any Lender and/or its Affiliates, (f) to any Assignee Lender or Participant (or prospective Assignee Lender or Participant) of Agent or any Lender which agrees to be bound by this Section 9.14, and (g) to any lender or other funding or financing source of the Agent or any Lender (each reference to Agent and/or a Lender in the foregoing clauses shall be deemed to include (i) the actual and prospective Assignee Lenders and Participants referred to in clause (f) above and the lenders and other funding and financing sources referred to in clause (g) above, as applicable for purposes of this Section 9.14); provided, however, that in each case, no such disclosure shall be made by the Agent or any Lender or their respective Affiliates to any Disqualified Institution at any time a Specified Event of Default is not in existence. The obligations of the Agent and each Lender under this Section 9.14 shall supersede and replace the obligations of the Agent and each Lender under any confidentiality letter or provision in respect of this financing or any other financing previously signed and delivered by the Agent and/or any Lender to the Borrower or any of its Affiliates. Notwithstanding the foregoing, Borrower consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. Notwithstanding the foregoing, on or after the Closing Date, the Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Loan Parties) (collectively, “Trade Announcements”). No Lender (other than Comvest and its Affiliates) or Loan Party shall (a) issue any Trade Announcement, (b) use or reference in advertising, publicity, or otherwise the name of Comvest, any Lender or any of their respective Affiliates, partners, or employees, or (c) represent that any product or any service provided has been approved or endorsed by Comvest, any Lender, or any of their respective Affiliates, except (i) disclosures required by Applicable Law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of the Agent. The Agent and each Lender acknowledges that (i) the Confidential Information may include material non-public information concerning the Group, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities laws.
Section 9.15Marshaling. Neither the Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.
Section 9.16No Strict Construction. The parties hereto and to the other Loan Documents have participated jointly in the negotiation and drafting of this Agreement and each of the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and each of the other Loan Documents shall be construed as if drafted jointly by the parties hereto and thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any other Loan Document.

Section 9.17PATRIOT Act Notification. The Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record certain information and documentation that identifies such Person, which information may include the name and address of each such Person and such other information that will allow the Agent or such Lender to identify such Persons in accordance with the PATRIOT Act.
Section 9.18[Reserved].
Section 9.19Counterparts; Signatures. This Agreement and the other Loan Documents (except to the extent expressly provided otherwise in any such other Loan Documents) may be executed in any number of counterparts and may be executed by facsimile, email delivery, electronic signature or other electronic communication, each of which shall be deemed to constitute an original, with the same effect as if the signatures hereto and thereto were upon the same instrument. Signatures by facsimile, email delivery, electronic signature or other electronic communication to this Agreement or any such other Loan Document shall bind the parties to the same extent as would a manually executed counterpart. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
X.AGENT
Section 10.01Appointment; Authorization. Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection of the Loans), the Agent shall not be required to exercise any discretion or take any action, but shall be required (subject to Section 10.04) to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in this Agreement or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duty or responsibility except those expressly set forth in this Agreement or any other Loan Document, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.
Section 10.02Delegation of Duties; Collateral Agent.
(a)The Agent may, upon any terms and conditions the Agent specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other actions with respect to, this Agreement or any other Loan Document by or through any trustee, co-agent, sub-agent, other agent, employee, attorney-in-fact or any other Person selected by the Agent (and the Agent may assign all or any portion of the fees or other amounts payable to the Agent under this Agreement, the Agent Payments Letter or any other Loan Document to any such trustee, co-agent, sub-agent, agent, other agent, employee, attorney-in fact or other Person) and shall be entitled to advice of counsel concerning all matters pertaining to such duties and other items. Each such trustee, co-agent, sub-agent, other agent, employee, attorney-in fact or other Person shall benefit from this Section 10 to the extent provided by the Agent. The Agent shall not be responsible for the negligence, misconduct or any other action or omission of any such trustee, co-agent, sub-agent, other agent, employee, attorney-in fact or other Person (except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgement, resulted solely from the willful misconduct or gross negligence of the Agent in the Agent’s selection of such trustee, co-agent, sub-agent, other agent, employee, attorney-in fact or other Person).
(b)Without limiting the generality of the powers of the Agent, as set forth above, the Agent is hereby authorized to act as collateral agent for each Lender pursuant to each of the Loan Documents. In such capacity, the Agent has the right (but not the obligation) to exercise all rights and remedies available under the Loan Documents, the UCC and other Applicable Law, as directed by the Required Lenders, which rights and remedies shall include, in the event of a foreclosure by the Agent on any portion of the Collateral, whether pursuant to a public or private sale, the right of the Agent, as agent for all Lenders, to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale. The Agent, as agent for all Lenders, shall be entitled (but shall not obligated to) at any such sale to offset any of the Obligations against the purchase price payable by the Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Loan Party in connection with such sale. The Agent shall have the authority to (but shall not be obligated to) take such other actions as it may deem necessary or desirable, and as may be approved by Required Lenders, to consummate a sale of the type described in the immediately preceding sentences. The Agent shall have the authority to (but shall not be obligated to) accept non-cash consideration in connection with the sale or other disposition of the Collateral, whether the purchaser is the Agent, an entity formed by the Agent as described above or any other Person. Without limiting the generality of the powers of the Agent, as set forth above, in the context of any bankruptcy or other insolvency proceeding involving any Loan Party, the Agent is hereby authorized on behalf of any or all of the Lenders to, at the direction of Required Lenders (but shall not be obligated to): (i) file proofs of claim and other documents, (ii) object or consent to the use of cash collateral, (iii) object or consent to any proposed debtor-in-possession financing, whether provided by one or more of the Lenders or any other Person and whether secured by Liens with priority over the Liens securing the Obligations or otherwise, (iv) object or consent to any sale of Collateral, including sales for non-cash consideration in satisfaction of a portion of the Obligations, as may be agreed to by Required Lenders on behalf of all Lenders, (v) to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale under clause (iv) and to offset any of the Obligations against the purchase price payable by the Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Loan Party in connection with such sale, and (vi) seek, object or consent to any Loan Party’s provision of adequate protection of the interests of the Agent and/or the Lenders in the Collateral.
Section 10.03Limited Liability; Exculpation. None of the Agent or any of its Related Parties shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting solely from the willful misconduct or gross negligence of such Person as determined by a final, non-appealable judgment of a court of competent jurisdiction), (b) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions, (c) have any obligation to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution, or (d) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any Loan Party or any Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest pertaining thereto), or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate of any Loan Party. The provisions of this Section 10.03 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, the Collateral Agreement or any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the Agent.
Section 10.04Reliance; Etc. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail or telephone message, statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document (a) unless it shall first receive such advice or concurrence of Required Lenders (or all Lenders, or such other Lenders, if expressly required hereunder) as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, (b) if such action would, in the opinion of Agent, be contrary to Applicable Law or the terms of this Agreement or any other Loan Document, (c) if such action would, in the opinion of Agent, expose Agent to liability, or (d) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders (or all Lenders, or such other Lenders, if expressly required hereunder) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent’s acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Required Lenders (or all Lenders, or such other Lenders, if expressly required hereunder).
Section 10.05Notice of Default; Dissemination of Information. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default or Default and expressly stating that such notice is a “notice of default”. The Agent will endeavor to notify the Lenders of its receipt of any such notice; provided that the Agent shall not have any liability whatsoever for failing to deliver any such notice. Subject to Section 10.04, the Agent shall take such action with respect to such Event of Default or Default as may be reasonably requested by Required Lenders in accordance with Section 7.02; provided that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable in its sole discretion. Agent and Lenders acknowledge that Borrower, the Loan Parties and certain other Persons are required to provide certain financial statements and other financial information and reports to Agent and/or Lenders in accordance with the Loan Documents and agree that Agent shall not have any duty to provide the same to Lenders.
Section 10.06Credit Decision. Each Lender acknowledges that the Agent has not made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, the other Loan Parties, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, the other Loan Parties, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents (if any) expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party which may come into the possession of the Agent.
Section 10.07Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify (based on such Lender’s Pro Rata Share) the Agent and its Related Parties against (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of the Borrower to do so), and shall hold the Agent and its Related Parties harmless from, any and all losses, claims, damages and liabilities and related reasonable expenses (provided such “reasonable” qualifier shall not apply with respect to costs and expenses of Agent incurred during the existence of an Event of Default), including counsel fees and expenses, incurred by the Agent or any of its Related Parties arising out of, in any way connected with, or as a result of: (a) the use of any of the proceeds of the Loans; (b) this Agreement or any other Loan Document; (c) the transactions contemplated by this Agreement or any other Loan Document; (d) the ownership and operation of any Loan Party’s assets, including all Real Properties and improvements or any Contract or the performance by any Loan Party of its obligations under any Contract; (e) any finder’s fee, brokerage commission or other such obligation payable or alleged to be payable in respect of the transactions contemplated by this Agreement or any other Loan Document which arises or is alleged to arise from any agreement, action or conduct of any Loan Party or any of its respective Affiliates; and/or (f) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Agent or any of its Related Parties are a party thereto; provided that such indemnity provided to any such Person shall not apply to any such losses, claims, damages, liabilities or related expenses to the extent arising solely from the willful misconduct or gross negligence of such Person as determined by a final, non-appealable judgment of a court of competent jurisdiction. All amounts due under this Section 10.07 shall be payable on written demand therefor. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its Pro Rata Share of any Agent Advances and of any costs or out-of-pocket expenses (including legal costs and expenses) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The provisions of this Section 10.07 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, the Collateral Agreement or any or all of the other Loan Documents, termination of this Agreement and the resignation or replacement of the Agent.
Section 10.08Agent Individually. Comvest and its Affiliates and Related Funds may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Loan Party or any other Person and any Affiliate of any Loan Party or any other Person as though neither Comvest nor any of its Affiliates or Related Funds was the Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, Comvest or its Affiliates or its Related Funds may receive information regarding Loan Parties, other Persons or their Affiliates (including information that may be subject to confidentiality obligations in favor of any such Loan Party, such other Person or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), Comvest and its Affiliates and Related Funds shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though neither Comvest nor any of its Affiliates or Related Funds were the Agent, and the terms “Lender” and “Lenders” include Comvest and its Affiliates and Related Funds, to the extent applicable, in their individual capacities.
Section 10.09Successor Agent. The Agent may resign as the Agent at any time upon 30 days’ prior notice to the Lenders (unless such notice is waived by Required Lenders). If the Agent resigns under this Agreement, (x) Required Lenders shall appoint from among the Lenders a successor “Agent” for the Lenders and (y) if no successor “Agent” is appointed by the Required Lenders prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders, a successor “Agent”; provided that in each case of clauses (x) and (y), any such successor agent shall be subject to the consent of the Borrower unless an Event of Default has occurred and is continuing. Upon the acceptance of its appointment as successor “Agent” hereunder, such successor “Agent” shall succeed to all the rights, powers and duties of the retiring the Agent and the term “Agent” shall mean such successor “Agent”, and the retiring Agent’s appointment, powers and duties as the Agent shall be terminated. After any retiring Agent’s resignation hereunder as the Agent, the provisions of this Article X and Section 9.02 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. If no successor “Agent” has accepted appointment as the Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as Required Lenders appoint a successor “Agent” as provided for above. Notwithstanding anything to the contrary herein, no Disqualified Institution may be appointed as a successor Agent unless a Specified Event of Default has occurred and is continuing.
Section 10.10Collateral and Guarantee Matters. The Lenders hereby consent and irrevocably authorize the Agent to, and the Agent hereby agrees to (upon procedures satisfactory to the Agent in its Permitted Discretion), (a) automatically release all Liens on Collateral granted to or held by the Agent under the Collateral Agreement and/or any other Security Document (i) when all outstanding monetary Obligations owing with respect to the Loans have been Paid in Full (other than contingent indemnification Obligations; it being understood and agreed to that Agent shall be under no obligation to account for any outstanding monetary Obligations owing to any Lender that have not been reported to Agent in writing by such Lender and Agent may assume that no such non-reported monetary Obligations owing to such Lender exist for purposes of this clause (i)); (ii) with respect to any Collateral constituting property sold or to be sold or disposed of as part of or in connection with any sale or other Disposition permitted under this Agreement (including by consent, waiver or amendment and it being agreed and understood that the Agent may conclusively rely without further inquiry on a certificate of an officer of the Borrower as to the sale or other disposition of property being made in compliance with this Agreement) upon such sale or other

Disposition of such Collateral; or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by Required Lenders; (b) notwithstanding Section 11.01(b)(i), release any party from its guaranty under the Loan Party Guaranty (i) when all outstanding monetary Obligations owing with respect to the Loans have been Paid in Full (other than contingent indemnification Obligations; it being understood and agreed to that Agent shall be under no obligation to account for any outstanding monetary Obligations owing to any Lender that have not been reported to Agent in writing by such Lender and Agent may assume that no such non-reported monetary Obligations owing to such Lender exist for purposes of this clause (i)), or (ii) if such Guarantor ceases to be a Subsidiary of the Parent as a result of or in connection with any Disposition permitted hereunder (including by consent, waiver or amendment and it being agreed and understood that the Agent may conclusively rely without further inquiry on a certificate of an officer of the Borrower as to the sale or other disposition being made in compliance with this Agreement); and (c) to the extent so requested by the Borrower, the Agent shall be authorized to subordinate its interest in any Collateral to any holder of a purchase money (or its equivalent, including Capitalized Lease Obligations) Lien on such Collateral which is permitted by hereunder (it being understood that the Agent may conclusively rely on a certificate from the Borrower in determining whether the Indebtedness secured by any such Lien is permitted hereunder).
Section 10.11Agent Advances. The Agent may from time to time make such disbursements and advances (“Agent Advances”) which the Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement solely to the extent such amount has not been paid by the Borrower when due, including overdue costs, fees and expenses. The Agent Advances shall be repayable on demand, shall be secured by the Collateral, shall bear interest at a rate per annum equal to the highest rate then applicable to the Loans and shall constitute Obligations hereunder. The Agent shall notify each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 10.07, each Lender agrees that it shall promptly (but not later than three (3) Business Days) make available to the Agent, upon the Agent’s demand, in U.S. dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Agent Advance and thereafter the portion of such Agent Advance so reimbursed by each Lender shall be added to the principal balance of the Loans owed by the Borrower to each such Lender. If such funds are not made available to the Agent by such Lender by the end of such three (3) Business Day period, the Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the highest rate then in effect for the Loans pursuant to Section 2.02(a).
Section 10.12Subordinated Debt. Each Lender hereby irrevocably appoints, designates and authorizes the Agent to enter into the Intercompany Subordination Agreement, and any subordination or intercreditor agreement pertaining to any Subordinated Debt or other Permitted Indebtedness, on its behalf and to take such action on its behalf under the provisions of any such agreement. Each Lender further agrees to be bound by the terms and conditions of the Intercompany Subordination Agreement, and any subordination or intercreditor agreement entered into by Agent pertaining to any Subordinated Debt or other Permitted Indebtedness. Each Lender hereby authorizes the Agent to issue blockages notices in connection with any Subordinated Debt.
Section 10.13Actions in Concert. Each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Agent, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement, the Notes and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Agent.
Section 10.14No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 10.15Erroneous Payments.
(a)If the Agent (x) notifies a Lender, or any Third Party who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 10.05) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 10.15 and held in trust for the benefit of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this Section 10.15(a) shall be conclusive, absent manifest error.
(b)Without limiting Section 10.15(a), each Payment Recipient, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 10.15(b).
For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 10.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.15(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under Section 10.15(a).
(d)(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with Section 10.15(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) to the Agent (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 8.02 and Section 8.03 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.
(e)The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 10.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower or any other Loan Party for the purpose of making such Erroneous Payment (“Loan Party Funds”) unless the Borrower elects in its sole discretion (which election evidenced by a written notice delivered to the Agent) that such Loan Party Funds are deemed not to have been applied to discharge all or any portion of the Erroneous Payment.
(f)To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 10.15 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(h)Each Lender, each other Payment Recipient, and the Agent hereby agree that, if an Erroneous Payment has been made with Loan Party Funds, then no Default or Event of Default shall have occurred or be continuing as a result of any delay in any payment that is required under the Loan Documents arising due to the Erroneous Payment.

XI.WAIVER; AMENDMENTS
Section 11.01General Terms. Subject to Section 2.14.3(b) and Section 2.15, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any of the other Loan Documents (other than the Agent Payments Letter) shall in any event be effective unless the same shall be in writing and signed by (i) the Borrower (with respect to Loan Documents to which the Borrower is a party, but not with respect to the matters addressed in Section 11.02), (ii) the Agent, and (iii) the Required Lenders (or by the Agent at the direction of such Lenders or Required Lenders), and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:
(a)any amendment, modification, waiver or consent to: (1) increase any of the Commitments (provided, that, for the sake of clarity, only the Lenders participating in any such increase of the Commitments shall be considered directly affected by such increase), (2) extend or waive the regularly scheduled date for payment (as opposed to any mandatory prepayment or the rescission of an election to accelerate) of any principal of or interest on the Loans or any fees payable hereunder or under the other Loan Documents (provided, that, for the sake of clarity, only the Lenders who are owed such fees shall be considered directly affected by such extension or waiver), (3) reduce the principal amount of any Loan, the amount or rate of interest thereon or any fees payable hereunder or under the other Loan Documents (provided, that Required Lenders may rescind an imposition of default interest pursuant to Section 2.02 or an election under Section 2.14.5 that Adjusted Term SOFR or Term SOFR pricing is no longer in effect), (4) change the definition of Required Lenders or the aggregate Pro Rata Shares required to effect any amendment, modification, waiver of consent to the Loan Documents (provided, with the consent of Agent and the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of Required Lenders and Pro Rata Share on substantially the same terms as the Commitments and Loans on the Closing Date), (5) change any provision of this Section 11.01, (6) amend the provisions of Sections 2.05, 2.10 or 2.11 or the pro-rata sharing provisions thereof, or (7) amend, modify, waive, or terminate any provision of Sections 4.01 or 4.02, or Article VIII, shall, in each case, be signed by all of the Lenders directly affected thereby, the Agent, the Required Lenders and the Borrower and the other Loan Parties (with respect to Loan Documents to which the Borrower or such other Loan Party, as the case may be, is a party); and
(b)any amendment, modification, waiver or consent to release (x) “eHealthInsurance Services, Inc.” as the “Borrower” under the Loan Documents, (y) all or substantially all of the Loan Parties from their respective guaranties of the Obligations under the Loan Party Guaranty or (z) all or substantially all of the Collateral granted under the Security Documents, except, in each case, (i) as otherwise specifically provided in this Agreement or the other Loan Documents, (ii) to the extent such release from such guaranty is in connection with a sale or other disposition of the equity of such Loan Party (so long as a result thereof such Loan Party is no longer required to guaranty the Obligations) permitted under this Agreement (including by consent, waiver or amendment of this Agreement) or is in connection with an exercise of remedies by Agent under the applicable Loan Document, or (iii) to the extent such release of Collateral is in connection with a sale or other disposition of such Collateral (so long as a result thereof such Collateral is no longer required to secure the Obligations) permitted under this Agreement (including by consent, waiver or amendment of this Agreement) or is in connection with an exercise of remedies by Agent under the applicable Loan Document, shall, in each case, be signed by all of the Lenders, the Agent and the Borrower and the other Loan Parties (with respect to Loan Documents to which the Borrower or such other Loan Party, as the case may be, is a party).

Notwithstanding the provisions of this Article XI to the contrary, any amendment, modification, waiver or consent to cure any ambiguity, omission, defect or inconsistency in any Loan Document shall only require the signature of Agent and Borrower.
Section 11.02Agency Provisions. No amendment, modification, waiver or consent shall, unless in writing and signed by the Agent and Required Lenders (or all the Lenders directly affected thereby or all of the Lenders, as the case may be in accordance with the provisions above), affect the rights, privileges, responsibilities, duties or obligations of Agent (including under the provisions of Article X) under this Agreement or any other Loan Document.
Section 11.03Defaulting Lenders. Notwithstanding any provision to the contrary set forth in this Agreement, it is agreed and understood and agreed that Defaulting Lenders (and their respective Pro Rata Shares of the Loans) shall be excluded from the determination of Required Lenders, and shall not have voting rights with respect to any matters requiring the approval of Required Lenders.
Section 11.04Replacement of Lenders. If any Lender (other than Agent or any Affiliates or Related Funds of Agent) (i) does not consent to any matter requiring its consent under Sections 11.01(a) or 11.01(b), when Required Lenders have otherwise consented to such matter, (ii) is a Defaulting Lender and the circumstances causing such status have not been cured or waived to the satisfaction of the Agent (any such non-consenting Lender or Defaulting Lender, as applicable, an “Affected Lender”) or (iii) requests compensation under Section 2.06, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.07 and, in each case, such Lender has declined or is unable to designate a different lending or issuing office, then the Borrower or the Agent may within 180 days thereafter designate another Person acceptable to the Agent in its sole discretion (such other Person being called a “Replacement Lender”) to purchase the Loans and Commitments of such Affected Lender and such Affected Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Affected Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Affected Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees or premiums (without any payment of the Prepayment Premium) owed to such Affected Lender and any other amounts then payable to such Affected Lender under this Agreement, and to assume the Commitments and other obligations of such Affected Lender hereunder, all in compliance with Section 8.02 (and such Affected Lender shall be required to consummate such sale and assignment). Such purchase and assumption shall be made pursuant to an Assignment and Acceptance. In the event that an Affected Lender does not execute an Assignment and Acceptance pursuant to this Section 11.04 within five (5) Business Days after receipt by such Affected Lender of notice of replacement pursuant to this Section 11.04 and presentation to such Affected Lender of an Assignment and Acceptance evidencing an assignment pursuant to this Section 11.04, such Affected Lender shall be deemed to have consented to the terms of such Assignment and Acceptance, and any such Assignment and Acceptance executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 8.02, Borrower, shall be effective for purposes of this Section 11.04 and Section 8.02. Upon any such assignment and payment, such Affected Lender shall no longer constitute a “Lender” for purposes of this Agreement or any other Loan Document (and shall be relieved of all of its rights, other than with respect to such rights to indemnities and similar rights applicable to such Affected Lender prior to the date of such purchase and assumption to the extent such rights expressly survive Payment in Full of Obligations) and shall be relieved from all of its Commitments, and the Replacement Lender shall succeed to the rights and Commitments of such Affected Lender hereunder.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officer as of the day and year first written above.
CCP AGENCY, LLC,
as Agent

By: Comvest Capital Advisors LLC, its Sole Member

By:	/s/ Tim Kim
Name: Tim Kim
Title: Partner

COMVEST CREDIT PARTNERS VI, L.P.,
as a Lender

By: Comvest Credit VI GP, L.P., its General Partner
By: Comvest Credit VI UGP, LLC, its General Partner

By:	/s/ Tim Kim
Name: Tim Kim
Title: Partner

COMVEST CREDIT PARTNERS VII LEVERED MASTER SCSP SICAV- RAIF, as a Lender

By: Comvest Credit Advisors, LLC, its Investment Manager

By:	/s/ Tim Kim
Name: Tim Kim
Title: Partner

COMVEST CREDIT PARTNERS VII MASTER SCSP SICAV-RAIF, as a Lender

By: Comvest Credit Advisors (Luxembourg), LLC, its Investment Manager

By:	/s/ Tim Kim
Name: Tim Kim
Title: Partner

(Signature Page to Credit Agreement)

JOHN HANCOCK COMVEST PRIVATE INCOME FUND, as a Lender

By:	/s/ Tim Kim
Name: Tim Kim
Title: Partner

SOUTH COVE FUNDING LLC, as a Lender

By:	/s/ Tim Kim
Name: Tim Kim
Title: Partner

SC CMV PRIVATE DEBT FUND L.P., as a Lender

By: Comvest Capital Advisors, LLC, its Attorney-in-Fact

By:	/s/ Tim Kim
Name: Tim Kim
Title: Partner

COMVEST CREDIT PARTNERS EVERGREEN FUND VINTAGE 3 SPV, LLC, as a Lender

By: Comvest Credit Partners Evergreen Fund, L.P., its Managing Member

By:	/s/ Tim Kim
Name: Tim Kim
Title: Partner

COMVEST CREDIT PARTNERS (M) 2023, L.P., as a Lender

By: Comvest Credit (M) 2023 GP, L.P., its General Partner
By: Comvest Credit (M) 2023 UGP, LLC, its General Partner

By:	/s/ Tim Kim
Name: Tim Kim
Title: Partner

Address for Notices to Lenders: On file with Agent

(Signature Page to Credit Agreement)

EHEALTHINSURANCE SERVICES, INC.,
as the Borrower

By:	/s/ John J. Dolan
Name: John J. Dolan
Title: Senior Vice President and Chief Financial Officer

AMPLIFY ENGAGEMENT SOLUTIONS INSURANCE AGENCY, LLC,
as the Parent

By:	/s/ John J. Dolan
Name: John J. Dolan
Title: Chief Financial Officer

(Signature Page to Credit Agreement)